UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.      )

Filed by the Registrant ☒                            Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12

THE WESTERN UNION COMPANY

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which the transaction applies:

(2)	Aggregate number of securities to which the transaction applies:

(3)	Per unit price or other underlying value of the transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of the transaction:

(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

THE WESTERN UNION COMPANY

12500 East Belford Avenue

Englewood, Colorado 80112

April 5, 2011

Dear Stockholder:

You are cordially invited to attend the 2011 Annual Meeting of Stockholders of The Western Union Company (the “Company”), to be held at 8:00 a.m., local time, on Friday, May 20, 2011, at 505 Fifth Avenue, 7th Floor, New York, NY 10017. A registration desk will open at 7:30 a.m.

The attached notice and proxy statement contain details of the business to be conducted at the annual meeting. In addition, the Company’s 2010 Annual Report, which is being made available to you along with the proxy statement, contains information about the Company and its performance. Directors and officers of the Company will be present at the annual meeting.

Your vote is important! Whether or not you plan to attend the annual meeting, please read the proxy statement and then vote, at your earliest convenience, by telephone or Internet, or request a proxy card to complete, sign and date and return by mail. Using the telephone or Internet voting systems, or mailing your completed proxy card, will not prevent you from voting in person at the meeting if you are a stockholder of record and wish to do so.

On behalf of the Board of Directors, I would like to express our appreciation for your continued interest in the Company.

Regards,

Hikmet Ersek

President and Chief Executive Officer

THE WESTERN UNION COMPANY

12500 East Belford Avenue

Englewood, Colorado 80112

(866) 405-5012

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD MAY 20, 2011

NOTICE IS HEREBY GIVEN that the 2011 Annual Meeting of Stockholders of The Western Union Company, a Delaware corporation (the “Company”), will be held at 8:00 a.m., local time, on Friday, May 20, 2011, at 505 Fifth Avenue, 7th Floor, New York, NY 10017, for the following purposes:

1.	Elect Hikmet Ersek, Jack M. Greenberg and Linda Fayne Levinson to serve as Class II members of the Company’s Board of Directors until our 2014 annual meeting of stockholders.

2.	Ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for 2011.

3.	Hold an advisory vote on executive compensation.

4.	Hold an advisory vote on the frequency of the vote on executive compensation.

5.	Consider a stockholder proposal described in the accompanying Proxy Statement, if properly presented at the 2011 annual meeting of stockholders.

6.	Transact any other business as may properly come before the meeting or any adjournment or postponement of the meeting.

The Board of Directors recommends the following votes:

•	FOR the election of all of the nominees for the Board of Directors.

•	FOR ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for 2011.

•

FOR approval of the resolution to approve, on an advisory basis, the compensation of the Company’s named executive officers, as described in the Compensation Discussion and Analysis section, the tabular disclosure regarding such compensation, and the accompanying narrative disclosure, set forth in this Proxy Statement.

•	FOR approval of an annual frequency for the stockholder advisory vote on executive compensation.

•	AGAINST the stockholder proposal described in the accompanying Proxy Statement, if properly presented at the 2011 annual meeting of stockholders.

Our stockholders of record on March 22, 2011 are entitled to notice of and to vote at the meeting and at any adjournment or postponement that may take place. A list of stockholders entitled to vote at the meeting will be available for the examination of any stockholder at the annual meeting and for ten days prior to the annual meeting at our principal executive offices located at 12500 East Belford Avenue, Englewood, Colorado 80112.

You are cordially invited to attend the annual meeting. To gain admission, you will need to show that you are a stockholder of the Company. All stockholders will be required to show valid, government-issued, picture identification or an employee badge issued by the Company. If your shares are registered in your name, your name will be compared to the list of registered stockholders to verify your share ownership. If your shares are in the name of your broker or bank, you will need to bring evidence of your share ownership, such as your most recent brokerage account statement or a legal proxy from your broker. If you do not have valid picture identification and proof that you own Company shares, you will not be admitted to the annual meeting of stockholders. All packages and bags are subject to inspection. Please note that the registration desk will open at 7:30 a.m. Please arrive in advance of the start of the meeting to allow time for identity verification.

Your vote is extremely important. We appreciate your taking the time to vote promptly. After reading the proxy statement, please vote, at your earliest convenience by telephone or Internet, or request a proxy card to complete, sign and return by mail. If you decide to attend the annual meeting and would prefer to vote by ballot, your proxy will be revoked automatically and only your vote at the annual meeting will be counted. YOUR SHARES CANNOT BE VOTED UNLESS YOU VOTE BY: (i) TELEPHONE; (ii) INTERNET; (iii) REQUESTING A PAPER PROXY CARD TO COMPLETE, SIGN AND RETURN BY MAIL; OR (iv) ATTENDING THE ANNUAL MEETING AND VOTING IN PERSON. Please note that all votes cast via telephone or the Internet must be cast prior to 12:00 p.m., Central Daylight Time on Thursday, May 19, 2011.

By Order of the Board of Directors

David L. Schlapbach
Executive Vice President, General Counsel and Secretary
April 5, 2011

YOUR VOTE IS IMPORTANT

PLEASE PROMPTLY VOTE BY TELEPHONE OR INTERNET, OR REQUEST A PROXY CARD TO COMPLETE, SIGN AND RETURN BY MAIL SO THAT YOUR SHARES MAY BE VOTED IN ACCORDANCE WITH YOUR WISHES AND SO THAT THE PRESENCE OF A QUORUM MAY BE ASSURED. YOUR PROMPT ACTION WILL AID THE COMPANY IN REDUCING THE EXPENSE OF PROXY SOLICITATION.

THE WESTERN UNION COMPANY

12500 East Belford Avenue

Englewood, Colorado 80112

(866) 405-5012

PROXY STATEMENT

The Board of Directors of The Western Union Company (“Western Union” or the “Company”) is soliciting your proxy to vote at the Annual Meeting of Stockholders to be held on May 20, 2011 at 8:00 a.m., local time, and any adjournment or postponement of that meeting. The meeting will be held at 505 Fifth Avenue, 7th Floor, New York, NY 10017.

In accordance with rules and regulations of the Securities and Exchange Commission (the “SEC”), instead of mailing a printed copy of our proxy materials to each stockholder of record or beneficial owner, we furnish proxy materials, which include this Proxy Statement and the accompanying Proxy Card, Notice of Meeting, and Annual Report to Stockholders, to our stockholders over the Internet unless otherwise instructed by the stockholder. If you received a Notice of Internet Availability of Proxy Materials by mail and would like to receive a printed copy of our proxy materials, you should follow the instructions for requesting such materials included in the Notice of Internet Availability of Proxy Materials.

The Notice of Internet Availability of Proxy Materials was first mailed on or before April 5, 2011 to all stockholders of record as of March 22, 2011 (the “Record Date”). The only voting securities of the Company are shares of the Company’s Common Stock, $0.01 par value per share (the “Common Stock”), of which there were 636,056,202 shares outstanding as of the Record Date.

The Company’s Annual Report to Stockholders, which contains consolidated financial statements for the year ended December 31, 2010, accompanies this Proxy Statement. You also may obtain a copy of the Company’s Annual Report on Form 10-K for the year ended December 31, 2010 that was filed with the SEC, without charge, by writing to Investor Relations, The Western Union Company, 12500 East Belford Avenue, Englewood, Colorado 80112. If you would like to receive a copy of any exhibits listed in the Company’s Annual Report on Form 10-K for the year ended December 31, 2010, please call (866) 405-5012 or submit a request in writing to Investor Relations at the above address, and the Company will provide you with the exhibits upon the payment of a nominal fee (which fee will be limited to the expenses we incur in providing you with the requested exhibits). The Company’s Annual Report on Form 10-K and these exhibits are also available in the “Investor Relations” section of www.westernunion.com.

THE PROXY PROCESS AND STOCKHOLDER VOTING

Why Did I Receive These Materials?

Our Board of Directors has made these materials available to you on the Internet or, upon your request, has delivered printed versions of these materials to you by mail, in connection with the Board’s solicitation of proxies for use at our 2011 annual meeting of stockholders, which will take place on May 20, 2011. Our stockholders are invited to attend the annual meeting and are requested to vote on the proposals described in this Proxy Statement.

What Does It Mean If I Receive More Than One Notice of Internet Availability of Proxy Materials or Proxy Card?

This means you hold shares of the Company in more than one way. For example, you may own some shares directly as a “Registered Holder” and other shares through a broker or you may own shares through more than one broker. In these situations you may receive multiple Notices of Internet Availability of Proxy Materials or, if

you request proxy materials to be delivered to you by mail, Proxy Cards. It is necessary for you to vote, sign and return all of the Proxy Cards or follow the instructions for any alternative voting procedure on each of the Notices of Internet Availability of Proxy Materials you receive in order to vote all of the shares you own. If you request proxy materials to be delivered to you by mail, each Proxy Card you receive will come with its own prepaid return envelope; if you vote by mail, make sure you return each Proxy Card in the return envelope which accompanied that Proxy Card.

Does My Vote Matter?

YES! We are required to obtain stockholder approval for the election of directors and other important matters. Each share of Common Stock is entitled to one vote and every share voted has the same weight. In order for the Company to obtain the necessary stockholder approval of proposals, a “quorum” of stockholders (a majority of the issued and outstanding shares entitled to vote) must be represented at the meeting in person or by proxy. If a quorum is not obtained, the Company must postpone the meeting and solicit additional proxies; this is an expensive and time-consuming process that is not in the best interest of the Company or its stockholders. Since few stockholders can spend the time or money to attend stockholder meetings in person, voting by proxy is important to obtain a quorum and complete the stockholder vote.

How Do I Vote?

By Telephone or Internet—You may vote your shares via telephone as instructed on the Proxy Card, or the Internet as instructed on the Proxy Card or the Notice of Internet Availability of Proxy Materials. The telephone and Internet procedures are designed to authenticate your identity, to allow you to vote your shares and confirm that your instructions have been properly recorded.

The telephone and Internet voting facilities will close at 12:00 p.m., Central Daylight Time, on May 19, 2011.

By Mail—If you request paper Proxy Cards by telephone or Internet, you may elect to vote by mail. If you elect to do so, you should complete, sign and date each Proxy Card you receive, indicating your voting preference on each proposal, and return each Proxy Card in the prepaid envelope which accompanied that Proxy Card. If you return a signed and dated Proxy Card but you do not indicate your voting preferences, your shares will be voted in accordance with the recommendations of the Board of Directors. By returning your signed and dated Proxy Card or providing instructions by the alternative voting procedure in time to be received for the 2011 annual meeting of stockholders, you authorize Hikmet Ersek and Scott T. Scheirman to act as your Proxies to vote your shares of Common Stock as specified.

At the Meeting—Shares held in your name as the stockholder of record may be voted by you in person at the annual meeting. Shares held beneficially on your behalf by a broker or agent may be voted by you in person at the annual meeting only if you obtain a legal proxy from the broker or agent that holds your shares giving you the right to vote the shares, and you bring such proxy to the annual meeting.

How Many Votes Are Required to Approve a Proposal?

The Company’s By-Laws require directors to be elected by the majority of votes cast with respect to such director in uncontested elections (the number of shares voted “for” a director must exceed the number of votes cast “against” that director). In a contested election (a situation in which the number of nominees exceeds the number of directors to be elected), the standard for election of directors will be a plurality of the shares represented in person or by proxy at any such meeting and entitled to vote on the election of directors.

The ratification of Ernst & Young LLP’s appointment as independent registered public accounting firm (Proposal 2), the advisory vote on executive compensation (Proposal 3), and the stockholder proposal (Proposal 5) set forth in this Proxy Statement require the affirmative vote of a majority of the shares of Common Stock represented at the annual meeting and entitled to vote thereon. The advisory vote on the frequency of the vote on executive compensation (Proposal 4) also requires the affirmative vote of a majority of the shares of Common Stock represented at the annual meeting and entitled to vote thereon. However, if none of the frequency options receive the vote of a majority of the shares of common stock represented at the annual meeting and entitled to vote thereon, the option receiving the greatest number of votes will be considered the frequency recommended by the Company’s stockholders.

What Is The Effect Of Not Voting?

It depends on how ownership of your shares is registered and the proposal to be voted upon. If you own shares as a Registered Holder, rather than through a broker, your unvoted shares will not be represented at the meeting and will not count toward the quorum requirement. Except as described below, assuming a quorum is obtained, your unvoted shares will not affect whether a proposal is approved or rejected.

If you own shares through a broker and do not vote, your broker may represent your shares at the meeting for purposes of obtaining a quorum. As described in the answer to the following Question, in the absence of your voting instruction, your broker may or may not vote your shares.

If I Don’t Vote, Will My Broker Vote For Me?

If you own your shares through a broker and you don’t vote, your broker may vote your shares in its discretion on some “routine matters.” With respect to other proposals, however, your broker may not be able to vote your shares for you. With respect to these proposals, the aggregate number of unvoted shares is reported as the “broker non-vote.” “Broker non-vote” shares are counted toward the quorum requirement but they do not affect the determination of whether a matter is approved. The Company believes that the proposal to ratify Ernst & Young LLP’s appointment as independent registered public accounting firm (Proposal 2) set forth in this Proxy Statement is a routine matter on which brokers will be permitted to vote any unvoted shares.

Other than Proposal 2, all other proposals set forth in this Proxy Statement are not considered routine matters and brokers may not vote on behalf of their clients if no voting instructions have been furnished. Please vote your shares on all proposals.

How Are Abstentions Treated?

Whether you own your shares as a Registered Holder or through a broker, abstentions are counted toward the quorum requirement and are counted as votes “against” a proposal, other than the proposal for the election of directors.

If I Own My Shares Through A Broker, How Is My Vote Recorded?

Brokers typically own shares of Common Stock for many stockholders. In this situation the Registered Holder on the Company’s stock register is the broker or its nominee. This often is referred to as holding shares in “Street Name.” The “Beneficial Owners” do not appear in the Company’s stockholder register. If you hold your shares in Street Name, and elect to vote via telephone or the Internet, your vote will be submitted to your broker. If you request paper Proxy Cards and elect to vote by mail, the accompanying return envelope is addressed to return your executed Proxy Card to your broker. Shortly before the meeting, each broker totals the votes submitted by telephone, Internet or mail by the Beneficial Owners for whom it holds shares, and submits a Proxy Card reflecting the aggregate votes of such Beneficial Owners.

Is My Vote Confidential?

In accordance with the Company’s Corporate Governance Guidelines, the vote of any stockholder will not be revealed to anyone other than a non-employee tabulator of votes or an independent election inspector, except (i) as necessary to meet applicable legal and stock exchange listing requirements, (ii) to assert claims for or defend claims against the Company, (iii) to allow the Inspectors of Election to certify the results of the stockholder vote, (iv) in the event a proxy, consent or other solicitation in opposition to the voting recommendation of the Board of Directors takes place, (v) if a stockholder has requested that his or her vote be disclosed, or (vi) to respond to stockholders who have written comments on Proxy Cards.

Can I Revoke My Proxy And Change My Vote?

Yes. You have the right to revoke your proxy at any time prior to the time your shares are voted. If you are a Registered Holder, your proxy can be revoked in several ways: (i) by timely delivery of a written revocation delivered to the Corporate Secretary, (ii) by timely submission of another valid proxy bearing a later date (including through any alternative voting procedure described on the Notice of Internet Availability of Proxy Materials or Proxy Card), or (iii) by attending the meeting and giving the Inspectors of Election notice that you intend to vote your shares in person. If your shares are held by a broker, you must contact your broker in order to revoke your proxy.

Will Any Other Business Be Transacted At The Meeting? If So, How Will My Proxy Be Voted?

Management does not know of any business to be transacted at the annual meeting of stockholders other than those matters described in this Proxy Statement. The period specified in the Company’s By-Laws for submitting additional proposals to be considered at the meeting has passed and there are no such proposals to be considered. However, should any other matters properly come before the meeting, and any adjournments and postponements thereof, shares with respect to which voting authority has been granted to the Proxies will be voted by the Proxies in accordance with their judgment.

Who Counts The Votes?

Votes will be counted and certified by the Inspectors of Election, who are employees of Wells Fargo Bank, N.A., the Company’s Transfer Agent and Registrar. If you are a Registered Holder, your telephone or Internet vote is submitted, or your executed Proxy Card is returned, directly to Wells Fargo for tabulation. As noted above, if you hold your shares through a broker, your broker returns a single Proxy Card to Wells Fargo on behalf of its clients.

How Much Does The Proxy Solicitation Cost?

The Company has engaged the firm of Morrow & Co., LLC, 470 West Ave, Stamford, Connecticut 06902 to assist in distributing and soliciting proxies for a fee of $9,000, plus expenses. However, the proxy solicitor fee is only a small fraction of the total cost of the proxy process. The largest expense in the proxy process is printing and mailing the proxy materials. The Company will also reimburse brokers, fiduciaries and custodians for their costs in forwarding proxy materials to Beneficial Owners of our Common Stock. Proxies also may be solicited on behalf of the Company by directors, officers or employees of the Company in person or by mail, telephone or facsimile transmission. No additional compensation will be paid to such directors, officers, or employees for soliciting proxies. The Company will bear the entire cost of solicitation of proxies, including the preparation, assembly, printing and mailing of the Notice of Internet Availability of Proxy Materials, and this Proxy Statement and the accompanying Proxy Card, Notice of Meeting, and Annual Report to Stockholders.

IMPORTANT NOTICE REGARDING THE AVAILABILITY

OF PROXY MATERIALS

The Company’s Proxy Statement and Annual Report to Stockholders are available at www.ematerials.com/wu for Registered Holders and at www.proxyvote.com for Beneficial Owners. To access such materials, you will need the control/identification numbers provided to you in your Notice of Internet Availability of Proxy Materials or your Proxy Card.

BOARD OF DIRECTORS INFORMATION

In accordance with applicable Delaware law, the business of the Company is managed under the direction of its Board of Directors. Pursuant to the Company’s Amended and Restated Certificate of Incorporation, the Board of Directors is to consist of not less than one nor more than 15 directors. Directors are divided into three classes and directors in each class are elected for a three-year term. During 2010, the Board of Directors met six times (not including committee meetings). Each of the directors attended at least 75% of the aggregate number of meetings of the Board and Board committees on which they served during 2010.

Board of Directors Members

Name and Age	Principal Occupation, Business Experience and Directorships	Experience, Qualifications, Attributes and Skills Supporting Directorship Position on the Company’s Board*	Director Since
Dinyar S. Devitre Age 63	Special Advisor to General Atlantic LLC since June 2008. Mr. Devitre served as Senior Vice President and Chief Financial Officer of Altria Group, Inc. from March 2002 until March 2008. From 2001 to 2002, Mr. Devitre served as a private business consultant and from 1998 to 2001, he was Executive Vice President at Citibank in Europe. He started with the Altria Group companies in 1970 and served in a variety of positions, including President Philip Morris, Asia, Chairman and Chief Executive Officer Philip Morris, Japan, and Senior Vice President, Corporate Planning, Philip Morris Companies, Inc. from 1995 to 1998. Mr. Devitre was a director of Kraft Foods Inc. from September 2002 to May 2007, and is a director of SABMiller plc, Altria Group, Inc. and Emdeon Inc. Mr. Devitre’s term expires in 2013.	Mr. Devitre brings to the Board experience as the chief financial officer of a large U.S.-based multinational company, as an executive and director of large consumer goods corporations subject to regulation in multiple jurisdictions and as an executive of a financial services company. Mr. Devitre has experience with complex capital structures and related issues. Mr. Devitre also provides the Board with diversity in viewpoint as a native of India who has lived and worked in many countries.	2006

Name and Age	Principal Occupation, Business Experience and Directorships	Experience, Qualifications, Attributes and Skills Supporting Directorship Position on the Company’s Board*	Director Since
Hikmet Ersek Age 50	President and Chief Executive Officer of the Company since September 2010. Prior to taking this position, Mr. Ersek served as our Chief Operating Officer since January 2010. From December 2008 to December 2009, Mr. Ersek served as the Company’s Executive Vice President and Managing Director, Europe, Middle East, Africa and Asia Pacific Region. From September 2006 to December 2008, Mr. Ersek served as the Company’s Executive Vice President and Managing Director, Europe/Middle East/Africa/South Asia. Prior to September 2006, Mr. Ersek held various positions of increasing responsibility with Western Union. Before joining Western Union in September 1999, Mr. Ersek was with GE Capital and Europay/MasterCard specializing in European payment systems and consumer finance. Mr. Ersek’s term expires in 2011.	Mr. Ersek is the only Director who is also an executive of the Company. Mr. Ersek provides his insight as the Company’s leader, and from his prior roles as the Company’s Chief Operating Officer and leader in the Company’s Europe, Middle East, Africa and Asia Pacific region, a significant area for the Company. Mr. Ersek provides many years of international payment systems sales, marketing, distribution and operations insight from his experience with the Company, GE Capital and Europay/MasterCard.	2010

Jack M. Greenberg Age 68	Non-Executive Chairman of the Board of Directors. He was Chairman (from May 1999) and Chief Executive Officer (from August 1998) of McDonald’s Corporation until December 2002. Mr. Greenberg joined McDonald’s Corporation as Executive Vice President and Chief Finance Officer and as a member of the Board of Directors in 1982. He served as a director of First Data from 2003 to 2006 and as a director of Abbott Laboratories from 2001 to 2007. Mr. Greenberg is a director of The Allstate Corporation, Hasbro, Inc., Innerworkings, Inc., where he serves as Chairman of the Board, and Manpower Inc. Mr. Greenberg’s term expires in 2011.	Mr. Greenberg’s experience as the Chairman and Chief Executive Officer of McDonald’s Corporation is supportive of his role as Non-Executive Chairman of the Board. He has experience working with large, global distribution networks, similar to the Company’s agent network, and consumer marketing, pricing and trend analysis. Mr. Greenberg brings to the Board experience as the chief financial officer of a large U.S.-based multinational company. He is also a certified public accountant and an attorney. Mr. Greenberg is the only Director who was a director of the Company’s former parent company, which provides historical context for the Company’s operations.	2006

Name and Age	Principal Occupation, Business Experience and Directorships	Experience, Qualifications, Attributes and Skills Supporting Directorship Position on the Company’s Board*	Director Since
Betsy D. Holden Age 55	Senior Advisor to McKinsey & Company since April 2007. Ms. Holden served as President, Global Marketing and Category Development of Kraft Foods Inc., a food business unit of Altria Group, Inc., from January 2004 through June 2005, Co-Chief Executive Officer of Kraft Foods Inc. from March 2001 until December 2003, and President and Chief Executive Officer of Kraft Foods North America from May 2000 until December 2003. Ms. Holden began her career at General Foods in 1982. She currently serves as a director of Tribune Company and Diageo plc. Ms. Holden’s term expires in 2013.	Ms. Holden brings to the Board experience as a chief executive officer of a large U.S.-based multinational company and provides the Board with insights into consumer marketing and brand management from her years of experience with Kraft Foods. She is familiar with the challenges of operating in a highly regulated industry. Her current role as Senior Advisor to McKinsey & Company is focused on strategy, marketing, innovation and board effectiveness initiatives across a variety of industries.	2006

Alan J. Lacy Age 57	Senior Advisor to Oak Hill Capital Partners since July 2007. Mr. Lacy is the former Vice Chairman and Chief Executive Officer of Sears Holdings Corporation, which formed as a result of the merger of Sears, Roebuck and Co. and Kmart Holding Corporation. He served as Vice Chairman from March 2005 through July 2006 and as Chief Executive Officer from March 2005 through September 2005. He previously served Sears, Roebuck and Co. as Chairman of the Board from December 2000, and as President and Chief Executive Officer from October 2000. Mr. Lacy was the Chairman of the Board of Sears Canada, Inc. from 2000 through 2006. Mr. Lacy is a director of Bristol-Myers Squibb Company, Dave & Buster’s, Inc. and The Hillman Companies, Inc., and a Trustee of Fidelity Funds. Mr. Lacy’s term expires in 2011 and he has declined to stand for re-election.	Mr. Lacy has experience running a retail business with a broad distribution network in a highly competitive environment. Mr. Lacy brings to the Board and management the perspective gained from his experience as a chief executive officer and chief financial officer of a large U.S.-based multinational company. He has experience with companies which offer consumer products and services, including financial services.	2006

Name and Age	Principal Occupation, Business Experience and Directorships	Experience, Qualifications, Attributes and Skills Supporting Directorship Position on the Company’s Board*	Director Since
Linda Fayne Levinson Age 69	An advisor to professionally funded, privately held ventures. Ms. Fayne Levinson was Non-Executive Chair of the Board of Connexus, Inc., formerly VendareNetblue, a privately held online marketing company until May 2010 when it was merged with Epic Advertising. From February through July 2006, Ms. Fayne Levinson was both Chair and Interim CEO of Vendare Media. From 1997 until May 2004, Ms. Fayne Levinson was a partner at GRP Partners, a venture capital firm, investing in early stage technology companies in the financial services, internet media and online retail sectors. Earlier in her career, Ms. Fayne Levinson was an executive at American Express and a partner at McKinsey & Company. She is a director of NCR Corporation, Jacobs Engineering Group Inc., Ingram Micro, Inc., and DemandTec, Inc. Ms. Fayne Levinson’s term expires in 2011.	Ms. Fayne Levinson provides a combination of consumer payments business experience with that of emerging technology and online retail services companies. She also provides general management experience from her time at American Express, strategic experience as a former McKinsey partner, and investment experience from her time as a venture capital investor. Each of these areas is central to the Company’s business. Ms. Fayne Levinson also has substantial experience with respect to executive compensation matters and corporate governance, which is beneficial in her role as Chair of the Company’s Compensation and Benefits Committee.	2006

Roberto G. Mendoza Age 65	Senior Managing Director of Atlas Advisors LLC, an independent global investment banking firm, since March 2010. Previously, Mr. Mendoza co-founded Deming Mendoza & Co., LLC, a corporate finance advisory firm, and served as one of its partners from February 2009 to March 2010. Mr. Mendoza served as Non-Executive Chairman of Trinsum Group from February 2007 to November 2008. In January 2007, Trinsum Group was formed as a result of a merger of Marakon Associates and Integrated Finance Limited, a financial advisory company which Mr. Mendoza co-founded and of which he served as Chairman of the Board and Managing Director from 2002 to February 2007. He also served as Managing Director of Goldman Sachs from September 2000 to February 2001. From 1967 to 2000, Mr. Mendoza held positions at J.P. Morgan & Co. Inc., serving from 1990 to 2000 as director and Vice Chairman of the Board. Mr. Mendoza served as Chairman of Egg plc from May 2000 to February 2006, and as a director of Prudential plc from May 2000 to May 2007, and of PARIS RE Holdings Limited from January 2007 to September 2009. He currently serves as a director of PartnerRe Ltd. and Manpower Inc. Mr. Mendoza’s term expires in 2012.	Mr. Mendoza has substantial experience in investment banking and financial services. He is familiar with and has designed highly complex capital structures. Mr. Mendoza also provides the Board with diversity in viewpoint as a Latin-American who has lived and worked both in the U.S. and abroad.	2006

Name and Age	Principal Occupation, Business Experience and Directorships	Experience, Qualifications, Attributes and Skills Supporting Directorship Position on the Company’s Board*	Director Since
Michael A. Miles, Jr. Age 49	President of Staples, Inc. since January 2006 and Chief Operating Officer since September 2003. Prior to that, Mr. Miles was Chief Operating Officer, Pizza Hut for Yum! Brands, Inc. from January 2000 to August 2003. From 1996 to 1999, he served Pizza Hut as Senior Vice President of Concept Development & Franchise. Mr. Miles’ term expires in 2012.	Mr. Miles is an executive of an expanding consumer goods retailer. He has experience with large acquisitions outside of the U.S. and franchise distribution networks, which are similar to the Company’s agent network. Mr. Miles also brings U.S. and European operational expertise to the board discussions.	2006

Dennis Stevenson Age 65	Chairman of HBOS plc, based in the United Kingdom, from June 2001 to January 2009. Mr. Stevenson has served as a director of Loudwater Investment Partners Ltd., also based in the United Kingdom, since January 2007. Mr. Stevenson was Chairman of Pearson plc from 1997 to October 2005 and a director of Manpower Inc. from 1988 to April 2006. Mr. Stevenson’s term expires in 2012.	Mr. Stevenson has extensive experience running large multi-national corporations outside of the U.S. Based in the United Kingdom, he provides perspective regarding the European business and regulatory environment, critically important given the increasing percentage of the Company’s revenues associated with Europe.	2006

Wulf von Schimmelmann Age 64	Chief Executive Officer of Deutsche Postbank AG, a Germany-based financial services provider, from 1999 to June 2007. Before that, Mr. von Schimmelmann was a member of the Board of Managing Directors at BHF-Bank in Frankfurt am Main, where he was responsible for investment banking, payment transactions and corporate customers. Mr. von Schimmelmann is Chair of the Supervisory Board of Deutsche Post AG, a member of the Supervisory Board of Maxingvest AG, and a director of Accenture Ltd. Mr. von Schimmelmann served as Chair of the Supervisory Board of BAWAG P.S.K. from 2007 to 2009, and as a member of the Supervisory Board of Deutsche Telekom AG from 2006 to 2009. Mr. von Schimmelmann’s term expires in 2013.	Mr. von Schimmelmann brings to the Board experience as a chief executive officer of a large German multinational company. He has experience running a consumer-focused financial services business which was also an agent of the Company. This provides a perspective to the Board of one of the Company’s largest external constituent groups. Mr. von Schimmelmann has also operated in highly regulated financial services industries in a European jurisdiction. He also provides the viewpoint of a European who has also worked in the U.S.	2009

*	The Board selects nominees for Director on the basis of experience, integrity, skills, diversity, ability to make independent analytical inquiries, understanding of the Company’s business environment and willingness to devote adequate time to Board duties, all in the context of an assessment of the perceived needs of the Board at a given point in time. In addition to the individual attributes of each of the directors described in the preceding table, the Company highly values the collective business experience and qualifications of the directors. We believe that the experiences, viewpoints and perspectives of our directors result in a Board with the commitment and energy to advance the interests of our stockholders.

Proposal 1

ELECTION OF DIRECTORS

The Board of Directors is divided into three classes serving staggered three-year terms. The terms of office of Mr. Ersek, Mr. Greenberg and Ms. Fayne Levinson expire at the 2011 annual meeting of stockholders. The term of office of Mr. Alan J. Lacy also expires at the 2011 annual meeting of stockholders and he has declined to stand for re-election. The Board of Directors appointed Mr. Ersek as a director in April 2010, subject to election by the stockholders at the 2011 annual meeting. Mr. Ersek has been nominated for election and Mr. Greenberg and Ms. Fayne Levinson have been nominated for re-election through the 2014 annual meeting of stockholders or until a successor is elected and qualified. (See the “Board of Directors Information” section of this Proxy Statement for information concerning all directors.) In the case of a vacancy occurring during the year in any class, the Board of Directors may elect another director as a replacement, may leave the vacancy unfilled or may reduce the number of directors.

The terms of Mr. Mendoza, Mr. Miles and Mr. Stevenson expire at the 2012 annual meeting of stockholders. The terms of Mr. Devitre, Ms. Holden and Mr. von Schimmelmann expire at the 2013 annual meeting of stockholders.

A stockholder may (i) vote for the election of a nominee, (ii) vote against the election of a nominee or (iii) abstain from voting for a nominee. Your shares will be voted as you instruct via the telephone or Internet voting procedure described on the Proxy Card or the Notice of Internet Availability of Proxy Materials, or as you specify on your Proxy Card(s) if you elect to vote by mail. If you sign, date and return the Proxy Card without specifying how you want your shares voted, they will be voted for the election of the director nominees. If unforeseen circumstances (such as death or disability) require the Board of Directors to substitute another person for any of the director nominees, your shares will be voted for that other person.

The Company’s By-Laws require directors to be elected by the majority of votes cast with respect to such director in uncontested elections (the number of shares voted “for” a director must exceed the number of votes cast “against” that director). In a contested election (a situation in which the number of nominees exceeds the number of directors to be elected), the standard for election of directors will be a plurality of the shares represented in person or by proxy at any such meeting and entitled to vote on the election of directors.

Under the Company’s By-Laws, if an incumbent director is not elected, the director will promptly tender his or her resignation to the Board of Directors. The Corporate Governance and Public Policy Committee will make a recommendation to the Board of Directors as to whether to accept or reject the resignation of such incumbent director, or whether other action should be taken. The Board of Directors will act on the resignation, taking into account the committee’s recommendation, and publicly disclose (by a press release, a filing with the Securities Exchange Commission or other broadly disseminated means of communication) its decision regarding the tendered resignation and the rationale behind the decision within 90 days following certification of the election results. If such incumbent director’s resignation is not accepted by the Board of Directors, such director will continue to serve until the next annual meeting and until his or her successor is duly elected or his or her earlier resignation or removal.

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE TO RE-ELECT MR. GREENBERG AND MS. FAYNE LEVINSON AND TO ELECT MR. ERSEK AS DIRECTORS TO SERVE UNTIL THE 2014 ANNUAL MEETING OF STOCKHOLDERS.

CORPORATE GOVERNANCE

Independence of Directors

The Board of Directors has adopted Corporate Governance Guidelines, which contain the standards that the Board of Directors will use to determine whether a director is independent. A director is not independent under these categorical standards if:

•

The director is, or has been within the last three years, an employee of Western Union, or an immediate family member of the director is, or has been within the last three years, an executive officer of Western Union.

•

The director has received, or has an immediate family member who has received, during any twelve-month period within the last three years, more than $120,000 in direct compensation from Western Union, other than director and committee fees and pension or other forms of deferred compensation for prior service (provided such compensation is not contingent in any way on continued service).

•

(i) The director is a current partner or employee of a firm that is Western Union’s internal or external auditor; (ii) the director has an immediate family member who is a current partner of such a firm; (iii) the director has an immediate family member who is a current employee of such a firm and personally works on Western Union’s audit; or (iv) the director or an immediate family member was within the last three years a partner or employee of such firm and personally worked on Western Union’s audit within that time.

•

The director or an immediate family member is, or has been within the last three years, employed as an executive officer of another company where any of Western Union’s present executive officers at the same time serves or served on that company’s compensation committee.

•

The director is a current employee, or an immediate family member is a current executive officer, of a company that has made payments to, or received payments from, Western Union for property or services in an amount which, in any of the last three fiscal years, exceeded the greater of $1 million or 2% of such other company’s consolidated gross revenues.

•

The director is a current employee, or an immediate family member is a current executive officer, of a company which was indebted to Western Union, or to which Western Union was indebted, where the total amount of either company’s indebtedness to the other, in any of the last three fiscal years, exceeded 5% or more of such other company’s total consolidated assets.

•

The director or an immediate family member is a current officer, director or trustee of a charitable organization where Western Union’s (or an affiliated charitable foundation’s) annual discretionary charitable contributions to the charitable organization, in any of the last three fiscal years, exceeded the greater of $1 million or 5% of such charitable organization’s consolidated gross revenues.

In determining the independence of the directors, the Board believes that the following relationships, considered individually, are immaterial for purposes of determining independence and will review all other relationships on a case by case basis to determine the independence of the director:

•	Owning or holding Western Union Common Stock or options to acquire Western Union Common Stock in accordance with Western Union’s equity compensation plans.

•	Service as an officer or employee of Western Union or its subsidiaries that ended more than three years ago.

•	Employment or affiliation with the auditor of Western Union by a director or immediate family member who personally worked on Western Union’s audit that ended more than three years ago.

•	Having a family member that is an employee of Western Union as long as such individual has not been an executive officer of Western Union within the last three years.

The Board has reviewed the independence of the current directors under these standards and the rules of the New York Stock Exchange and found Mr. Devitre, Mr. Greenberg, Ms. Holden, Mr. Lacy, Ms. Fayne Levinson, Mr. Mendoza, Mr. Miles, Mr. Stevenson and Mr. von Schimmelmann to be independent. In making its determination, the Board considered that the Company has received consulting services from McKinsey & Co., where Ms. Holden is an independent contractor with the title of Senior Advisor. The Board found this relationship to be immaterial to Ms. Holden’s independence because Ms. Holden is not an employee of McKinsey & Co., and the amounts paid to McKinsey & Co. in each of its last two fiscal years were significantly less than 1% of its annual revenue. Further, the Board considered that the Company recently, as the result of a competitive bid process, entered into a relationship with a subsidiary of Staples, Inc., where Mr. Miles serves as President and Chief Operating Officer, pursuant to which Staples will serve as the Company’s office supply vendor. The Board found this relationship to be immaterial to Mr. Miles’ independence because the Company anticipates that the annual amount to be paid to Staples pursuant to the arrangement will be significantly less than 1% of its annual revenue.

Board Leadership Structure and Role in Risk Oversight

The Board has a non-executive Chairman. This position is independent from management. The Chairman sets the agendas for and presides over the Board meetings as well as meetings of the independent directors. The Chief Executive Officer is a member of the Board and participates in its meetings. The Board believes that this leadership structure is appropriate for the Company at this time because it allows for independent oversight of management, increases management accountability and encourages an objective evaluation of management’s performance relative to compensation.

The Board regularly devotes time during its meetings to review and discuss the most significant risks facing the Company, and management’s process for identifying, prioritizing and responding to those risks. During these discussions, the Chief Executive Officer, the General Counsel and the Chief Financial Officer present management’s process for assessment of risks, a description of the most significant risks facing the Company and any mitigating factors, plans or policies in place to address and monitor those risks. The Board has also delegated risk oversight authority to its committees.

Consistent with the New York Stock Exchange listing standards, to which the Company is subject, the Audit Committee bears responsibility for oversight of the Company’s policies with respect to risk assessment and risk management and must discuss with management the major financial risk exposures facing the Company and the steps the Company has taken to monitor and control such exposures. The Audit Committee is also responsible for the oversight of the Company’s compliance with legal and regulatory requirements, which represent many of the most significant risks the Company faces. During the Audit Committee’s discussion of risk, the Company’s Chief Executive Officer, General Counsel, Chief Financial Officer, Chief Compliance Officer, and Internal Auditor present information and participate in discussions with the Audit Committee regarding risk and risk management.

While the Board committee with primary oversight of risk is the Audit Committee, the Board has delegated to other committees the oversight of risks within their areas of responsibility and expertise. For example, in light of the breadth and number of responsibilities that the Audit Committee must oversee, and the importance of the evaluation and management of risk related to the Company’s compliance programs and policies associated with anti-money laundering laws, including investigations or other matters that may arise in relation to such laws, the Board delegated oversight of those risks to the Corporate Governance and Public Policy Committee, which reports regularly on these matters to the Audit Committee. During the Corporate Governance and Public Policy Committee’s discussions of these matters, each of the General Counsel and Chief Compliance Officer regularly present to and participate in discussions with the Corporate Governance and Public Policy Committee. In addition, the Compensation and Benefits Committee of the Board of Directors oversees the risks associated with the Company’s compensation practices, including an annual review of the Company’s risk assessment of its compensation policies and practices for its employees and the Company’s succession planning process.

Committees of the Board of Directors

The members of each Board Committee are indicated in the table below.

Director	Audit		Corporate Governance and Public Policy		Compensation and Benefits
Dinyar S. Devitre	X	(1)
Hikmet Ersek
Jack M. Greenberg
Betsy Holden			X		X
Alan J. Lacy	X		X	(1)
Linda Fayne Levinson	X				X	(1)
Roberto Mendoza	X				X
Michael A. Miles, Jr.			X
Dennis Stevenson			X		X
Wulf von Schimmelmann			X		X

(1)	Chairperson

Board and Committee Governing Documents

Each committee operates under a charter approved by the Board. The Company’s Audit Committee Charter, Compensation and Benefits Committee Charter, Corporate Governance and Public Policy Committee Charter and Corporate Governance Guidelines are available without charge through the “Investor Relations, Corporate Governance” portion of the Company’s web site, www.westernunion.com, or by writing to the attention of: Investor Relations, The Western Union Company, 12500 East Belford Avenue, Mailstop M21A2, Englewood, Colorado 80112.

Audit Committee

The Audit Committee consists of three or more directors, each of whom the Board has determined has no material relationship with the Company and is otherwise “independent” under the rules of the New York Stock Exchange. No director may serve as a member of the Audit Committee if such director serves on the audit committees of more than two other public companies unless the Board determines that such simultaneous service would not impair the ability of such director to effectively serve on the Audit Committee. Currently, none of the Audit Committee members serve on more than three audit committees (including the Company’s Audit Committee). All Audit Committee members must be financially literate, and at least one member must have accounting or related financial management expertise. The Board of Directors has determined that Mr. Devitre is an audit committee financial expert as defined by Item 407(d)(5) of Regulation S-K. The Audit Committee assists the Board of Directors in fulfilling its oversight responsibilities with respect to: (i) the integrity of the Company’s consolidated financial statements, (ii) the Company’s compliance with legal and regulatory requirements, including the Company’s disclosure controls and procedures, (iii) the independent registered public accounting firm’s qualifications and independence, and (iv) the performance of the Company’s internal audit function and independent registered public accounting firm.

The Audit Committee has established a policy to pre-approve all audit and non-audit services provided by the independent registered public accounting firm, and to pre-approve certain services provided by the other “big four” accounting firms, Deloitte Touche Tohmatsu, KPMG and PricewaterhouseCoopers. These services include audit services, audit-related services, tax services and other services. Pre-approval is generally provided for up to one year. Any pre-approval is detailed as to the particular service or category of services and is subject to a specific budget. Once pre-approved, the services and pre-approved amounts are monitored against actual charges incurred and modified if appropriate. During 2010, the Audit Committee met 12 times.

Compensation and Benefits Committee

The Compensation and Benefits Committee (the “Compensation Committee”) consists of two or more directors, each of whom the Board has determined has no material relationship with the Company and is otherwise independent under the rules of the New York Stock Exchange. Each member of the Compensation Committee also meets the definitions of “outside director” under Section 162(m) of the Internal Revenue Code and “non-employee director” under Rule 16b-3 under the Securities Exchange Act of 1934, as amended.

Pursuant to its charter, the Compensation Committee has the authority to administer, interpret and take any actions it deems appropriate in connection with any incentive compensation or equity based plans of the Company, any salary or other compensation plans for officers and other key employees of the Company and any employee benefit or fringe benefit plans, programs or policies of the Company. In addition to other duties which may be assigned by the Board, the Compensation Committee is responsible for (i) in consultation with senior management, establishing the Company’s general compensation philosophy, and overseeing the development and implementation of compensation policies, including reviewing and approving incentive compensation and equity-based plans of the Company that are subject to Board approval and recommending to the Board compensation for non-executive directors, (ii) with input from the Board of Directors, reviewing and approving corporate goals and objectives relevant to the compensation of the Chief Executive Officer and other executive officers, evaluating the performance of the Chief Executive Officer and other executive officers in light of those goals and objectives, and setting the Chief Executive Officer’s and other executive officers’ compensation levels based on this evaluation and such other factors as the Compensation Committee deems appropriate and in the best interests of the Company, (iii) to the extent permitted by law, establishing, overseeing and delegating authority to employee committees with respect to employee compensation or benefit plans, except with respect to awards to anyone subject to Section 16 of the Securities Exchange Act of 1934, (iv) overseeing regulatory compliance with respect to compensation matters, (v) reviewing and making recommendations to the Board regarding severance or similar termination payments to any current or former executive officer of the Company which are outside of the scope of the Company’s executive severance/change in control policy, (vi) approving grants and/or awards of options, restricted stock, restricted stock units and other forms of equity-based compensation under the Company’s equity-based plans, (vii) reviewing with management and preparing an annual report regarding the Company’s Compensation Discussion and Analysis to be included in the Company’s proxy statement and annual report, (viii) reporting activities of the Compensation Committee to the Board of Directors on a regular basis and reviewing issues with the Board as the Compensation Committee deems appropriate, (ix) preparing an annual performance evaluation of the Compensation Committee and periodically reviewing and assessing the adequacy of its charter and (x) in consultation with the Chief Executive Officer, reviewing management succession planning.

The Compensation Committee delegates certain of its responsibilities to four sub-committees comprised of employees of the Company with appropriate technical expertise. The Compensation Committee maintains responsibility to monitor the sub-committees, including those with fiduciary responsibilities, such as investment and plan administration duties. The sub-committees report periodically to the Compensation Committee. The four sub-committees are:

Investment Council—responsible for investment and asset management of the Company’s Retirement and funded Health and Welfare benefit programs.

Employee Benefits Committee—responsible for the administration, compliance and operation of the Company’s Retirement and Health and Welfare benefit programs and policies.

Plan Design Committee—responsible for all strictly non-fiduciary settlor capacity functions related to the Company’s Retirement and Health and Welfare benefit programs and policies.

Equity Plan Committee—responsible for the administration, compliance and operation of the Company’s Global Equity programs and policies.

As noted above, the Compensation Committee consults with senior management in establishing the Company’s general compensation philosophy. The Chief Executive Officer and Executive Vice President of Human Resources work with the compensation consultant engaged by the Compensation Committee to develop executive compensation recommendations for the Compensation Committee. In addition, pursuant to the Company’s human resources policies, the Chief Executive Officer must approve new hire and salary adjustments for all employees earning in excess of $300,000 per year and equity grants to all employees.

The Compensation Committee regularly consults with outside compensation advisors in performing its duties. In 2008, the Compensation Committee retained Frederic W. Cook & Co. to assist with the Company’s on-going compensation philosophy, to provide executive and director compensation consulting services and other matters. The Compensation Committee has the authority to retain and dismiss compensation consultants, as well as to establish the scope of the consultant’s work. While the consultant reports to the Compensation Committee chair, the consultant works with the Company’s human resources staff and executive management as approved by the Compensation Committee chair. The consultant does not discuss analysis or recommendations related to the compensation of the Company’s Chief Executive Officer with the human resources staff or executive management without the express prior approval of the Compensation Committee chair.

The Compensation Committee, pursuant to its charter, regularly reviews and recommends to the Board of Directors compensation for the non-employee directors. The levels of compensation for non-employee directors were adjusted in 2010, as described in the Compensation of Directors section below.

During 2010, the Compensation Committee met seven times.

Corporate Governance and Public Policy Committee

The Corporate Governance and Public Policy Committee consists of two or more directors who have no material relationship with the Company and are otherwise independent under the rules of the New York Stock Exchange. All of the members of the Corporate Governance and Public Policy Committee meet the independence standards set forth in the rules of the New York Stock Exchange. The Corporate Governance and Public Policy Committee is responsible for (i) establishing criteria for new director and committee membership, (ii) in consultation with the Chairman of the Board or the Chief Executive Officer, assessing, considering and recruiting candidates to fill positions on the Board of Directors, (iii) recommending the director nominees for approval by the Board of Directors and the stockholders, (iv) establishing and recommending to the Board of Directors guidelines for the removal of directors and rotation of members among committees, (v) recommending to the Board of Directors corporate governance guidelines addressing, among other matters, the size, composition and responsibilities of the Board of Directors and its committees, (vi) reviewing at least annually and recommending modifications to the Board of Directors corporate governance guidelines, (vii) advising the Board of Directors with respect to the charters, structure, operations and membership qualifications for the various committees of the Board of Directors, (viii) overseeing the development and implementation of an orientation and continuing education program for directors, (ix) establishing and implementing self-evaluation procedures for the Board of Directors and its committees, (x) reviewing stockholder proposals submitted for inclusion in the Company’s Proxy Statement, (xi) reviewing the Company’s related persons transaction policy, and as necessary, reviewing specific related person transactions, (xii) reviewing and advising the Board of Directors regarding matters of public policy and social responsibility which are relevant to the Company or the industries in which the Company operates, including without limitation trends, policies and regulatory developments relating to immigration and charitable giving activities and (xiii) reviewing the Company’s compliance programs and policies relating to anti-money laundering laws, including investigations or other matters that may arise in relation to such laws and periodically reporting to the Audit Committee of the Board as to the status of and developments in this area. During 2010, the Corporate Governance and Public Policy Committee met six times.

Communications with the Board of Directors

Any stockholder or other interested party who desires to contact the non-management directors or the other members of the Company’s Board of Directors may do so by writing to: The Western Union Company, Board of Directors, 12500 East Belford Avenue, Mailstop M21A2, Englewood, Colorado 80112. Communications that are intended specifically for non-management directors should be addressed to the attention of the Chairperson of the Corporate Governance and Public Policy Committee. All communications will be forwarded to the Chairperson of the Corporate Governance and Public Policy Committee unless the communication is specifically addressed to another member of the Board, in which case, the communication will be forwarded to that director.

Board Attendance at Annual Stockholders’ Meeting

Although the Company does not have a formal policy regarding attendance by members of the Board of Directors at the Company’s annual meeting of stockholders, it encourages directors to attend. All members of the Board of Directors attended the Company’s 2010 annual meeting of stockholders.

Presiding Director of Non-Management Director Meetings

The non-management directors meet in regularly scheduled executive sessions without management. The Chairman of the Board of Directors, currently Mr. Greenberg, is the presiding director at these meetings.

Nomination of Directors

The Company’s Board of Directors is responsible for nominating directors for election by the stockholders and filling any vacancies on the Board that may occur. The Corporate Governance and Public Policy Committee is responsible for identifying, screening and recommending candidates to the Board for Board membership. The Corporate Governance and Public Policy Committee does not have any single method for identifying director candidates but will consider candidates suggested by a wide range of sources, including by any stockholder, director or officer of the Company.

Director Qualifications

General criteria for the nomination of director candidates include experience, high ethical standards and integrity, skills, diversity, ability to make independent analytical inquiries, understanding of the Company’s business environment, and willingness to devote adequate time to Board duties—all in the context of an assessment of the perceived needs of the Board at that point in time. The Board believes that independent outside directors should constitute a majority of the Board of Directors. In exercising its director nomination responsibilities, the Corporate Governance and Public Policy Committee considers diversity in gender, ethnicity, background and cultural viewpoints when considering director nominees, given the global nature of the Company’s business. However, the Board has not adopted a formal policy governing director diversity. The effectiveness of the nomination process is evaluated by the Board each year as part of its annual self-evaluation and by the Corporate Governance and Public Policy Committee as it evaluates and identifies director candidates.

The Board also believes that it should generally have no fewer than eight and no more than fifteen directors. This range permits diversity of experience without hindering effective discussion or diminishing individual accountability. Each director is expected to ensure that other existing and planned future commitments do not materially interfere with the member’s service as a Board or Committee member. The Corporate Governance and Public Policy Committee will consider candidates for election to the Board suggested in writing by a stockholder and will make a recommendation to the Board using the same criteria as it does in evaluating candidates submitted by members of the Board of Directors. If the Company receives such a suggestion, the Company may request additional information from the candidate to assist in its evaluation.

Stockholder Nominees

Stockholders may submit nominations for director candidates by giving notice to the Secretary of the Company at 12500 East Belford Avenue, Mailstop M21A2, Englewood, Colorado 80112. The requirements for the submission of such stockholder nominations are set forth in Article II, Section 8 of the Company’s By-Laws, which are available on the Company’s website, www.westernunion.com.

Submission of Stockholder Proposals

Stockholder proposals requested to be included in the Company’s 2012 Proxy Statement pursuant to Exchange Act Rule 14a-8 must be received by the Company not later than December 7, 2011. Even if a proposal is not submitted in time to be considered for inclusion in the Company’s 2010 Proxy Statement, a proper stockholder proposal or director nomination may still be considered at the Company’s 2012 annual meeting of stockholders, but only if the proposal or nomination is received by the Company no sooner than January 21, 2012 and no later than February 20, 2012. All proposals or nominations a stockholder wishes to submit at the meeting should be directed to Corporate Secretary, The Western Union Company, 12500 East Belford Avenue, Mailstop M21A2, Englewood, Colorado 80112.

Code of Ethics

The Company’s Director’s Code of Conduct, Code of Ethics for Senior Financial Officers, Reporting Procedure for Accounting and Auditing Concerns, Professional Conduct Policy for Attorneys, and the Code of Conduct are available without charge through the “Investor Relations, Corporate Governance” portion of the Company’s web site, www.westernunion.com, or by writing to the attention of: Investor Relations, The Western Union Company, 12500 East Belford Avenue, Mailstop M21A2, Englewood, Colorado 80112. In the event of an amendment to, or a waiver from, the Company’s Code of Ethics for Senior Financial Officers, the Company intends to post such information on its website, www.westernunion.com.

COMPENSATION OF DIRECTORS

The following table provides information regarding the compensation of our outside directors for 2010.

2010 DIRECTOR COMPENSATION

Name	Fees Earned or Paid in Cash ($000)(1)	Stock Awards ($000)(2)	Option Awards ($000)(3)	All Other Compensation(4)	Total ($000)(5)
Jack M. Greenberg	106.3	175.0	175.0	38.5	494.8
Dinyar S. Devitre	98.8	50.0	50.0	18.0	216.8
Betsy D. Holden	73.8	50.0	50.0	26.0	199.8
Alan J. Lacy	98.8	50.0	50.0	25.0	223.8
Linda Fayne Levinson	101.3	50.0	50.0	—	201.3
Roberto G. Mendoza	83.8	50.0	50.0	—	183.8
Michael A. Miles, Jr.	73.8	50.0	50.0	—	173.8
Dennis Stevenson	—	68.5	105.3	8.1	181.9
Wulf von Schimmelmann	—	86.9	86.9	—	173.8

Footnotes:

(1)	All outside directors, other than Ms. Holden and Messrs. Greenberg, Devitre and Lacy, elected to receive, or in the case of our non-United States resident directors, received the cash portion of their annual retainer fees for 2010 in the form of equity compensation as described below under “Equity Compensation.” Because our non-United States resident directors were required in 2010 to receive their annual retainer fees in the form of equity rather than cash, annual retainer fees for Mr. Stevenson and Mr. von Schimmelmann are reported in the stock awards and option awards columns.
(2)	The amounts in this column represent the value of deferred stock units granted to each director as annual equity grants as well as the portion of the annual cash retainer required to be received by Mr. Stevenson and Mr. von Schimmelmann in the form of stock awards. Stock awards consist of fully vested deferred stock units that are settled in shares of Common Stock and may be subject to a deferral election consistent with Internal Revenue Code Section 409A. The amounts shown in this column are valued based on the aggregate grant date fair value computed in accordance with FASB ASC Topic 718.
(3)	The amounts in this column represent the value of options granted by Western Union as annual equity grants as well as the portion of the annual cash retainer required to be received by Mr. Stevenson and Mr. von Schimmelmann in the form of option awards. The amounts shown in this column are valued based on the aggregate grant date fair value computed in accordance with FASB ASC Topic 718. See Note 16 to the Consolidated Financial Statements included in our Annual Report on Form 10-K for the year ended December 31, 2010 for a discussion of the relevant assumptions used in calculating the amount.
(4)	All Other Compensation includes matches under the Company’s gift matching program that the Company made in 2010. Outside directors are eligible to participate in the Company’s gift matching program on the same terms as Western Union’s executive officers and employees. As noted below, contributions made or directed to be made to an eligible organization, up to an aggregate amount of $25,000 per calendar year, will be matched by the Company. Matching contributions to various charities were made on behalf of the following directors: Mr. Greenberg—$38,500, Mr. Devitre—$18,000, Ms. Holden—$26,000 and Mr. Lacy—$25,000. The charitable contribution match amounts reported for Mr. Greenberg and Ms. Holden represent matches made by the Company in 2010 with respect to charitable contributions made by Mr. Greenberg and Ms. Holden in 2010 and 2009. The remainder of the amount included in All Other Compensation for Mr. Stevenson represents travel costs for the spouse of Mr. Stevenson incurred in connection with a 2009 Board of Directors event that was reimbursed by the Company in 2010.

(5)	As of December 31, 2010, each outside director had outstanding the following number of deferred stock units and options:

Director	Deferred Stock Units	Options
Jack M. Greenberg	10,965	396,466	(A)
Dinyar S. Devitre	21,365	62,265
Betsy D. Holden	21,935	53,980
Alan J. Lacy	20,234	53,980
Linda Fayne Levinson	18,714	88,346
Roberto G. Mendoza	19,260	92,169
Michael A. Miles, Jr.	32,365	53,980
Dennis Stevenson	18,613	87,460
Wulf von Schimmelmann	10,175	26,789

(A)	These options include 217,845 options received pursuant to a conversion of First Data option awards to Western Union option awards.

The Board regularly evaluates its compensation in light of the contributions expected of each director and the practices of its peer companies. Effective September 30, 2010, after consulting with its independent compensation consultant, the Board changed the director compensation mix as follows:

•	discontinued the triennial service equity grants that previously were awarded to outside directors;

•	increased the value of the annual equity grants awarded to each outside director beginning in 2011; and

•	increased the annual retainer fee paid to each outside director and the annual committee chair retainer fee paid to the chairperson of the Compensation Committee.

Director compensation has otherwise remained consistent since the Company’s spin off in 2006.

Cash Compensation

Prior to the September 30, 2010 changes in director compensation described above, outside directors (other than our Non-Executive Chairman) received the following cash compensation for service on our Board and committees of our Board:

•	an annual Board retainer fee of $70,000;

•	an annual committee chair retainer fee of $15,000 for the chairperson of each of the Compensation Committee and the Corporate Governance and Public Policy Committee of our Board; and

•

an annual committee chair retainer fee of $25,000 for the chairperson of the Audit Committee of our Board and a $10,000 committee member retainer fee for each other member of the Audit Committee of our Board.

Effective September 30, 2010, outside directors (other than our Non-Executive Chairman) receive the following cash compensation for service on our Board and committees of our Board:

•	an annual Board retainer fee of $85,000;

•	an annual committee chair retainer fee of $15,000 for the chairperson of the Corporate Governance and Public Policy Committee of our Board; and

•

an annual committee chair retainer fee of $25,000 for the chairperson of each of the Audit Committee and the Compensation Committee of our Board, and a $10,000 committee member retainer fee for each other member of the Audit Committee of our Board.

Directors who also are our employees do not receive any of the compensation described above.

Equity Compensation

All equity awards made to our outside directors are granted pursuant to our 2006 Non-Employee Director Equity Compensation Plan (the “2006 Director’s Plan”). All stock units will be settled in shares of Common Stock and may be subject to a deferral election consistent with Internal Revenue Code Section 409A. The purpose of the 2006 Director’s Plan is to advance the interest of Western Union and its stockholders by encouraging increased stock ownership by our outside directors and by helping the Company attract, motivate and retain highly qualified outside directors.

For 2010, each outside director, except for our non-U.S. resident directors, had the option of electing to receive such director’s annual retainer fees described above in the form of (a) all cash, (b) a combination of 75% fully vested stock options and 25% fully vested stock units, (c) a combination of 50% fully vested stock options and 50% fully vested stock units or (d) all fully vested stock units. Due to local law considerations, our non-U.S. resident directors were required to receive their annual retainer fee in equity. Accordingly, Mr. Stevenson received his annual retainer fees in equity and was permitted to elect to receive his retainer and annual equity grants in the form of any of the above equity alternatives. Mr. von Schimmelmann received his annual retainer and annual and service equity awards all in equity, which was equally allocated between vested stock options and vested stock units.

For 2010, each outside director (other than our Non-Executive Chairman) was eligible to receive the following equity compensation under the 2006 Director’s Plan for service on our Board and committees of our Board:

•	an annual grant of fully vested options to purchase shares of our Common Stock with a value of $50,000; and

•	an annual grant of fully vested stock units with a value of $50,000.

On September 22, 2010, the Board elected to approve (a) additional choices in the mix of equity awards to be made available to our outside directors, for annual equity grants and equity granted in lieu of annual retainer fees, and (b) additional flexibility in the amount of annual retainer fees that may be received in the form of equity grants, each effective for equity awards beginning in 2011.

Accordingly, for 2011, each outside director, except for our non-U.S. resident directors, has the option of electing to receive such director’s annual retainer fees described above in the form of (a) all cash, (b) all fully vested stock options, (c) all fully vested stock units, (d) a combination of 75% fully vested stock options and 25% fully vested stock units, (e) a combination of 50% fully vested stock options and 50% fully vested stock units, or (f) a combination of 75% fully vested stock units and 25% fully vested stock options. Each outside director, except for our non-U.S. resident directors, may also elect to receive such director’s annual equity grant in the form of any of the above alternatives, other than all cash. Due to local law considerations, Mr. Stevenson will be required to receive his annual retainer fees in equity and may elect to receive such equity in the form of any of the above equity alternatives and Mr. von Schimmelmann will receive his annual retainer fee in all cash and his annual equity awards in the form of fully vested stock units.

Effective January 1, 2011, each outside director (other than our Non-Executive Chairman) is eligible to receive an annual equity grant with a value of $130,000 under the 2006 Director’s Plan for service on our Board and committees of our Board.

Directors who also are our employees do not receive any of the compensation described above.

Compensation of Our Non-Executive Chairman

Prior to the September 30, 2010 changes in director compensation described above, our Non-Executive Chairman received the following compensation in lieu of the compensation outlined above for the outside directors:

•	an annual retainer fee of $100,000;

•	an annual grant of fully vested options to purchase shares of our Common Stock with a value of $175,000; and

•	an annual grant of fully vested stock units with a value of $175,000.

With respect to the 2010 annual retainer fee, our Non-Executive Chairman had the option to receive his annual retainer fee in the form of (a) all cash, (b) a combination of 75% fully vested stock options and 25% fully vested stock units, (c) a combination of 50% fully vested stock options and 50% fully vested stock units or (c) entirely in the form of fully vested stock units, with the equity awards being made pursuant to our 2006 Director’s Plan.

Effective September 30, 2010, our Non-Executive Chairman receives the following compensation in lieu of the compensation described above for our other outside directors:

•	an annual retainer fee of $125,000; and

•	an annual equity grant with a value of $350,000.

Beginning in 2011, our Non-Executive Chairman has the option to receive his annual retainer fee in the form of (a) all cash, (b) all fully vested stock options, (c) all fully vested stock units, (d) a combination of 75% fully vested stock options and 25% fully vested stock units, (e) a combination of 50% fully vested stock options and 50% fully vested stock units, or (f) a combination of 75% fully vested stock units and 25% fully vested stock options, with the equity awards being made pursuant to our 2006 Directors’ Plan. Our Non-Executive Chairman may also elect to receive his annual equity grant in the form of any of the above alternatives, other than all cash.

Charitable Contributions

Non-management directors may participate in the Company’s gift matching program on the same terms as Western Union’s executive officers and employees. Under this program, contributions up to $25,000 per calendar year that the director makes to the Western Union Foundation (the “Foundation”) without designating a recipient organization will be matched by the Company $2 for every $1 contributed. Contributions made or directed to be made to an eligible organization, as defined in the program, up to an aggregate amount of $25,000 per calendar year will be equally matched by the Company through the Foundation.

Reimbursements

Directors are reimbursed for their expenses incurred in attending Board, committee and stockholder meetings, including those for travel, meals and lodging.

Indemnification Agreements

Each member of the Board of Directors has entered into a Director Indemnification Agreement with the Company to clarify indemnification procedures. Consistent with the indemnification rights already provided to directors of the Company in the Company’s Amended and Restated Certificate of Incorporation, each agreement provides that the Company will indemnify and hold harmless each outside director to the fullest extent permitted or authorized by the General Corporation Law of the State of Delaware in effect on the date of the agreement or as such laws may be amended or replaced to increase the extent to which a corporation may indemnify its directors.

Equity Ownership Guidelines

Each member of the Board of Directors is expected to maintain an equity investment in Western Union equal to five times the annual cash retainer, which must be achieved within five years of the director’s initial election to the Board. The holdings that may be counted toward achieving the equity investment guidelines include outstanding stock awards or units, shares obtained through stock option exercise, shares owned jointly with or separately by the director’s spouse, shares purchased on the open market and outstanding stock options received in lieu of cash retainer fees.

REPORT OF THE AUDIT COMMITTEE

The Audit Committee of the Board of Directors of the Company oversees the Company’s financial reporting process on behalf of the Board of Directors. Management has the primary responsibility for the consolidated financial statements and the reporting process, including the systems of internal controls. The Company’s independent registered public accounting firm is responsible for auditing those consolidated financial statements and expressing an opinion as to whether they present fairly, in all material respects, the Company’s consolidated financial position, results of operations and cash flows in conformity with United States generally accepted accounting principles.

In fulfilling its oversight responsibilities, the Audit Committee reviewed and discussed the audited consolidated financial statements of the Company set forth in the Company’s 2010 Annual Report to Stockholders and the Company’s Annual Report on Form 10-K for the year ended December 31, 2010 with management of the Company. The Audit Committee also discussed with Ernst & Young LLP, independent registered public accounting firm for the Company, the matters required to be discussed by Statement on Auditing Standards No. 61, “Communication with Audit Committees,” as amended. The Statement on Auditing Standards No. 61 communications include, among other items, matters relating to the conduct of an audit of the Company’s consolidated financial statements under the standards of the Public Company Accounting Oversight Board (United States).

The Audit Committee has received the written disclosures and letter from Ernst & Young LLP required by applicable requirements of the Public Company Accounting Oversight Board regarding Ernst & Young LLP independence, has considered the compatibility of non-audit services with the auditors’ independence, and has discussed with Ernst & Young LLP their independence from the Company.

In reliance on the review and discussions described above, the Audit Committee recommended to the Board of Directors that the audited consolidated financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2010 for filing with the Securities and Exchange Commission.

AUDIT COMMITTEE

Dinyar S. Devitre (Chairperson)

Alan J. Lacy

Linda Fayne Levinson

Roberto G. Mendoza

Proposal 2

RATIFICATION OF SELECTION OF AUDITORS

The Board of Directors and the Audit Committee recommend to the stockholders the ratification of the selection of Ernst & Young LLP, independent registered public accounting firm, to audit the accounts of the Company and its subsidiaries for 2011. Ernst & Young LLP has served as the independent registered public accounting firm for the Company or its former parent company, First Data Corporation (“First Data”), or First Data’s predecessor entities since 1980. Consistent with the regulations adopted pursuant to the Sarbanes-Oxley Act of 2002, the lead audit partner having primary responsibility for the audit and the concurring audit partner are rotated every five years.

A representative of Ernst & Young LLP will be present at the meeting, will have the opportunity to make a statement, and will be available to respond to appropriate questions.

Summary of Independent Registered Public Accounting Firm’s Fees for 2010 and 2009

Audit Fees. Ernst & Young LLP’s fees for the Company’s 2010 and 2009 annual audits were $4.8 million and $4.7 million in 2010 and 2009, respectively. Audit fees primarily include fees related to the audit of the Company’s annual consolidated financial statements; the review of its quarterly consolidated financial statements; statutory audits required domestically and internationally; comfort letters, consents, and assistance with and review of documents filed with the SEC; and other accounting and financial reporting consultation and research work billed as audit fees or necessary to comply with the standards of the Public Company Accounting Oversight Board (United States).

Audit-Related Fees. Ernst & Young LLP’s fees for audit-related services that are reasonably related to the performance of the audit or review of the Company’s 2010 and 2009 consolidated financial statements were $0.9 million and $0.6 million, respectively. Audit-related fees primarily include fees related to service auditor examinations, due diligence related to mergers and acquisitions, attest services that are not required by statute or regulation and consultation concerning financial accounting and reporting standards not classified as audit fees.

Tax Fees. Ernst & Young LLP’s fees for tax compliance, tax advice and tax planning services to the Company were $0.5 million in each of 2010 and 2009. Tax advice and tax planning fees included consultations, analysis and assistance with domestic and foreign tax matters, including value-added and goods and service taxes, local tax authority audits and other miscellaneous tax consultations, including tax services requested as part of the Company’s procedures for commercial agreements, the acquisition of new entities, and other potential business transactions.

During 2010 and 2009, all audit and non-audit services provided by the independent registered public accounting firm were pre-approved, consistent with the pre-approval policy of the Audit Committee. The pre-approval policy requires that all services provided by the independent registered public accounting firm be pre-approved by the Audit Committee of the Board of Directors, the Chairman of the Committee or his designee.

In the event the stockholders fail to ratify the appointment of Ernst & Young LLP, the Audit Committee of the Board of Directors will consider it a direction to select another independent registered public accounting firm for the subsequent year. Even if the selection is ratified, the Audit Committee, in its discretion, may select a new independent registered public accounting firm at any time during the year, if it feels that such a change would be in the best interest of the Company and its stockholders.

THE BOARD OF DIRECTORS AND THE AUDIT COMMITTEE RECOMMEND THAT YOU VOTE FOR PROPOSAL 2.

COMPENSATION AND BENEFITS COMMITTEE REPORT

The Compensation and Benefits Committee establishes the compensation program for the Chief Executive Officer and the other named executive officers. The Compensation and Benefits Committee has reviewed and discussed the Company’s Compensation Discussion and Analysis with management and, based on such review and discussion, the Compensation and Benefits Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in the Company’s proxy statement, its Annual Report on Form 10-K and such other filings with the Securities and Exchange Commission as may be appropriate.

Compensation and Benefits Committee

Linda Fayne Levinson (Chairperson)

Betsy D. Holden

Roberto G. Mendoza

Dennis Stevenson

Wulf von Schimmelmann

COMPENSATION DISCUSSION AND ANALYSIS

Executive Summary

The Western Union Company provides people with fast, reliable and convenient ways to send and receive money around the world, pay bills, and purchase money orders. Western Union is unique in offering a regulated financial service in nearly every country in the world. Our business is complex, our regulatory environment is disparate and developing, our consumers are different from those addressed by traditional financial services firms, and our agent and client relationships are numerous and varied. Managing these complexities has been at the center of Western Union’s success, and our leadership must be capable of supporting our Company’s goals amid this complexity.

Organizational Changes During 2010. In January 2010, as part of the Company’s succession planning process, Hikmet Ersek was promoted to the position of Chief Operating Officer, with the expectation that Mr. Ersek would succeed Ms. Christina Gold as President and Chief Executive Officer. In April 2010, the Board and Ms. Gold announced that the succession would be effective on September 1, 2010, when Ms. Gold intended to retire and step down as President and Chief Executive Officer. In September 2010, Ms. Gold departed from the Company and Mr. Ersek assumed the positions of President and Chief Executive Officer. A number of additional senior leadership changes also occurred during 2010 in connection with the Company’s global initiative to simplify business processes, move decision-making closer to the marketplace, and leverage the Company’s operating structure. This initiative resulted in fewer reporting layers across the organization and the elimination or reallocation of certain positions held by members of senior management. For Ms. Gold and the executive officers affected by the global initiative, including Ms. Clark (President, Global Business Payments and Executive Vice President, Global Strategy through June 2010) and Mr. Battista (Executive Vice President and President, Western Union Financial Services, Inc. through December 2010), these changes resulted in severance benefits under the Executive Severance Policy, which is described under “—The Western Union Executive Compensation Program—Severance and Change-in-Control Policy.”

Business Performance. In 2010, amidst global macroeconomic conditions which continued to be challenging, our Company performed well. In 2010, the Company delivered:

•	Revenue of $5.2 billion, up 2% from 2009;

•	Diluted earnings per share of $1.36, up 12% from 2009;

•	Operating income of $1.3 billion, up 1% from 2009; and

•	Operating income margin of 25%.

Executive Compensation Key Initiatives and Considerations. The Compensation and Benefits Committee of the Board of Directors (the “Compensation Committee” or “committee”) engages in an ongoing review of the Company’s executive compensation and benefits programs to ensure that they support the Company’s compensation philosophy, as described in “—Establishing and Evaluating Executive Compensation—Our Executive Compensation Philosophy,” below, and ultimately serve the best interests of our stockholders. Following are highlights of some of the committee’s activities in recent years toward these objectives, which are discussed in greater detail later in this Compensation Discussion and Analysis:

•

Removed Excise Tax Gross-up Payments on Change-in-Control Benefits Payable for New Executives: Amended the Executive Severance Policy to remove excise tax gross-up payments on change-in-control benefits for individuals promoted or hired as executive officers after April 2009.

•

“Double Trigger” Added to Executive Severance Policy: Amended the Executive Severance Policy to require a “double trigger” for the accelerated vesting of long-term incentive awards in the event of a change-in-control beginning with the 2009 awards.

•

Amended Executive Severance Policy to Reduce Severance Benefits for New Executives Employed Less than Two Years: As part of its regular review of executive compensation programs, the committee made several amendments to the policy in 2011, including an amendment to reduce the level of severance benefits payable to individuals hired as executive officers on or after February 24, 2011, and who, at the time of a qualifying termination of employment, have been employed with the Company for less than two years.

•	Adopted a “Clawback” Policy in 2009: Incentive compensation paid to an executive as a result of or calculated based upon fraud or misconduct of the executive is recoverable by the Company.

•

More Closely Linked Long-Term Incentive Award Vesting to Performance Objectives: Beginning with performance-based cash awards in 2009 and 2010 and most recently with performance share units in 2011, the vesting of an increasing percentage of long-term incentive awards is tied to the Company’s strategic and financial performance. All long-term incentive awards, commencing with the 2011 grants, are at-risk, performance based compensation.

Establishing and Evaluating Executive Compensation

Overview. This Compensation Discussion and Analysis describes the manner in which executive compensation decisions are made, the elements of our compensation program and the compensation of each of our named executive officers. The information provided in this Compensation Discussion and Analysis should be read together with the information presented in the “Executive Compensation” section of this Proxy Statement.

For 2010, the named executive officers were:

•	Hikmet Ersek, President and Chief Executive Officer (September 2010 to present), Chief Operating Officer (through August 2010)

•	Christina A. Gold, President and Chief Executive Officer (through August 2010)

•	Scott T. Scheirman, Executive Vice President and Chief Financial Officer

•	Stewart A. Stockdale, President, The Americas and Executive Vice President, Global Cards and Global Key Accounts

•	David Yates, Executive Vice President, Business Development and Innovation (August 2010 to present)

•	Guy Battista, Executive Vice President and President, Western Union Financial Services, Inc. (through December 2010)

•	Ranjana B. Clark, President, Global Business Payments and Executive Vice President, Global Strategy (through June 2010)

Our Executive Compensation Philosophy. The Compensation Committee established our compensation philosophy immediately following the Company’s spin-off in 2006 and since then, subject to the committee’s ongoing review and assessment, it has remained relatively consistent. Our executive compensation program seeks to:

•	Hold our executives accountable and reward them for results;

•	Align our executives’ goals with our stockholders’ interests; and

•	Attract, retain, and motivate outstanding executive talent around the world, suited to the Company’s unique nature and structure.

The committee engages in an ongoing dialog with the Chief Executive Officer, its compensation consultant and the Executive Vice President, Human Resources in the evaluation and establishment of the elements of our executive compensation program to ensure that they support the Company’s executive compensation philosophy. The following table describes each executive compensation element for 2010 and each element’s relationship to the executive compensation philosophy outlined above. These elements are discussed in more detail under “—The Western Union Executive Compensation Program,” below.

Compensation Element	Principles	Relationship to Compensation Philosophy
		Accountability and Rewarding Results	Alignment with Stockholder Interests	Attract and Retain
Base Salary	Establish a pay foundation at competitive levels to attract and retain talented executives.			X
Annual Incentive Awards	Designed to reward annual performance against pre-established targets. In 2010, these targets were revenue and operating income objectives, which the Committee determined to be measures of the Company’s performance that are meaningful to our stockholders.	X	X	X
Long-Term Incentive Awards	Long-term incentive awards are designed to align the interests of our executives with those of our stockholders by focusing the executives on long-term objectives over a multi-year vesting period. Since 2009, the vesting of certain awards has increasingly been tied to performance objectives designed to build a foundation for the long-term strength and performance of the Company.	X	X	X
“Career Share” Long-Term Incentive Awards	In some circumstances, restricted stock units are awarded to recognize an executive’s strong performance or as an additional retention incentive. These awards have longer vesting terms than the annual restricted stock unit awards.		X	X
Other Compensation and Benefits	Executives are eligible to participate in health and welfare benefit plans and fringe benefit programs generally available to other Western Union employees in the countries in which they are located. Deferred compensation programs are also available to executives for tax advantaged savings, along with an executive severance policy and competitive perquisites. The committee believes that these benefits are either necessary to remain competitive in the marketplace or support policy goals of the Company.			X

The Compensation Committee designed the executive compensation program so that performance-based pay elements (annual incentive awards, stock option awards and performance-based cash awards) and time-based restricted stock unit awards constitute a significant portion of the executive compensation awarded each year, determined at target levels. The following chart demonstrates that these variable pay elements comprised at least 84% of the targeted 2010 annual compensation for the Chief Executive Officer and 76% of the other named executive officers serving as of February 2011 (awards made in connection with promotions, new hire grants and “career share” awards are excluded from these calculations).

The Board of Directors and the Compensation Committee. The Board of Directors oversees the goals and objectives of the Company and of the Chief Executive Officer and evaluates the Chief Executive Officer’s performance. The Compensation Committee supports the Board by establishing the Company’s general compensation philosophies and overseeing the development and implementation of the Company’s compensation and benefits policies. The Compensation Committee reviews and approves corporate goals and objectives relevant to the compensation of the Chief Executive Officer and other executive officers and sets their compensation and other benefits. The Compensation Committee’s responsibilities under its charter are further described in the “Corporate Governance” section of this Proxy Statement. While not members of the Compensation Committee, the Chairman of the Board and the Chief Executive Officer attended all meetings of the Compensation Committee in 2010 to contribute to and understand the committee’s oversight of and decisions relating to executive compensation. The Chief Executive Officer did not attend portions of the meeting relating to his or her compensation.

The Independent Compensation Consultant. Frederic W. Cook & Co. (the “Compensation Consultant”) provides executive and director compensation consulting services to the Compensation Committee. The Compensation Consultant is retained by and reports to the Compensation Committee and participates in the committee meetings. The Compensation Consultant informs the committee on market trends, as well as regulatory issues and developments and how they may impact the Company’s executive compensation programs. The Compensation Consultant also:

•	Participates in the design of executive compensation programs to help the committee evaluate the linkage between pay and performance;

•	Reviews market data and advises the committee on setting the Chief Executive Officer’s compensation;

•	Reviews and advises the committee regarding the compensation of the other executive officers; and

•	Reviews and advises the committee regarding director compensation.

The Compensation Consultant does not provide any other services to the Company.

Setting 2010 Compensation. In late 2009, the Compensation Committee, working with the Compensation Consultant and the Chief Executive Officer at the time, engaged in a detailed review of the Company’s executive compensation programs to ensure that the design and levels of each compensation element were:

•	Appropriate to support the Company’s strategic performance objectives;

•	Consistent with the philosophies described under “—Establishing and Evaluating Executive Compensation—Our Executive Compensation Philosophy,” above; and

•	Reasonable when compared to the pay practices of companies in the Company’s peer group or to market data (see “—Benchmarking,” below).

In early 2010, Ms. Gold, then the Chief Executive Officer, presented to the Compensation Committee her evaluation of each executive and the level of his or her salary, annual bonus targets under the Senior Executive Annual Incentive Plan (the “Annual Incentive Plan”) and long-term incentive award targets under The Western Union Company 2006 Long-Term Incentive Plan (the “Long-Term Incentive Plan” or “2006 LTIP”). Ms. Gold’s assessments were based upon each executive’s performance and relative contribution to the Company’s success, the performance of the executive’s respective business unit or functional area and employee retention considerations. In her evaluations, Ms. Gold also reviewed with the committee tally sheets which presented comprehensive historical, current and future pay and benefits data for each of the Company’s executives. Please see “—Use of Tally Sheets,” below for a description of this tool. The Compensation Consultant participated in the committee meetings to provide peer group and market data regarding executive compensation to the Compensation Committee. Please see “—Benchmarking” for a discussion of the use of peer group and market data and “—Analysis of Our Named Executive Officers’ Compensation” for a discussion of the factors underlying the compensation recommendations for each named executive officer.

Ms. Gold also submitted a self-evaluation to the Compensation Committee. The committee shared Ms. Gold’s goals for the year and her self-evaluation with the independent members of the Board of Directors, who then evaluated Ms. Gold’s performance in 2010 based on their observations throughout the year. In setting Ms. Gold’s compensation, the committee considered this evaluation, peer group and market data regarding chief executive officer compensation levels provided by the Compensation Consultant and a tally sheet of Ms. Gold’s historical, current and future compensation data. No member of management, including Ms. Gold, made any recommendations regarding Ms. Gold’s compensation or participated in the portions of the Compensation Committee meeting or in the meeting of the independent directors of the Board during which Ms. Gold’s compensation was determined and ratified.

Following the review of executive compensation described above, the committee decided not to change the 2010 compensation program elements or pay levels for the executives from those set in 2009, other than an adjustment to the annual incentive award and long-term incentive award targets for the Chief Financial Officer (see “—Analysis of Our Named Executive Officers’ Compensation,” below) and compensation adjustments for Messrs. Ersek and Stockdale in connection with their assumption of greater responsibilities as described below. For the other executives, base salaries, annual incentive award targets and long-term incentive award targets remained the same as they were in 2009 in light of the Company’s financial performance during 2009 and market pay practices.

The committee established a new pay package for Mr. Ersek to be effective when he assumed the responsibilities of Chief Operating Officer in January 2010. Mr. Ersek’s compensation package as Chief Operating Officer was established based on peer group proxy data, the advice of the Compensation Consultant, and a consideration of Mr. Ersek’s assumption of additional responsibilities. In September 2010, Mr. Ersek became President and Chief Executive Officer and the committee increased his base salary and annual incentive award target for 2010 and granted him stock options and restricted stock units in connection with his promotion. In setting Mr. Ersek’s 2010 compensation, the committee considered Mr. Ersek’s relatively short tenure in the Chief Executive Officer role, peer group and market data regarding chief executive officer compensation levels provided by the Compensation Consultant and a tally sheet of Mr. Ersek’s historical, current and future compensation data.

Benchmarking. The Compensation Committee considers relevant market pay practices when setting executive compensation. Market practices, or benchmarks, are based on peer group proxy data and compensation survey data. The Compensation Consultant analyzes peer group and survey data to deliver compensation data appropriate for Western Union’s revenue level (for corporate positions) or respective business unit revenue levels (for business unit leaders).

Working with its compensation consultant, the Chairman of the Board, the Chief Executive Officer and the Executive Vice President, Human Resources, the Compensation Committee established a peer group in early 2007 to be used in evaluating executive compensation. The peer group included companies from a variety of industries to reflect some or all of the following characteristics of Western Union’s business:

•	premier consumer brand name;

•	retail transaction and/or technology-based business model;

•	broad global presence;

•	operation through franchise, agent or large distribution networks;

•	retail financial services; and

•	historically strong growth.

The Compensation Committee chose these characteristics rather than focusing only on businesses which offer services similar to those offered by the Company, because no public companies of size and scale comparable to Western Union offer international remittance services as their primary business. Some of the peer group members do offer consumer financial services which are similar to the services that we offer.

In early 2010, the Compensation Committee approved changes to the peer group to remove CIT Group, E*Trade, Expedia and T. Rowe Price because the committee determined that they either did not adequately reflect the characteristics identified above or their revenues and profitability were no longer within a reasonable range when compared to the Company. The Committee also added two companies, Northern Trust and Visa, both of which it considered reflective of some or all of the characteristics described above, as well as within reasonable revenue and profitability ranges when compared to the Company.

The 2010 peer group consisted of the following companies:

	2009 Revenues (in Millions)	2009 Operating Income (in Millions)	Employees (as of 12/31/09)	Market Capitalization (in Millions) (as of 12/31/09)
Ameriprise Financial	$7,888	$1,146	9,793	$9,901
ADP	$8,867	$1,830	45,000	$21,608
Avon Products	$10,383	$1,190	41,000	$13.452
Bank of NY Mellon	$8,279	$1,071	42,200	$33,683
Charles Schwab	$4,383	$1,348	12,400	$21,871
Comerica	$3,127	$386	9,330	$4,469
eBay	$8,727	$1,838	16,400	$30,423
Equifax	$1,825	$432	6,600	$3,907
Fiserv	$4,077	$961	20,000	$7,461
MasterCard	$5,099	$2,280	5,100	$33,202
MoneyGram	$1,172	$138	2,397	$238
Northern Trust	$4,193	$1,947	12,400	$12,655
Paychex	$2,083	$805	12,500	$11,074
Starbucks	$9,775	$797	142,000	$17,131
State Street	$9,362	$4,585	27,310	$21,538
Visa	$6,911	$3,607	5,700	$65,041
YUM! Brands	$10,868	$1,546	350,000	$16,366

75th Percentile	$8,867	$1,838	41,000	$21,871
Median	$6,911	$1,190	12,500	$16,366
25th Percentile	$4,077	$805	9,330	$9,901

Western Union	$5,084	$1,354	6,800	$13,099

All data was compiled by the Compensation Consultant who obtained peer company financial market intelligence from Capital IQ Compustat. The data generally represents revenue and operating income for fiscal year 2009 or the latest completed fiscal year. Operating Income may reflect measures that are not in conformity with Generally Accepted Accounting Principles.

The Compensation Committee also uses general industry compensation survey data in its evaluation of executive pay. Survey data relies upon responses from participating companies to survey questions, which are compiled and sorted by the surveyor based on various factors, such as the period covered, the location of the company and the positions under review. Survey data provides insight into positions that may not generally be reported in proxy statements and information about the compensation of executives of non-public companies. The survey data is, in some instances, a useful complement to the peer group proxy data. To assist the committee in evaluating 2010 compensation levels for the Company’s executives, the Compensation Consultant compiled compensation data from the following general industry compensation surveys: Mercer Human Resource Consulting’s 2009 Benchmark Database—Executive (which included data from 41 companies with annual revenues between $5 billion and $10 billion); Equilar (which included custom data from nine of the companies in the Company’s peer group described above: ADP, Avon Products, Charles Schwab, Comerica, Fiserv, MasterCard, Paychex, State Street and Visa); Hewitt 2008 Total Compensation Measurement Database (which included data from 61 companies with annual revenues between $5 billion and $10 billion); and Towers Perrin’s U.S. General Industry Executive Database (which included data from 94 companies with annual revenues between $3 billion and $6 billion).

In the evaluation of 2010 compensation levels for the positions of Chief Executive Officer, Chief Operating Officer and Chief Financial Officer, the committee considered the proxy data from the peer group as the most relevant comparisons. For the executive positions which oversaw regional and business units for which peer group proxy data was consistently available, the committee weighted the peer group proxy data at 75% with the remaining 25% of the comparator data from the surveys, based on an assessment of the relevance of the data sources. For other executives who held positions which are not reported as consistently in proxy data, the committee considered only the survey data to develop the appropriate compensation levels, generally with equal weighting across the surveys.

For 2010, as part of the compensation review described in “—Setting 2010 Compensation,” above, the committee determined that the guideline target levels relative to benchmark data set forth in the chart below supported the goals of attracting top caliber new executives and retaining the services of our existing executives.

Pay Element	Guideline Target Level Relative to Benchmark Data
Base Salary	Approximately 60th percentile
Annual Incentive Compensation Target	Between 50th and 75th percentile
Long-Term Incentive Compensation Target	Between 50th and 75th percentile
Benefits	50th percentile

The Compensation Consultant gathered benchmark data for the elements of each executive’s compensation package and reviewed this with the committee. Total compensation and the individual pay elements generally were between the 50th and 75th percentile of benchmark for the named executive officers, consistent with the previously established guideline target levels. In some cases, an executive’s pay varied from the guideline target levels to appropriately value and reward the executive’s contribution to the overall success of the Company as well as to recognize individual characteristics and circumstances, including experience and past performance inside or outside our Company, tenure with the Company and associated institutional knowledge, long-term potential with the Company, the contributions derived from creative and innovative thinking and leadership, money transfer or financial services industry expertise and past and future performance objectives. The committee also considered the compensation history of the individual and the Company, the location of the executive, the executive’s budget and revenue responsibilities and the number of employees managed by that executive (directly and indirectly). See “—Analysis of Our Named Executive Officers’ Compensation” for an analysis of the 2010 compensation received by each of our named executive officers in relation to the benchmark levels.

Use of Tally Sheets. The Compensation Committee reviews tally sheets that present comprehensive data on the total compensation and benefits package for each of the Company’s executives. These tally sheets include historical pay data and all obligations for present and projected future compensation, as well as analyses for hypothetical terminations and retirements to allow the Compensation Committee to consider the Company’s obligations under such circumstances. The tally sheets provide context for the committee in the determination of the elements and amounts of compensation paid.

The Western Union Executive Compensation Program

Each of Western Union’s 2010 executive compensation program elements is described in detail below and individual compensation decisions are discussed in “—Analysis of Our Named Executive Officers’ Compensation.” For most of our executives, the Compensation Committee did not increase 2010 base salaries, annual incentive award targets or long-term incentive award targets from the levels set in 2009 due to the Company’s financial performance in 2009 and market pay practices. The committee did increase the compensation levels for Messrs. Ersek and Stockdale in connection with their assumption of greater responsibilities and adjusted slightly the annual incentive award and long-term incentive award targets of the Chief Financial Officer to bring his pay into closer alignment with market levels (see “—Analysis of Our Named Executive Officers’ Compensation,” below).

Base Salary

Our philosophy is that base salaries should meet the objectives of attracting and retaining the executives needed to lead the business. Base salary is fixed compensation. The Compensation Committee generally targets base salary levels at approximately the 60th percentile of benchmark compensation for our executives. Ms. Gold’s salary was set at the benchmark median in 2010, and the other executive officers’ salaries were generally at the 60th percentile, reflecting each executive’s individual characteristics and circumstances as discussed above. When Mr. Ersek assumed the role of Chief Executive Officer, his base salary was increased, but set at a level that was below the benchmark median for the position of chief executive officer. Annual salary increases are generally nominal, with fluctuations driven by individual performance and changes in market practices. Annual incentive award targets are established as percentages of base salary.

Annual Incentive Compensation

Stockholders approved the Annual Incentive Plan at Western Union’s May 10, 2007, Annual Meeting of Stockholders. The participants in the Annual Incentive Plan in 2010 were each of Ms. Gold and Mr. Ersek and other eligible executive officers, which included all of the named executive officers. The plan design enables the committee to retain discretion to establish bonuses at levels appropriate to reflect the participants’ performance and other individual factors, while preserving the Company’s ability to deduct the bonuses to the greatest extent permitted under Internal Revenue Code Section 162(m).

The Compensation Committee set target awards between the 50th and 75th percentile of benchmark compensation (resulting in target percentages ranging from 75% to 115% of base salary) for our named executive officers other than Ms. Gold. Ms. Gold’s target award was set slightly below the 60th percentile of benchmark compensation (or 150% of base salary). When he assumed the position of Chief Executive Officer, Mr. Ersek’s target annual incentive award increased to 125% of his base salary, which was below the median of the benchmark data. The increased target was prorated to apply to the portion of 2010 during which he served as Chief Executive Officer. The Compensation Committee set the Chief Executive Officer target awards at a percentage of base salary that was greater than the target award levels for the other named executive officers because the Compensation Committee believes that the Chief Executive Officer’s leadership is one of the key drivers of the Company’s success. Accordingly, a greater percentage of the Chief Executive Officer’s total compensation should be variable as a reflection of the Company’s level of performance. Market data provided by the Compensation Consultant supported this practice as well.

Compensation under the Annual Incentive Plan is intended to be a significant component of an executive’s total cash compensation opportunity in a given year, helping create a “pay for performance” culture. Annual Incentive Plan compensation holds executives accountable and rewards them based on the Company’s performance. Awards for executives who hold corporate-wide positions are based entirely on corporate performance. Awards for executives who are responsible for particular business units are based 75% on corporate performance and 25% on business unit performance. This ties a portion of the incentive pay to the performance of the executive’s area of responsibility while ensuring his or her focus on the overall objectives of the Company.

Corporate Performance. To align the executives’ annual incentive compensation opportunities with the Company’s internal operating plan and its growth objectives, the Compensation Committee set the executives’ 2010 annual incentive compensation award targets for corporate performance by establishing a grid based on the Company’s revenue and operating income as it had in previous years. These performance measures were used in order to tie annual incentive compensation to measures of the Company’s performance that the committee determined to be meaningful to and readily accessible by our investors.

The Compensation Committee established the grid metrics and corresponding payout percentages based upon input from management regarding the Company’s expected performance in the upcoming year, which included the impact of external factors on the Company, such as the challenging economic conditions. The grid was designed to encourage strong, focused performance by our executives, given the Company’s strategic objectives in a challenging environment. The 100% payout level required the Company to achieve revenue and, in most cases, operating income growth relative to 2009. The grid was designed to pay 90% of target if the Company achieved its internal operating plan for 2010 operating income and revenue, and to pay higher percentages as operating income and revenue increased. Therefore, achievement of target payout or above required strong performance from the management team. The threshold for payout (at 40% of target) required operating income and revenue at 94.5% plan, and as much as 200% of target would be paid if both operating income and revenue were 109.5% or greater of plan. Within the grid, a higher rate of increase for one metric could counterbalance a lower rate of increase for the other metric.

When the grid was established and consistent with prior years, the committee determined that the effect of currency fluctuations on revenue and operating income performance over the course of the year should be excluded from the payout calculation, as they believed compensation should not be based on factors outside of the control of our executives. The committee also determined at the time the performance grid was established and consistent with prior years, that the impact of any acquisitions and restructuring activities during 2010 would be excluded because the impact from any such acquisitions or activities was unknown at the time that the targets were established. Therefore, the impact of the restructuring activities announced in May 2010 was excluded from the payout calculations. No material acquisitions occurred in 2010. The graph below demonstrates potential payout percentages relative to target for combinations of revenue and operating income achievement levels under the corporate performance grid for 2010.

Example of Corporate Grid Payout Levels Relative to Performance

•	In the graph, the 90% payout level assumed achievement of 2010 plan (revenue $5.1 billion and operating income $1.4 billion).

•	In the graph, the 100% payout level assumed achievement of 102% of 2010 plan for revenue and operating income.

•

In 2010, the Company achieved 102% of plan for revenue and 101% of plan for operating income, resulting in a payout of 100% of target (the 100% payout was determined based on rounding in the payout calculation).

Business Unit Performance. For two of our named executive officers, the Compensation Committee tied 25% of their annual incentive award targets to their respective business unit revenue and operating income performance relative to 2009. This was true for Mr. Stockdale, who was responsible for the consumer-to-consumer business in the Americas, and Ms. Clark, who was responsible for the payments business and corporate strategy. The performance targets varied by business unit based on historical performance and recent trends, market opportunity and challenges, planned investment and expected performance for the particular business unit. To achieve 100% payout of the portion of the annual incentive awards that was based on business unit performance, the business unit must have achieved revenue and operating income equal to or better than the 2009 actual performance.

As with the corporate performance grid, when the business unit performance grids were established, the committee determined that the effect of currency fluctuations on revenue and operating income performance over the course of the year should be excluded from the payout calculation, as they believed compensation should not be based on factors outside of the control of our executives. The committee also determined at the time the performance grids were established, that the impact of any acquisitions and restructuring activities during 2010 would be excluded because the impact from any such acquisitions or activities was unknown at the time that the targets were established. Therefore, the impact of the restructuring activities announced in May 2010 was excluded from the payout calculations. No material acquisitions occurred in 2010.

The graphs below demonstrate potential payout percentages relative to target for combinations of revenue and operating income achievement levels under the Americas business (for 25% of Mr. Stockdale’s annual incentive compensation) and Payments business (for 25% of Ms. Clark’s annual incentive compensation) performance grids for 2010.

Example of Americas Business Grid Payout Levels Relative to Performance

•	In the graph, the 90% payout level assumed achievement of 2010 plan (revenue $1.6 billion and operating income $0.4 billion).

•	In the graph, the 100% payout level assumed achievement of 105% of 2010 plan for revenue and 101% for operating income.

•	In 2010, the Americas business achieved 106% of the 2010 plan for revenue and 107% of the 2010 plan for operating income, resulting in payout of 157% of target.

Example of Payments Business Grid Payout Levels Relative to Performance

•	In the graph, the 90% payout level assumed achievement of 2010 plan (revenue $811 million and operating income $161 million).

•	In the graph, the 100% payout level assumed achievement of 107.5% of 2010 plan for revenue and 118% for operating income.

•	In 2010, the payments business achieved 103% of the 2010 plan for revenue and 100% of the 2010 plan for operating income, resulting in payout of 93% of target.

Long-Term Incentive Compensation

The Long-Term Incentive Plan, which was approved by stockholders of Western Union on May 10, 2007, allows the Compensation Committee to award various forms of long-term incentive grants, including stock options, stock appreciation rights, restricted stock awards, restricted stock units, bonus stock awards, and performance-based equity and cash grants. The Compensation Committee has sole discretion in selecting participants for long-term incentive grants.

The Compensation Committee approves all annual equity grants and any off-cycle equity grants made to our senior executives. When making regular annual equity grants, the Compensation Committee’s policy is to approve them during the first quarter of each year as part of the annual compensation review. The grant date of the regular annual equity grants is the date upon which the award is approved by the committee. Under this policy, off-cycle equity grants are made on a quarterly basis to those eligible employees hired or promoted before the end of each calendar quarter with a grant date five trading days following our next quarterly earnings release. The Compensation Committee has the discretion to make equity grants immediately if the Compensation Committee deems it appropriate.

Long-Term Incentive Awards Trending to Performance-Based Vesting. In recent years, the Compensation Committee determined that long-term incentive awards should be tied more closely to performance objectives. The multi-year spin-off awards granted to our executives in 2006 were comprised of stock option awards and time-based restricted stock awards. To focus the executive team and encourage cross-functional, collaborative effort, the committee granted annual long-term incentive awards to our executives in 2009 and 2010, with one-third of the targeted value of the long-term incentive award in the form of performance-based cash. The 2009 and 2010 performance-based cash awards are discussed in more detail below.

Continuing the trend toward performance-based vesting, in 2011, the Compensation Committee increased the proportion of the targeted long-term incentive awards that are subject to performance-based vesting to two-thirds. The 2011 awards are designed to represent a balanced focus on shareholder return, financial performance and strategic performance. The targeted value of the grants consists of the following:

•	1/3 stock option awards, with vesting terms identical to those of prior stock option award grants;

•	2/3 performance share unit awards, tied to strategic leadership team goals relating to the following metrics:

•	The compound annual growth rate for the Company’s revenue from 2010 through 2012;

•	The compound annual growth rate for earnings before the deduction of interest expense, taxes, depreciation and amortization from 2010 through 2012; and

•	Revenue growth from electronic channels, prepaid services and business-to-business services.

2010 Annual Long-Term Incentive Awards. In February 2010, the Compensation Committee granted the executives long-term incentive awards under the Long-Term Incentive Plan. The awards consisted of equal proportions of performance-based cash awards, stock option awards and restricted stock unit awards. The stock options vest pro-rata over four years and have a 10-year term, which is consistent with market practice for annual stock option awards. The restricted stock units vest 100% upon the three year anniversary of the grant date, which is consistent with market practice for annual restricted stock unit awards. The vesting of the restricted stock units is also subject to a performance metric specifically designed to qualify the awards for the performance-based exemption under Section 162(m) of the Internal Revenue Code. The performance-based cash awards are described in more detail, below.

The Compensation Committee’s objectives for the 2010 long-term incentive awards were to:

•	Align the interests of our executives with the interests of our stockholders by focusing on objectives that result in stock price appreciation through the use of stock options;

•	Provide an immediate ownership stake and retention incentive through restricted stock units;

•	Increase cross-functional executive focus in the coming years on the Company’s key strategic initiatives through performance-based cash awards; and

•	Retain the services of executives through multi-year vesting provisions.

See “—Establishing and Evaluating Executive Compensation—Benchmarking,” and “—Analysis of Our Named Executive Officers’ Compensation” for discussions regarding how targets are set for each of our named executive officers.

Performance-Based Cash Awards. Payout of the performance-based cash awards granted in 2009 and 2010 depends upon the accomplishment of strategic performance objectives over a two-year period and is subject to a multiplier at the committee’s discretion based on performance, allowing for up to 200% of the target to be paid. In each of 2009 and 2010, the committee established the performance objectives for the payout of these awards based upon key initiatives that were supportive of the Company’s long-term strategic objectives of:

•	Growing the global cash money transfer business;

•	Expanding the payments business;

•	Innovating new products and services; and

•	Improving profitability.

These objectives are fundamental to the Company’s plan for growth and the long-term health of the business. The performance levels for the objectives were designed to be reasonably achievable with the coordinated, cross functional focus and effort of the executive team.

2009 Performance-Based Cash Awards. The 2009 performance-based cash awards provided for 50% of the value to vest on the last day of the two-year performance period (December 31, 2010) and the remaining 50% to vest on the last day of the following year (December 31, 2011). This vesting schedule was chosen to provide our executives with the opportunity to receive some cash payout in the nearer term as this new element of the long-term incentive awards was phased in. The strategic performance objectives for payment of the 2009 performance-based cash award, and the performance level achievement as of the end of the performance period, December 31, 2010, are as described in the following chart (each objective is equally weighted).

Objective	2009 Performance-Based Cash Award Performance Goals (Performance Period 2009-2010)	Level of Performance as of December 31, 2010

Innovation and expansion of products and services in new or expanding channels.	Incremental revenue from new and expanding channels, including intra-country money transfer, westernunion.com, the Vigo brand, global business payments and mobile money transfer for the performance period.	Achieved a majority of the revenue objective from new or expanding channels over the performance period. Performance Level = 70%

Develop technological features and functionality to support the expansion of, improve the customer experience with and improve profitability of mobile money transfer, westernunion.com, intra-country money transfer, and other channel diversification.

Upgrade point of sale software in identified major markets.

Implement technology to support settlement and multi-currency requirements for intra-country money transfer in all countries selected for the service.

Westernunion.com transaction flow simplification for North America site, 100% of countries added to westernunion.com to utilize the simplified flow. Implementation of a new risk management tool.

100% of mobile money transfer service providers to be technology-enabled to conduct business within 90 days of signed agreement.

Implemented new point of sale software in the identified markets.

Design of improved settlement system completed.

North America site simplified transaction flow initiated in early 2011; new risk management tool implemented on all sites during the performance period.

Majority of new providers enabled within 90 days of signing.

Performance Level = 60%

Improve customer satisfaction and retention to support growth in the global cash money transfer business.	In three key markets, create a process and tool to improve customer satisfaction and retention, establish baseline measurements for retention and satisfaction and demonstrate improved customer satisfaction results in 2010.

Performed qualitative and quantitative analysis in the U.S., Germany and Singapore.

Baseline objectives established for each market.

Most markets achieved or exceeded baseline customer satisfaction and retention objectives.

Performance Level = 50%

Based on management’s performance levels relative to the 2009 performance-based cash award performance objectives described above, the committee certified a payout amount of 60% of target. Pursuant to the terms of the award, half of the 2009 performance-based cash award was paid to the executives in late February 2011 and the remaining half will be paid in 2012.

2010 Performance-Based Cash Awards. The 2010 performance-based cash awards are subject to a two-year performance period and vest on the last day of the following year (December 31, 2012). The committee designed the performance and vesting schedule to reflect the longer-term focus of the performance objectives. The strategic performance objectives for payment of the 2010 performance-based cash awards are as follows (each objective is equally weighted):

Strategic Objective	2010 Performance-Based Cash Award Performance Goals (Performance Period 2010-2011)

Improve profitability, consumer experience and data collection capabilities through point of sale technology improvements.	Upgrade point of sale technology at identified agent locations.

Develop and expand the mobile money transfer service offering.	Addition of mobile subscribers, execution of additional mobile operator agreements and enabling additional agent locations to support Western Union mobile transactions.

Grow new and expanding product and service offerings.	Westernunion.com revenue and profit goals. Growth in prepaid and GoCASH revenue and cards-in-force. Additional Account Based Money Transfer banking relationships and transaction and revenue goals.

Expand and grow the business-to-business service offering.	Business-to-business revenue growth and “new customer” revenue goals. Expand business-to-business service offering to additional countries.

Career Share Awards. One of our executives, Mr. Stockdale, received “career share” restricted stock unit awards in 2010. The Compensation Committee awarded the career shares as additional retention incentive and in recognition of his assumption of responsibility for Global Cards and Global Key Accounts. The career share awards vest in full if Mr. Stockdale is employed by the Company on the fourth anniversary of the date of grant. The committee established this vesting schedule to provide a longer retention incentive than the annual restricted stock unit awards. The vesting of these units is also subject to a performance metric specifically designed to qualify the awards for the performance-based exemption under Section 162(m) of the Internal Revenue Code.

Severance and Change-in-Control

Western Union has a severance and change-in-control policy for our executives. The policy helps accomplish Western Union’s compensation philosophy of attracting and retaining exemplary talent. The committee believes it is appropriate to provide executives with the rewards and protections afforded by the severance and change-in-control policy. The policy reduces the need to negotiate individual severance arrangements with departing executives and protects our executives from termination for circumstances not of their doing. Prenegotiated severance and change-in-control terms also help to retain, stabilize and focus the executive team in the event of a change-in-control. In 2010, the Compensation Consultant reviewed the material terms of the severance and change-in-control policy against market practices and determined that they were consistent with market practices. During 2010, Ms. Gold and Ms. Clark became entitled to severance pursuant to the policy and, in 2011, Mr. Battista became entitled to severance pursuant to the policy. The terms of the departures of each of these named executive officers are described further below under “Analysis of Our Named Executive Officers’ Compensation.”

In the event of a change-in-control, the policy’s severance benefits are generally payable only upon a so-called “double trigger.” This means that severance benefits are triggered only when an eligible executive is involuntarily terminated (other than for cause, death, or disability), or terminates his or her own employment voluntarily for “good reason” (including a material reduction in title or position, reduction in base salary or bonus opportunity or an increase in the executive’s commute to his or her current principal working location of more than 50 miles without consent) within 24 months after the date of a change-in-control.

The committee amended the severance and change-in-control policy in 2009 to require a “double trigger” for the accelerated vesting of long-term incentive awards in the event of a change-in-control beginning with the 2009 awards. In addition, the Compensation Committee amended the severance and change-in-control policy in 2009 to eliminate tax gross-up payments in the event of a change-in-control for those individuals who become executives of the Company following the date of the amendment. The committee determined that, absent special circumstances (for example, the failure of the acquiring company to assume the awards), single-trigger vesting of stock options and restricted stock or restricted stock units for new executives was no longer an appropriate long-term incentive award element. As long as the executive continues to be employed following a change-in-control, these awards should continue in effect as retention and incentive tools. However, if an executive is terminated, other than for cause, in connection with a change-in-control, accelerated vesting of the awards is appropriate to compensate the executive for the value he or she contributed to the organization.

In connection with the Compensation Committee’s annual review of the Company’s executive compensation programs, the Compensation Committee amended the executive severance policy in 2011, effective for executives hired on or after February 24, 2011, to reduce the level of severance benefits payable to senior executives who have been with the Company for less than two years. The Compensation Committee also amended the definition of change-in-control, the vesting calculation for stock options in connection with a termination of employment and the vesting rules applicable to stock options and restricted stock units following a senior executive’s retirement.

Please see the “Executive Compensation—Potential Payments Upon Termination or Change-in-Control” section of this Proxy Statement for further information regarding Western Union’s severance and change-in-control policy and the treatment of awards upon qualifying termination events or a change-in-control.

Retirement Savings Plans

Western Union’s executives are eligible for the retirement benefits that are generally available to all management-level employees in the countries in which the executives are located. Western Union provides retirement benefits in the United States through a qualified defined contribution 401(k) plan, the Incentive Savings Plan, and a nonqualified defined contribution plan, the Supplemental Incentive Savings Plan. The Supplemental Incentive Savings Plan is available to all U.S.-based members of our senior management (vice president and above) and provides a vehicle for additional deferred compensation with matching contributions from the Company. We maintain the Incentive Savings Plan and the Supplemental Incentive Savings Plan because we wish to encourage our employees to save some percentage of their cash compensation for their eventual retirement. Mr. Ersek participates in the qualified retirement plan made available to eligible employees in Austria.

These types of savings plans are consistent with those provided by our peer companies, and are an important element in attracting and retaining talent in a competitive market. Please see the 2010 Nonqualified Deferred Compensation Table in the “Executive Compensation” section of this Proxy Statement for further information regarding Western Union’s retirement savings plans.

Benefits and Perquisites

The Compensation Committee determined that, in general, benefits available to management-level employees of the Company, when considered together with their levels of compensation and competitive perquisites, were appropriate for executive officers. The Company’s global benefit philosophy for employees, including executives, is to provide a package of benefits consistent with local practices and competitive within individual markets. Each of our named executive officers participates in the health and welfare benefit plans and fringe benefit programs generally available to all other Western Union employees in the countries in which they are located. In addition, in 2010 the Company provided the benefits and perquisites as described in the Summary Compensation Table in the “Executive Compensation” section of this Proxy Statement including: relocation reimbursement; an annual physical examination at a Mayo Clinic facility including travel expenses for the executive; tickets to sporting events; spousal travel to business events; gifts received at a Company leadership conference; third-party car services; Company car and parking facilities; and the expatriate benefits described below for Mr. Ersek. Mr. Ersek is also provided with a car and driver for security purposes and to maximize his efficiency. In addition, the Company agreed to incur the costs associated with the sale of Ms. Clark’s home in North Carolina. This relocation benefit was deemed to be important to the recruiting of Ms. Clark to the Company.

In 2010, Mr. Ersek relocated to our headquarters in Englewood, Colorado from Vienna, Austria following his promotion to Chief Operating Officer. In connection with his relocation, the Company agreed to provide Mr. Ersek benefits under the Company’s expatriate assignment policy, which include (A) relocation and housing benefits, (B) tax preparation and equalization benefits, (C) a company car, (D) travel expenses for Mr. Ersek and his immediate family, and (E) an education allowance for a dependent child. When Mr. Ersek assumed the position of Chief Executive Officer, his employment agreements were amended to, among other things, clarify that the expatriate package will continue as agreed to by the parties at the time Mr. Ersek accepted the position of Chief Operating Officer, through December 31, 2011, at which time Mr. Ersek will cease to be entitled to the expatriate benefits.

The Company provided its other named executive officers with competitive perquisites and other personal benefits which are consistent with the Company’s philosophy of attracting and retaining exemplary executive talent and, in some cases, such as the annual physical examination at a Mayo Clinic facility, the Company provides such personal benefits because they are in the best interests of the Company and its stockholders. The Committee periodically reviews the levels of perquisites and other personal benefits provided to named executive officers.

Stock Ownership Guidelines

To align our executives’ interests with those of our stockholders and to assure that our executives own meaningful levels of Western Union stock throughout their tenures with the Company, the Compensation Committee established stock ownership guidelines for our executives. The stock ownership guidelines require the Chief Executive Officer to own Western Union stock equal in value to five times his or her base salary and each of the executive officers to own stock equal in value to two times his or her respective base salary. All of the named executive officers have met or, within the applicable period, are expected to meet the stock ownership guidelines.

The ownership guideline for the Chief Executive Officer is higher because (i) the committee desires that he or she maintain a significant interest in the future of the Company, (ii) he or she receives higher equity grants than the other executives and (iii) this is consistent with market practices. Executives have five years from the spin-off, or the date of hire for executives hired after the spin-off, in which to reach their ownership guideline level. If an executive’s base salary increases, the ownership guideline increases proportionately, and the time period within which the executive is required to reach the increased ownership requirement is also five years. The on-going executive long-term incentive compensation program has been designed to facilitate achievement of the ownership guidelines.

Included in the definition of stock ownership are unvested shares of restricted stock and restricted stock units, any Western Union stock owned outright, including stock acquired upon option exercises, and stock in any Western Union benefit plan. Unexercised stock options do not count towards meeting stock ownership guidelines.

Employment Agreements

The Company generally executes an offer of employment prior to the time an executive joins the Company which describes the basic terms of the executive’s employment, including his or her start date, starting salary and bonus target and any signing bonus or long-term incentive award granted at the commencement of his or her employment. The terms of the executive’s employment are thereafter based on sustained good performance rather than contractual terms, and the Company’s policies, such as the severance and change-in-control policy, will apply as warranted. During 2010, the Company and Mr. Yates executed an employment letter memorializing the terms of his offer of employment.

Under certain circumstances, the Compensation Committee recognizes that special arrangements with respect to an executive’s employment may be necessary or desirable. Mr. Ersek, the Company and a subsidiary of the Company entered into agreements in November 2009 relating to his new position as Chief Operating Officer, which were amended in September 2010 to reflect his promotion to the position of President and Chief Executive Officer. Employment contracts are a competitive market practice in Austria where Mr. Ersek resided at the time he assumed his position as Chief Operating Officer and the terms of his agreements are consistent with those for similarly situated executives in Austria. When Mr. Ersek assumed the position of President and Chief Executive Officer, the agreements were amended to, among other things, clarify that the expatriate agreement package continues as agreed to by the parties at the time Mr. Ersek accepted the position of Chief Operating Officer through December 31, 2011, at which time Mr. Ersek will cease to be entitled to the expatriate benefits. Please see the “Executive Compensation— Narrative to Summary Compensation Table and Grants of Plan-Based Awards Table—Employment Arrangements” section of this Proxy Statement for a description of the material terms of this agreement.

Clawback Policy

The Board of Directors adopted a clawback policy in 2009. Under the policy, the Board may, in its discretion and subject to applicable law, recover incentive compensation paid to an executive officer of the Company (defined as an individual subject to Section 16 of the Securities Exchange Act of 1934, as amended, at the time the incentive compensation was received by or paid to the officer) if the compensation resulted from any financial result or performance metric that was impacted by the executive officer’s misconduct or fraud. The Board intends to revisit this policy to ensure that it is consistent with applicable laws in the coming year, including any requirements under the Dodd-Frank Wall Street Reform and Consumer Protection Act.

Tax Implications of Executive Compensation Program

Under Section 162(m) of the Internal Revenue Code, generally named executive officer (other than the Chief Financial Officer) compensation over $1 million for any year is not deductible for United States income tax purposes. However, performance-based compensation is exempt from the deduction limit if certain requirements are met. The Compensation Committee structures compensation to take advantage of this exemption under Section 162(m) to the extent practicable, while satisfying the Company’s compensation policies and objectives.

Substantially all 2010 named executive officer compensation is expected to be deductible under Section 162(m) or otherwise not exceed $1 million. For example, all named executive officer base salaries are below $1 million and, subject to compliance with Section 162(m), annual cash incentive awards, performance-based cash awards and stock option awards qualify for the exemption under Section 162(m). For the Annual

Incentive Plan awards to be eligible for deductibility under Section 162(m), the Compensation Committee establishes a bonus pool in an amount equal to 3% of the Company’s consolidated operating income, and allocates the bonus pool among the participants to set the maximum amount that each could receive. This allows the committee to exercise “negative discretion” in setting payouts under the Annual Incentive Plan. Actual awards to our named executive officers for 2010 performance totaled 10% of the bonus pool, or 0.30% of consolidated operating income. Although restricted stock and restricted stock unit awards granted prior to 2009 did not qualify for the exemption under Section 162(m), restricted stock unit awards granted in and after 2009 are expected to qualify for this exemption because payout is subject to an annual operating income performance threshold.

Because the Compensation Committee also recognizes the need to retain flexibility to make compensation decisions that may not meet the standards of Section 162(m) when necessary to enable the Company to continue to attract, retain and motivate highly-qualified executives, it reserves the authority to approve potentially non-deductible compensation in appropriate circumstances.

Analysis of Our Named Executive Officers’ Compensation

Hikmet Ersek

President and Chief Executive Officer (September 1, 2010 to present)

Chief Operating Officer (through August 31, 2010)

Mr. Ersek became President and Chief Executive Officer on September 1, 2010, after serving as Chief Operating Officer, beginning January 1, 2010. Mr. Ersek is responsible for the performance of the Company and he also serves as a director of the Company. Since joining Western Union in 1999, Mr. Ersek held positions of increasing responsibility within the Company. Prior to joining Western Union, he held positions at General Electric (GE) Capital and Europay/MasterCard.

Mr. Ersek’s salary as Chief Operating Officer was €600,000, or $827,940 based on a conversion rate of 1.3799 as of February 24, 2011, and his annual incentive target award was 115% of his salary. When he became Chief Executive Officer, Mr. Ersek’s salary was increased by approximately 9% to $900,000, with an annual incentive target award of 125% of his salary. Mr. Ersek’s 2010 long-term incentive award target increased to $3,500,000 upon his promotion to Chief Operating Officer and remained the same upon his promotion to Chief Executive Officer. The Compensation Committee established Mr. Ersek’s 2010 compensation levels (for the positions of both Chief Operating Officer and Chief Executive Officer) below median of the benchmark data as described in “Establishing and Evaluating Executive Compensation – Benchmarking,” above, because he was new to the responsibilities of both of these positions. In recognition of his promotion to Chief Executive Officer, the Company granted Mr. Ersek stock option and restricted stock unit awards in September 2010 with a grant date fair value of $2,500,000. The committee determined that the amount of this promotion award was appropriate relative to equity awards made to new chief executive officers.

Mr. Ersek’s 2010 compensation was weighted significantly toward variable and performance-based incentive pay over fixed pay, and long-term, equity-based pay over annual cash compensation, because the Compensation Committee desired to tie a significant level of Mr. Ersek’s compensation to the performance of the Company. At target-level performance for 2010, Mr. Ersek’s annual compensation, excluding awards granted in connection with his promotion, was weighted 16% base salary, 19% annual incentive award, and 65% long-term incentive award. Eighty-four percent of Mr. Ersek’s targeted total annual compensation varies based on the Company’s performance.

Mr. Ersek’s compensation as Chief Executive Officer is set higher relative to the other named executive officers. The Compensation Committee considers this to be appropriate, based on market data provided by the Compensation Consultant, and because his level of pay reflects his ultimate responsibility to oversee the performance of the Company.

Based on the Company’s performance for 2010 as described in “The Western Union Executive Compensation Program—Annual Incentive Compensation” discussion above, Mr. Ersek’s 2010 Annual Incentive Plan award was $1,009,912. A portion of the award, €459,370, or $633,885 based on a conversion rate of 1.3799 as of February 24, 2011, was attributed to his role as Chief Operating Officer. The remaining portion of the award, $376,027, was attributed to his role as Chief Executive Officer. The total award reflected the payout of 100% of his target, consistent with the corporate payout calculation. Mr. Ersek was paid in euros from January 1, 2010, through August 31, 2010, and in U.S. dollars thereafter.

The committee certified a payout of 60% of the 2009 performance-based cash portion of the 2009 long-term incentive award target based on the Company’s performance. See, “The Western Union Executive Compensation Program—Long-Term Incentive Compensation—Performance-Based Cash Awards.” This resulted in an award of $500,000 in total to Mr. Ersek, 50% of which was payable in February 2011 and the remaining 50% will be payable in February 2012 (subject to the terms of the award agreement).

Christina A. Gold

President and Chief Executive Officer (through August 31, 2010)

In the position as President and Chief Executive Officer, Ms. Gold was responsible for the overall performance of the Company. She also served as a director of the Company. Ms. Gold joined Western Union as its President in 2002. She oversaw the spin-off and establishment of Western Union as an independent, publicly-traded Fortune 500 company in 2006. Prior to joining Western Union, Ms. Gold was President and Chief Executive Officer of Excel Communications and served as President of Avon North America.

Ms. Gold’s 2010 compensation was weighted significantly toward variable and performance-based incentive pay over fixed pay, and long-term, equity-based pay over annual cash compensation, because the Compensation Committee desired to tie a significant level of Ms. Gold’s compensation to the performance of the Company. At target-level performance for 2010, Ms. Gold’s annual compensation was weighted 12% base salary, 18% annual incentive award, and 70% long-term incentive award. Eighty-eight percent of Ms. Gold’s targeted total compensation varied based on the Company’s performance.

As described in “—Establishing and Evaluating Executive Compensation—Setting 2010 Compensation,” above, the Compensation Committee did not raise compensation levels for 2010 for most of the Company’s executives, including Ms. Gold. In February 2010, the Compensation Committee maintained Ms. Gold’s base salary at $975,000 and her Annual Incentive Plan target at 150% of her base salary, or $1,462,500, which was slightly below the 60th percentile of benchmark compensation. The maximum Annual Incentive Plan award that she could have earned in 2010, based on achieving superior annual performance, was 200% of her target, or $2,925,000. The Compensation Committee also maintained the target long-term incentive award for Ms. Gold at $5,500,000, consisting of performance-based cash awards, stock option awards and restricted stock unit awards as described under “The Western Union Executive Compensation Program—Long-Term Incentive Compensation,” above. Ms. Gold’s 2010 compensation elements were approximately at the median of the benchmark compensation data reviewed by the committee.

In November 2009, as part of the Company’s succession planning process, the Board announced the promotion of Mr. Ersek to the position of Chief Operating Officer, with the expectation that Mr. Ersek would succeed Ms. Gold as President and Chief Executive Officer. On April 27, 2010, the Board and Ms. Gold announced that the succession would be effective on September 1, 2010, when Ms. Gold would step down as President and Chief Executive Officer, and be succeeded by Mr. Ersek. The Compensation Committee determined that Ms. Gold would be eligible for benefits under the Company’s severance and change-in-control policy, which is described under “Western Union Executive Compensation Program—Severance and Change-in-Control Policy,” above, and the “Executive Compensation—Potential Payments Upon Termination or Change-in-Control” section of this Proxy Statement. Upon her departure, the Company and Ms. Gold entered into a Letter Agreement under which Ms. Gold agreed to serve as a consultant to the Company from

September 1, 2010 through August 31, 2011. The Letter Agreement extended through August 31, 2013, the term of restrictive covenant agreements entered into by Ms. Gold in connection with the grant of previous long-term incentive awards. In consideration for Ms. Gold’s agreement to provide consulting services and Ms. Gold’s agreement to extend the restrictive covenant agreements, the committee accelerated the vesting of 63,238 (equal to a pro rata portion reflecting the completion of 18 months of the original 48-month vesting schedule) of the 168,635 restricted stock unit “career shares” granted to Ms. Gold in February 2009. The remaining 105,397 career shares were forfeited upon Ms. Gold’s departure from the Company.

The committee certified a payout of 60% of the 2009 performance-based cash portion of the 2009 long-term incentive award target based on the Company’s performance. See, “The Western Union Executive Compensation Program—Long-Term Incentive Compensation—Performance-Based Cash Awards.” This payout percentage, when calculated on a pro-rata basis based upon the number of days Ms. Gold was employed by the Company during the two-year performance period pursuant to the terms of the award, resulted in a payout of $916,164 in total to Ms. Gold. Under the terms of the award agreement, this prorated amount was payable to Ms. Gold no later than March 15, 2011.

Scott T. Scheirman

Executive Vice President and Chief Financial Officer

Mr. Scheirman joined First Data in 1992, where he held positions of increasing responsibility in the finance area. Mr. Scheirman served as the Senior Vice President and Chief Financial Officer for the Western Union business unit from 1999 through 2006 and assumed his current role as Executive Vice President and Chief Financial Officer at the time of the spin-off in 2006. Prior to joining First Data, Mr. Scheirman was with Ernst & Young LLP.

As with most of the Company’s executives, Mr. Scheirman’s compensation was not adjusted in 2010, except that his annual incentive award and long-term incentive award targets were adjusted upward slightly to bring his pay into closer alignment with market levels. After the adjustment to Mr. Scheirman’s annual incentive award and long-term incentive award targets, Mr. Scheirman’s pay levels were generally in-line with the median of the benchmark data as described in “Establishing and Evaluating Executive Compensation—Benchmarking,” above.

Based on the Company’s performance for 2010 as described in “The Western Union Executive Compensation Program—Annual Incentive Compensation” discussion, above, Mr. Scheirman’s 2010 Annual Incentive Plan award was $509,200. This reflected the payout of 100% of his target. The Compensation Committee also awarded Mr. Scheirman a discretionary bonus of $50,920 for his extraordinary efforts during the transition of leadership in 2010.

The committee certified a payout of 60% of the 2009 performance-based cash portion of the 2009 long-term incentive award target based on the Company’s performance. See, “The Western Union Executive Compensation Program—Long-Term Incentive Compensation—Performance-Based Cash Awards.” This resulted in an award of $200,000 in total to Mr. Scheirman, 50% of which was payable in February 2011 and the remaining 50% will be payable in February 2012 (subject to the terms of the award agreement).

Stewart A. Stockdale

President, The Americas and Executive Vice President, Global Cards and Global Key Accounts

Mr. Stockdale is responsible for the consumer-to-consumer business in the Americas region, as well as our global prepaid card program and global key relationships. Prior to joining Western Union, Mr. Stockdale served as the President of Simon Brand Ventures and as Chief Marketing Officer of Simon Property Group, and held senior positions at Conseco, Inc., MasterCard, American Express and Procter & Gamble.

In January 2010, Mr. Stockdale assumed the responsibility for Global Cards and Global Key Accounts. The Compensation Committee adjusted Mr. Stockdale’s compensation to reflect these additional responsibilities at that time, bringing Mr. Stockdale’s compensation to approximately the 60th percentile relative to benchmark data as described in “Establishing and Evaluating Executive Compensation—Benchmarking,” above. In recognition of Mr. Stockdale’s assumption of additional responsibilities and as an added retention incentive, the Committee also awarded Mr. Stockdale $1,000,000 in restricted stock unit “career shares” which vest if Mr. Stockdale is employed by the Company on the fourth anniversary of the date of the award.

Based on the Company’s performance for 2010 as described in “The Western Union Executive Compensation Program—Annual Incentive Compensation,” above, Mr. Stockdale’s 2010 Annual Incentive Plan award was $685,500. This reflected the payout of 114.25% of his target, consistent with the corporate and business unit performance calculations of 100% of his corporate performance target, which was 75% of his total award, and 157% of his business unit target, which was 25% of his total award.

The committee certified a payout of 60% of the 2009 performance-based cash portion of the 2009 long-term incentive award target based on the Company’s performance. See, “The Western Union Executive Compensation Program—Long-Term Incentive Compensation—Performance-Based Cash Awards.” This resulted in an award of $240,000 in total to Mr. Stockdale, 50% of which was payable in February 2011 and the remaining 50% will be payable in February 2012 (subject to the terms of the award agreement).

David Yates

Executive Vice President, Business Development and Innovation

Mr. Yates joined Western Union in August 2010 and is responsible for electronic and new customer segments, both in the consumer and business markets. This includes business-to-business payments, account-based money transfer, westernunion.com, mobile money transfer and e-channels. Prior to joining Western Union, Mr. Yates served as Executive Vice President and President of First Data Corporation’s International Division, after serving as President of First Data’s Europe, Middle East and Africa division. He also served in executive roles with IBM, General Electric and American Management Systems.

When Mr. Yates joined the Company, his compensation was established based upon benchmark data for executives leading large regional business units. In setting his compensation, the committee also considered his compensation levels at his previous employer and those of other Company executives. At the time he joined the Company, Mr. Yates received a new hire equity grant and performance-based cash award subject to the 2010 and 2011 performance objectives and vesting schedules described in “The Western Union Executive Compensation Program—Long-Term Incentive Compensation,” above. Although he was not eligible to participate in the Annual Incentive Plan, Mr. Yates’ 2010 bonus payout was tied to the corporate performance measures discussed in “The Western Union Executive Compensation Program—Annual Incentive Compensation.” Mr. Yates also received a sign-on restricted stock unit award and a sign-on cash bonus, which were set at levels determined by the committee to be necessary to incent Mr. Yates to join the Company. Please see notes to the Summary Compensation Table in the Executive Compensation section of this Proxy Statement for further details relating the Mr. Yates’ sign-on payments.

Based on the Company’s performance for 2010 as described in “The Western Union Executive Compensation Program—Annual Incentive Compensation” discussion, above, Mr. Yates’ 2010 bonus was $176,986. This reflected the payout of 100% of his target.

Guy Battista

Executive Vice President and President, Western Union Financial Services, Inc. (through December 31, 2010)

Mr. Battista joined Western Union’s former parent company, First Data, in 1990, where he served as Executive Vice President and Chief Information Officer. Mr. Battista was Executive Vice President and President, Western Union Financial Services, Inc. through December 31, 2010, when he retired from the

Company in connection with the organizational changes described above. While at Western Union, Mr. Battista oversaw customer service for consumers and agents, credit risk and settlement operations, real estate, security and fraud prevention.

As with most of the Company’s executives, Mr. Battista’s compensation levels and award targets for 2010 remained consistent with those set for 2009. Mr. Battista’s pay and target levels (other than his long-term incentive award target, which was between the 50th and 75th percentile of benchmark data) exceeded the guideline target levels relative to benchmark data for his position as described in “Establishing and Evaluating Executive Compensation—Benchmarking,” above, which the committee deemed appropriate in light of his significant experience. Upon his departure, Mr. Battista was eligible for the severance benefits available under the Executive Severance policy, which is described under “—The Western Union Executive Compensation Program—Severance and Change-in-Control Policy,” above, and the “Executive Compensation—Potential Payments Upon Termination or Change-in-Control” section of this Proxy Statement.

Based on the Company’s performance for 2010 as described in the “—Annual Incentive Compensation” discussion above, Mr. Battista’s 2010 annual incentive award was $423,750. This reflected the payout of 100% of his target, consistent with the corporate performance grid parameters.

The committee certified a payout of 60% of the 2009 performance-based cash portion of the 2009 long-term incentive award target based on the Company’s performance. See, “The Western Union Executive Compensation Program—Long-Term Incentive Compensation—Performance-Based Cash Awards.” This resulted in a payout of $160,000 in total to Mr. Battista. Under the terms of the award agreement, this amount was payable to Mr. Battista no later than March 15, 2011.

Ranjana Clark

President, Global Business Payments and Executive Vice President, Head of Global Strategy (through June 30, 2010)

Prior to joining Western Union in March 2009, Ms. Clark was with Wachovia Corporation and Wells Fargo & Company for 20 years serving in positions of increasing and varied responsibilities, most recently as Senior Executive Vice President and Chief Marketing Officer at Wachovia and Head of the Wholesale Customer Experience Group at Wells Fargo. Early in her career, Ms. Clark spent five years with Deutsche Bank in Mumbai, India. Ms. Clark led the Company’s Global Business Payments and Global Strategy functions until her departure in June 2010 in connection with the organizational changes described above. Upon Ms. Clark’s departure, she received severance pursuant to the executive severance and change-in-control policy, which is described under “—The Western Union Executive Compensation Program—Severance and Change-in-Control Policy,” above, and the “Executive Compensation—Potential Payments Upon Termination or Change-in-Control” section of this Proxy Statement.

Ms. Clark’s salary, annual incentive award target level and annual equity award target were determined at the time she joined the Company in 2009 using benchmark data for executives leading large regional business units. In setting her compensation, the committee also considered her compensation levels at her previous employer and those of other Company executives. As with most of the Company’s executives, Ms. Clark’s compensation levels and award targets for 2010 remained consistent with those set for 2009. Ms. Clark’s compensation levels were generally in-line with the 60th percentile relative to benchmark data as described in “Establishing and Evaluating Executive Compensation—Benchmarking,” above.

The committee certified a payout of 60% of the 2009 performance-based cash portion of the 2009 long-term incentive award target based on the Company’s performance. See, “The Western Union Executive Compensation Program—Long-Term Incentive Compensation—Performance-Based Cash Awards.” Ms. Clark received a performance-based cash award as part of her new-hire award in 2009 which contained the same performance metrics as the 2009 long-term incentive awards made to other executives. This payout percentage, when calculated on a pro-rata basis based upon the number of days Ms. Clark was employed by the Company during the two-year performance period pursuant to the terms of the award, resulted in a payout of $175,671 in total to Ms. Clark. Under the terms of the award agreement, this prorated amount was payable to Ms. Clark no later than March 15, 2011.

2011 Compensation

At its February 24, 2011 meeting, the Compensation Committee approved the following compensation amounts and awards for the named executive officers serving at the time of that meeting. In setting executive compensation levels for 2011, the committee considered a number of factors including benchmark data, individual characteristics and responsibilities, and the Company’s sequentially improved financial performance over the last four quarters, including the Company’s total shareholder return for the 12 month period leading up to the date of the committee’s February 24, 2011 meeting (32.5% compared with an average of 21.8% for the S&P 500® companies).

Named Executive Officer	Base Salary	Annual Incentive Award Target	Long- Term Incentive Award Target
Hikmet Ersek	$925,000	$1,248,750	$4,500,000
Scott T. Scheirman	$562,800	$534,660	$1,500,000
Stewart A. Stockdale	$612,000	$612,000	$1,400,000
David Yates	$515,000	$437,750	$1,400,000

EXECUTIVE COMPENSATION

The following table contains compensation information for our named executive officers for the last three fiscal years.

2010 SUMMARY COMPENSATION TABLE

Name and Principal Position	Year	Salary ($000)	Bonus ($000)		Stock Awards ($000)(1)		Option Awards ($000)(1)		Non-Equity Incentive Plan Compensation ($000)(2)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($000)(3)	All Other Compensation ($000)(4)	Total ($000)
Hikmet Ersek(5)	2010	835.7	—		2,416.7	(6)	2,416.7	(6)	1,509.9	—	683.8	7,862.8
President and Chief Executive Officer, Former Chief Operating Officer	2009	802.1	10.0		1,833.4		833.3		699.3	—	115.0	4,293.1
	2008	679.4	—		—		—		477.8	—	74.3	1,231.5

Christina A. Gold(7)	2010	650.0	—		1,833.3		1,833.3		1,889.8	—	1,544.3	7,750.7
Former President and Chief Executive Officer	2009	975.0	—		3,833.4		1,833.3		1,374.8	—	122.2	8,138.7
	2008	966.7	—		—		—		1,105.7	—	117.6	2,190.0

Scott T. Scheirman	2010	536.0	50.9	(8)	400.0		400.0		709.2	—	51.3	2,147.4
EVP and Chief Financial Officer	2009	533.3	10.0		333.3		333.3		453.5	—	49.7	1,713.1
	2008	511.7	—		—		—		349.4	—	51.1	912.2

Stewart A. Stockdale	2010	600.0	—		1,466.7	(9)	466.7		925.5	—	65.9	3,524.8
President, The Americas and EVP, Global Cards & Global Key Accounts	2009	550.0	49.5		900.0		400.0		462.8	—	276.3	2,638.6
	2008	261.4	405.0		1,925.0		1,875.0		—	—	320.4	4,786.8

Guy A. Battista(10)	2010	565.0	—		266.7		266.7		583.8	—	105.6	1,787.8
EVP and President, Western Union Financial Services, Inc.	2009	N/A	N/A		N/A		N/A		N/A	N/A	N/A	N/A
	2008	N/A	N/A		N/A		N/A		N/A	N/A	N/A	N/A

David G. Yates(11)	2010	208.3	150.0	(12)	766.7	(13)	466.7		177.0	—	4.9	1,773.6
EVP, President, Business Development and Innovation	2009	N/A	N/A		N/A		N/A		N/A	N/A	N/A	N/A
	2008	N/A	N/A		N/A		N/A		N/A	N/A	N/A	N/A

Ranjana B. Clark(14)	2010	290.0	—		466.7		466.7		463.3	—	1,357.0	3,043.7
Former President, Global Business Payments and EVP, Global Strategy	2009	439.0	1,500.0	(15)	1,356.7		466.7		—	—	330.4	4,092.8
	2008	N/A	N/A		N/A		N/A		N/A	N/A	N/A	N/A

Footnotes:

(1)

The amounts in these columns represent awards granted under The Western Union Company 2006 Long-Term Incentive Plan (the “Long-Term Incentive Plan”). Except as noted below with respect to additional awards granted to Messrs. Ersek and Stockdale and the new hire grant to Mr. Yates, the amounts reported in these columns for 2010 represent the annual equity grants to the Named Executive Officers under the Long-Term Incentive Plan. The amounts reported in these columns are valued based on the aggregate grant date fair value computed in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718, Compensation—Stock Compensation (“FASB ASC Topic 718”). See Note 16 to the Consolidated Financial Statements included in our Annual Report on Form 10-K for the years ended December 31, 2010, December 31, 2009, and December 31, 2008, respectively, for a discussion of the relevant assumptions used in calculating the amount for the applicable year.
(2)	For 2010, the amounts reflect the actual payout received under the applicable annual incentive plan by Mr. Ersek, Ms. Gold, Mr. Scheirman, Mr. Stockdale, Mr. Battista, Mr. Yates and Ms. Clark of $1,009,912, $973,664, $509,200, $685,500, $423,750, $176,986, and $287,616, respectively, and the performance-based cash award earned over the 2009-2010 performance period under the Long-Term Incentive Plan by Mr. Ersek, Ms. Gold, Mr. Scheirman, Mr. Stockdale, Mr. Battista and Ms. Clark of $500,000, $916,164, $200,000, $240,000, $160,000 and $175,671, respectively. As discussed previously, 50% of the 2009 performance-based cash award under the Long-Term Incentive Plan was payable in February 2011 and the remaining 50% will be payable in February 2012, subject to earlier vesting as described in footnote 3 to the Payments Upon a Termination or Change-in-Control tables and the terms of the award agreements. Please see the “Compensation Discussion and Analysis” section of this Proxy Statement for more specific information regarding each named executive officer’s award opportunities under the applicable annual bonus plan and Long-Term Incentive Plan.
(3)	In the proxy statement for the 2010 Annual Meeting of Stockholders, this column included $17,500 of “above-market earnings” for Mr. Stockdale in error. This column as well as the total compensation earned by Mr. Stockdale in 2009 has been updated to remove this amount.
(4)	Amounts included in this column for 2010 are set forth by category in the All Other Compensation Table below.
(5)	From January 1, 2010 through August 31, 2010, Mr. Ersek served as Chief Operating Officer of the Company and, effective September 1, 2010, Mr. Ersek was promoted to President and Chief Executive Officer of the Company. The compensation Mr. Ersek received for his service as Chief Operating Officer was denominated in euros and, as a result, the amount of compensation reported in U.S. dollars is impacted by fluctuations in the value of the U.S. dollar compared to the euro. Mr. Ersek’s 2010 Chief Operating Officer compensation, other than compensation recognized for options and stock awards, Non-Equity Incentive Plan Compensation, and the relocation benefits included in the “All Other Compensation Table” below, has been converted to U.S. dollars using an exchange rate of 1.3392 as of December 31, 2010. The portion of Mr. Ersek’s Non-Equity Incentive Plan Compensation attributed to his role as Chief Operating Officer (€459,370) was converted to U.S. dollars based on a conversion rate of 1.3799 as of February 24, 2011.
(6)	This amount includes equity awards granted to Mr. Ersek in connection with his promotion to President and Chief Executive Officer of the Company.
(7)	Ms. Gold departed from the Company on September 1, 2010.
(8)	This amount represents a discretionary bonus paid in 2011 relating to 2010 performance.
(9)	This amount includes “career shares” granted to Mr. Stockdale in February 2010.
(10)	Mr. Battista departed from the Company on December 31, 2010.
(11)	Mr. Yates joined the Company in August 2010. Except with respect to Mr. Yates’ Non-Equity Incentive Plan Compensation and the portion of Mr. Yates’ base salary paid after his relocation to the United States, the compensation paid to Mr. Yates is awarded in U.S. dollars and converted to British pounds on the date such compensation is paid. As a result, the amount of compensation received by Mr. Yates is impacted by fluctuations in the value of the U.S. dollar compared to the British pound. Mr. Yates’ Non-Equity Incentive Plan Compensation was paid in U.S. dollars.
(12)	This amount represents a sign-on bonus payable pursuant to the terms of Mr. Yates’ offer of employment.
(13)	This amount includes equity awards granted pursuant to the terms of Mr. Yates’ offer of employment.
(14)	Ms. Clark departed from the Company on June 30, 2010.
(15)	Ms. Clark’s 2009 bonus represents a guaranteed bonus equal to 100% of her annualized salary ($580,000), a sign-on cash bonus of $910,000, and a discretionary cash bonus of $10,000.

2010 ALL OTHER COMPENSATION

Name	Perquisites & Other Personal Benefits ($000)(1)		Tax Reimbursements ($000)(2)	Company Contributions to Defined Contribution Plans ($000)(3)	Insurance Premiums ($000)	Accrued Vacation Pay ($000)(6)	Post- Termination Payments ($000)(7)	Total ($000)
Hikmet Ersek(4)	288.4	(5)	335.4	60.0	—	—	—	683.8
Christina A. Gold	1.6		—	84.3	4.9	82.5	1,371.0	1,544.3
Scott T. Scheirman	9.2		1.2	40.0	0.9	—	—	51.3
Stewart A. Stockdale	15.8		4.7	44.5	0.9	—	—	65.9
Guy A. Battista	0.4		—	41.3	4.1	59.8	—	105.6
David G. Yates	4.5		0.2	—	0.2	—	—	4.9
Ranjana B. Clark	576.0	(8)	50.5	19.2	0.5	36.8	674.0	1,357.0

Footnotes:

(1)	Amounts in this column include the incremental cost or valuation of financial planning services for Messrs. Scheirman and Stockdale incurred in 2009 and submitted for reimbursement in 2010 (this benefit was eliminated beginning in 2010), travel expenses by the spouse of Ms. Clark to attend a business event that occurred in 2009, which were submitted for reimbursement in 2010, relocation expenses for Mr. Ersek and Ms. Clark (as described in Footnotes 5 and 8, respectively, to this table), sporting event tickets for Messrs. Ersek, Scheirman, Stockdale, Battista, Yates and Mmes. Gold and Clark, personal use of a Company-provided car and parking facilities in Austria by Mr. Ersek, lease payments for a Company-provided car in the U.S. for Mr. Ersek and Mr. Yates, car services for Mr. Ersek and Ms. Clark, an annual physical examination at a Mayo Clinic facility, including travel expenses, for certain executives, and gifts received by Messrs. Ersek, Scheirman, Stockdale and Yates at a Company leadership conference.
(2)	Amounts in this column include tax gross-ups for financial planning services for Messrs. Scheirman and Stockdale described above (this benefit was eliminated beginning in 2010), commercial flights in 2009 for travel by the spouses of Messrs. Scheirman and Stockdale and Ms. Clark to attend a business event, gifts received by Messrs. Ersek, Scheirman, Stockdale and Yates at a Company leadership conference. Amounts in this column also include tax gross-ups for Mr. Ersek’s expatriate benefits ($218,394) and certain relocation expenses ($116,606). Please see Footnote 5 to this table for further information regarding his relocation benefits. Amounts in this column also include tax gross-ups of approximately $50,000 for Ms. Clark for certain relocation expenses, as described in Footnote 8 to this table.
(3)	Amounts shown in this column represent contributions made by the Company on behalf of each of the named executive officers, except for Mr. Ersek, to the Company’s Incentive Savings Plan and/or the Supplemental Incentive Savings Plan, and contributions made by the Company on behalf of Mr. Ersek to the Company’s defined contribution plan in Austria, the Victoria Volksbanken Pensionskassen AG.
(4)	Amounts attributable to Mr. Ersek’s service as Chief Operating Officer that were paid to or on behalf of Mr. Ersek in euros were converted using an exchange rate of 1.3392 as of December 31, 2010.
(5)	This amount includes approximately $265,000 paid to or on behalf of Mr. Ersek in connection with his relocation from Austria to Colorado, including home leave expenses representing travel expenses between Austria and Colorado ($37,100), a housing allowance ($85,300), and a relocation allowance ($34,300). These relocation expenses were valued on the basis of the aggregate incremental cost to the Company and represent the amount accrued for payment or paid to the service provider or Mr. Ersek, as applicable.
(6)	This amount represents accrued vacation pay paid to Mmes. Gold and Clark and Mr. Battista in connection with their respective separations from the Company.
(7)	These amounts represent payments made to Mmes. Gold and Clark in connection with their respective separations from the Company in 2010. Please see the “Potential Payments Upon Termination or Change-in-Control” section of this Proxy Statement for further information regarding the amount of compensation received or to be received by Ms. Gold and Ms. Clark in connection with their respective separations from the Company.
(8)	This amount includes approximately $568,000 paid to or on behalf of Ms. Clark in connection with her relocation from North Carolina to Colorado, including costs relating to the sale of Ms. Clark’s primary residence in North Carolina. These relocation expenses were valued on the basis of the aggregate incremental cost to the Company and represent the amount accrued for payment to the service provider or Ms. Clark, as applicable.

The following table summarizes awards made to our named executive officers in 2010.

2010 GRANTS OF PLAN-BASED AWARDS

Name	Grant Date	Approval Date	Estimated Possible Payouts Under Non-Equity Incentive Plan Awards				Estimated Future Payouts Under Equity Incentive Plan Awards (#)		All Other Option Awards: Number of Securities Underlying Options (#)		Exercise or Base Price of Option Awards ($/sh)	Grant Date Fair Value of Stock and Option Awards ($000)(14)
			Target ($000)		Maximum ($000)
Hikmet Ersek			991.2	(1)	1,982.4	(1)
			1,166.7	(2)	2,333.3	(2)
	11/2/2010	9/1/2010					71,634	(3)				1,250.0
	11/2/2010	9/1/2010							230,628	(4)	$17.45	1,250.0
	2/24/2010	2/24/2010					72,917	(5)				1,166.7
	2/24/2010	2/24/2010							212,508	(6)	$16.00	1,166.7

Christina A. Gold			1,462.5	(1)	2,925.0	(1)
			1,833.3	(2)	3,666.7	(2)
	2/24/2010	2/24/2010					114,584	(5)				1,833.3
	2/24/2010	2/24/2010							333,941	(6)	$16.00	1,833.3

Scott T. Scheirman			509.2	(1)	1,018.4	(1)
			400.0	(2)	800.0	(2)
	2/24/2010	2/24/2010					25,000	(5)				400.0
	2/24/2010	2/24/2010							72,860	(6)	$16.00	400.0

Stewart A. Stockdale			600.0	(1)	1,200.0	(1)
			466.7	(2)	933.3	(2)
	2/9/2010	12/8/2009					61,958	(7)				1,000.0
	2/24/2010	2/24/2010					29,167	(5)				466.7
	2/24/2010	2/24/2010							85,004	(6)	$16.00	466.7

Guy A. Battista			423.8	(1)	847.5	(1)
			266.7	(2)	533.3	(2)
	2/24/2010	2/24/2010					16,667	(5)				266.7
	2/24/2010	2/24/2010							48,574	(6)	$16.00	266.7

David G. Yates(8)			177.0	(9)	354.0	(9)
			466.7	(10)	933.3	(10)
	8/2/2010	7/14/2010					28,666	(11)				466.7
	8/2/2010	7/14/2010					18,428	(12)				300.0
	8/2/2010	7/14/2010							86,742	(13)	$16.28	466.7

Ranjana B. Clark			580.0	(1)	1,160.0	(1)
			466.7	(2)	933.3	(2)
	2/24/2010	2/24/2010					29,167	(5)				466.7
	2/24/2010	2/24/2010							85,004	(6)	$16.00	466.7

Footnotes:

(1)

These amounts consist of the target and maximum cash award levels set in 2010 under the Annual Incentive Plan. The amount actually earned by each named executive officer is included in the Non-Equity Incentive Plan Compensation column in the 2010 Summary Compensation Table. The portion of Ersek’s 2010 target and maximum award levels set under the Annual Incentive Plan that is attributable to Mr. Ersek’s service as the Company’s Chief Operating Officer has been converted from euros to U.S. dollars using an exchange rate of 1.3392 as of December 31, 2010. Pursuant to the terms of the Executive Severance Policy, Mmes. Gold and Clark received a cash payment equal to their prorated bonuses under the Annual Incentive Plan, based on the number of days during the year in which they were employed by the

Company. Please see “Compensation Discussion and Analysis” for further information regarding the Annual Incentive Plan award.
(2)	These amounts consist of the target and maximum cash award levels set in 2010 under the Long-Term Incentive Plan. Payment of the 2010 performance-based cash award depends on the accomplishment of certain strategic objectives over a two-year period. Pursuant to the terms of the Executive Severance Policy, Mmes. Gold and Clark and Mr. Battista will receive a cash payment equal to their prorated 2010 performance cash award under the Long-Term Incentive Plan, based on the number of days employed by the Company during the two-year performance period. Please see “Compensation Discussion and Analysis” for further information regarding the Long-Term Incentive Plan award.
(3)	The amount represents restricted stock units granted to Mr. Ersek under the Long-Term Incentive Plan in connection with his promotion to President and Chief Executive Officer of the Company. These restricted stock units are scheduled to vest on September 1, 2013.
(4)	The amount represents stock options granted to Mr. Ersek under the Long-Term Incentive Plan in connection with his promotion to President and Chief Executive Officer of the Company. These stock options are scheduled to vest in 25% increments on each of the first through fourth year anniversaries of September 1, 2010.
(5)	This amount represents the restricted stock units granted under the Long-Term Incentive Plan. For actively employed executives, these restricted stock units are scheduled to vest on February 24, 2013. In connection with their separations from the Company, Mmes. Gold and Clark and Mr. Battista vested in a pro rata portion of these restricted stock units, based on the ratio of days since grant to total days in vesting period.
(6)	This amount represents stock options granted under the Long-Term Incentive Plan. For actively employed executives, these options vest in 25% increments on each of the first through fourth year anniversaries of the date of grant. In connection with their separations from the Company, Mmes. Gold and Clark vested in a pro rata portion of these stock options, based on the ratio of days since grant to total days in vesting period. Because Mr. Battista was retirement eligible on the date of his separation from the Company, he will continue vesting in these stock options for a period of four years after his separation from the Company.
(7)	This amount represents “career shares” granted under the Long-Term Incentive Plan in the form of restricted stock units. These restricted stock units are scheduled to vest on February 9, 2014.
(8)	The Compensation Committee approved Mr. Yates’ equity awards in connection with the approval of his new-hire offer package on July 14, 2010.
(9)	These amounts consist of the target and maximum cash award levels established for Mr. Yates under The Western Union Company Performance Incentive Plan. Pursuant to the terms of Mr. Yates’ offer of employment, the actual amount earned was subject to the achievement of the same performance metrics as those established for the Annual Incentive Plan and prorated for the number of days in 2010 that Mr. Yates performed services for the Company. The amount actually earned by Mr. Yates is reported as Non-Equity Incentive Plan Compensation in the 2010 Summary Compensation Table. Please see “Compensation Discussion and Analysis” for further information regarding the performance metrics established under the Annual Incentive Plan.
(10)	These amounts consist of the target and maximum cash award levels set in 2010 under the Long-Term Incentive Plan and granted pursuant to the terms of Mr. Yates’ offer of employment. Payment of the performance-based cash award depends on the accomplishment of certain strategic objectives over a two-year period. Please see “Compensation Discussion and Analysis” for further information regarding the award.
(11)	This amount represents a new hire equity grant in the form of restricted stock units granted under the Long-Term Incentive Plan and pursuant to the terms of Mr. Yates’ offer of employment. These restricted stock units are scheduled to vest on August 2, 2013.
(12)	The amount represents a sign-on equity grant pursuant to the terms of Mr. Yates’ offer of employment. This equity grant is in the form of restricted stock units granted under the Long-Term Incentive Plan. These restricted stock units are scheduled to vest on August 2, 2013.
(13)	This amount represents stock options granted under the Long-Term Incentive Plan and pursuant to the terms of Mr. Yates’ offer of employment, which vest in 25% increments on each of the first through fourth year anniversaries of the date of grant.
(14)	The amounts shown in this column are valued based on the aggregate grant date fair value computed in accordance with FASB ASC Topic 718. See Note 16 to the Consolidated Financial Statements included in our Annual Report on Form 10-K for the year ended December 31, 2010, for a discussion of the relevant assumptions used in calculating the amount.

Narrative to Summary Compensation Table and Grants of Plan-Based Awards Table

Employment Arrangements

As noted in the Compensation Discussion and Analysis, the Company generally executes an offer of employment prior to the time an executive joins the Company which describes the basic terms of the executive’s employment, including his or her start date, starting salary and bonus target and any signing bonus or long-term incentive award granted at the commencement of his or her employment. The terms of the executive’s employment are thereafter based on sustained good performance rather than contractual terms, and the Company’s policies, such as the severance and change-in-control policy, will apply as warranted. Consistent with the Company’s policy, during 2010, the Company and Mr. Yates executed an employment letter memorializing the terms of his offer of employment. During 2010, the Company also had an employment agreement with Mr. Ersek. The terms of Mr. Ersek’s employment agreement and Mr. Yates’ offer of employment are set forth below.

During 2010, Western Union Financial Services GmbH, one of our subsidiaries, was party to an employment agreement with Mr. Ersek pursuant to which Mr. Ersek agreed to serve, commencing January 1, 2010, as the Company’s Chief Operating Officer. Mr. Ersek’s employment agreement provided for, among other benefits (i) an annual base salary of EUR 600,000, subject to merit increases, (ii) eligibility to participate in the Company’s Long-Term Incentive Plan and Annual Incentive Plan, (iii) eligibility to participate in retirement, health and welfare benefits programs on the same basis as similarly situated employees in Austria, as well as benefits under the Company’s expatriate assignment policy, which include (A) relocation and housing benefits, (B) tax preparation and equalization benefits, (C) a company car, (D) travel expenses for Mr. Ersek and his immediate family, and (E) an education allowance for a dependent child. Mr. Ersek’s employment agreement also includes non-competition, non-solicitation and confidentiality provisions. The term of Mr. Ersek’s employment agreement commenced on January 1, 2010 and was scheduled to end on December 31, 2011 (the “Term”). The agreement provided that if Mr. Ersek was appointed to and accepted the position of Chief Executive Officer of the Company (“Chief Executive Officer”), Mr. Ersek’s appointment as Chief Operating Officer would immediately end, the agreement would immediately terminate and Mr. Ersek would become employed in the United States by the Company or one of its United States subsidiaries. The agreement provided further that if, (i) on or before the expiration of the Term, Mr. Ersek was notified that he would not be considered as a candidate for the Chief Executive Officer position, and Mr. Ersek elected, within 30 calendar days of such notification, to terminate his employment, or (ii) during or upon the expiration of the Term, Mr. Ersek was offered the Chief Executive Officer position and declined such offer and elected, within 30 calendar days of the date he declined such offer, to terminate his employment, then in either case Mr. Ersek would be eligible to receive benefits under the Company’s Severance/Change in Control Policy (Executive Committee Level) as if Mr. Ersek’s employment terminated for an eligible reason under such policy.

In connection with Mr. Ersek’s promotion to President and Chief Executive Officer of the Company, Western Union Financial Services GmbH and Mr. Ersek amended the terms of Mr. Ersek’s employment agreement. The terms of the amendment (i) reflect Mr. Ersek’s new position of President and Chief Executive Officer of the Company and the continuation of the term of the Employment Agreement from September 1, 2010, (ii) provide for a new annual base salary of US $900,000 effective as of September 1, 2010, subject to merit increases, and (iii) clarify that the expatriate agreement package continues as agreed to by the parties at the time Mr. Ersek accepted the position of Chief Operating Officer through the final termination date originally contemplated by the parties, December 31, 2011, at which time Mr. Ersek will cease to be entitled to any of the benefits available thereunder, even though Mr. Ersek will remain a resident of the United States. All other terms of the Employment Agreement are materially unchanged.

On June 4, 2010, the Company extended an offer of employment to David Yates. Mr. Yates’ offer of employment provides, among other benefits, for (i) an annual base salary of $500,000, subject to merit increases, (ii) eligibility to participate in the Company’s performance incentive plan, with a 2010 target bonus equal to 85% of annualized base salary and prorated for months in which Mr. Yates performed services for the Company during 2010, (iii) eligibility to participate in Western Union’s retirement, health, welfare and financial security benefit programs, (iv) beginning in 2011, eligibility for an annual target long-term incentive grant valued at $1,400,000 and (v) relocation benefits. The terms of Mr. Yates’ offer of employment also provided that he was eligible for consideration for a new hire long-term incentive grant of $1,400,000 (consisting equally of stock options, restricted stock units and performance-based cash), a sign-on equity grant of $300,000 in the form of restricted stock units and a sign-on cash bonus of $150,000.

The Company has an executive severance policy for the payment of certain benefits to senior executives, including our named executive officers, upon termination of employment from Western Union and upon a change-in-control of Western Union. As noted earlier, Ms. Gold, Mr. Battista and Ms. Clark each departed from the Company and each became entitled to benefits under the executive severance policy. Please see the “Potential Payments Upon Termination or Change-in-Control” section for a description of the plan as well as a description of the post-termination benefits that Ms. Gold, Mr. Battista and Ms. Clark received or are eligible to receive in connection with their respective separations from the Company.

Awards

In February 2010, the Compensation Committee granted the executives long-term incentive awards under the Long-Term Incentive Plan. The 2010 long-term incentive awards consisted of equal proportions of performance-based cash awards, stock option awards and restricted stock unit awards. Payment of the performance-based cash awards granted in 2010 depends upon the accomplishment of strategic objectives over a two-year period and is subject to a multiplier at the Compensation Committee’s discretion based on performance, allowing for up to 200% of the target to be paid. The performance-based cash awards vest in their entirety on December 31, 2012. Please see the “Compensation Discussion and Analysis” section of this Proxy Statement for further information regarding the 2010 performance-based cash awards, including the performance metrics applicable to such awards.

The stock options and restricted stock units granted to the named executive officers as long-term incentive awards under the Long-Term Incentive Plan, the career shares granted to Mr. Stockdale and the awards granted pursuant to the terms of Mr. Yates’ offer of employment are subject to the time-based vesting provisions described in the footnotes to the Grants of Plan-Based Awards Table. The vesting of all of the restricted stock units approved by the Committee in 2010 was also contingent upon the Company earning at least $500,000,000 in operating income for the year ending December 31, 2010 or, in the case of Mr. Yates’ new hire grant and Mr. Ersek’s November 2010 awards, December 31, 2011. This addition of a performance-based vesting requirement is intended to qualify these awards as performance-based compensation under Section 162(m) of the Code. Because the performance metric was satisfied, other than for the awards to Mr. Yates and Mr. Ersek’s November 2010 awards, the restricted stock unit awards are now subject only to the time-based vesting as described in the footnotes to the Grants of Plan-Based Awards Table. During the restriction period, dividend equivalents equal to the dividends payable on the same number of shares of Western Union common stock will accrue on the restricted stock units and will be paid out in cash on the vesting date. The Long-Term Incentive Plan does not allow repricing of stock options or stock option exercise prices set below the closing trading price on the New York Stock Exchange on the date of grant.

At its February 2010 meeting, the Compensation Committee established performance objectives to be considered under the Annual Incentive Plan for the 2010 plan year. The objectives with respect to Company-wide performance were based on 2010 revenue and operating income performance. For Messrs. Ersek, Scheirman, and Battista and Ms. Gold, 100% of their potential bonus was based on overall Company performance. For Mr. Stockdale and Ms. Clark, 75% of their potential bonus was based on overall Company performance and 25% was based on the performance of their respective business units. Please see the “Compensation Discussion and Analysis” section of this Proxy Statement for more specific information regarding each named executive officer’s potential award under the Annual Incentive Plan.

Salary and Bonus in Proportion to Total Compensation

In 2010, our named executive officers employed by the Company as of December 31, 2010 received 22% to 55% of their total compensation reported in the 2010 Summary Compensation Table in the form of base salary and cash incentive awards under our Annual Incentive Plan. As noted in the “Compensation Discussion and Analysis” section of this Proxy Statement, the Compensation Committee heavily weighted total direct compensation toward the variable elements, which includes annual incentive compensation and long-term incentive compensation, in order to hold executives accountable and reward them for the results of the Company and, where applicable, their business unit. Our Compensation Committee structured the compensation program to give our named executive officers substantial alignment with stockholders, while also permitting our Compensation Committee to incentivize the named executive officers to pursue performance that increases stockholder value. Please see the “Compensation Discussion and Analysis” section of this Proxy Statement for a description of the objectives of our compensation program and overall compensation philosophy.

The following table provides information regarding outstanding option awards and unvested stock awards held by each of the named executive officers at December 31, 2010.

2010 OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

	Option Awards				Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable(1)	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($000)(2)
Hikmet Ersek	—	230,628(3)	17.45	9/1/2020	299,134(9)	5,554.9
	—	212,508(4)	16.00	2/24/2020
	35,673	107,022(5)	11.86	2/17/2019
	7,500	2,500(6)	22.14	2/21/2017
	276,127		19.13	9/29/2016
	87,820		20.10	2/13/2016
	43,910		19.07	12/8/2014
	131,730		17.78	2/12/2014
	21,955		17.94	9/2/2013
	8,400		15.65	1/22/2013
	35,128		18.77	2/6/2012
	8,782		18.86	2/1/2012
	10,846		16.02	7/18/2011

Christina A. Gold	108,905	—	11.86	8/30/2013	19,655(10)	365.0
	957,598	—	19.13	8/30/2013
Scott T. Scheirman	—	72,860(4)	16.00	2/24/2020	53,106(11)	986.2
	14,269	42,809(5)	11.86	2/17/2019
	180,798		19.13	9/29/2016
	87,820		20.10	2/13/2016
	65,865		19.07	12/8/2014
	197,595		17.78	2/12/2014
	570		15.65	1/22/2013
	3,907		19.22	3/6/2012
	131,730		18.77	2/6/2012
	219		13.54	2/7/2011

	Option Awards				Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable(1)	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($000)(2)

Stewart A. Stockdale	—	85,004(4)	16.00	2/24/2020	241,364(12)	4,482.1
	17,123	51,371(5)	11.86	2/17/2019
	86,167	86,168(7)	25.89	6/23/2018

Guy A. Battista	—	48,574(4)	16.00	12/31/2014	4,714(10)	87.5
	11,415	34,248(5)	11.86	12/31/2014
	167,649		19.13	12/31/2014
	329,325		20.65	12/31/2014
	219,550		18.25	12/31/2014
	219,550		18.59	2/25/2014
	131,730		15.63	2/5/2013
	175,640		18.77	2/6/2012
	219,550		13.54	2/7/2011

David G. Yates	—	86,742(8)	16.28	8/2/2020	47,094(13)	874.5

Ranjana B. Clark	15,280		16.00	6/30/2012	—	—
	33,102		16.90	6/30/2012

Footnotes:

(1)	Grants prior to September 29, 2006 represent option awards granted to the named executive officer under the First Data equity compensation plans that were replaced with substitute Western Union options that were adjusted to preserve the pre-conversion intrinsic value of the First Data options. A portion of these substitute options became fully vested in December 2005 when the First Data Compensation and Benefits Committee accelerated the vesting of all First Data options outstanding under the 2002 First Data Corporation Long Term Incentive Plan in anticipation of the adoption of Financial Accounting Standards Board Statement of Financial Accounting Standards No. 123 (revised 2004), Share-Based Payment in the first quarter of 2006. A portion of the substitute options also vested through the normal passage of time. The remainder of these substitute options became fully vested in September 2007 upon consummation of a change-in-control of First Data.
(2)	The market value of shares or units of stock that have not vested reflects a stock price of $18.57, the closing stock price on December 31, 2010.
(3)	These options were awarded on November 2, 2010, and vest in 25% increments on each of the first through fourth year anniversaries of September 1, 2010.
(4)	These options were awarded on February 24, 2010, and vest in 25% increments on each of the first and fourth year anniversaries of the date of grant.
(5)	These options were awarded on February 17, 2009, and vest in 25% increments on each of the first through fourth year anniversaries of the date of grant.
(6)	These options were awarded on February 21, 2007, and vest in 25% increments on each of the first through fourth year anniversaries of the date of grant.
(7)	These options were awarded on June 23, 2008, and vest in 25% increments on each of the first through fourth year anniversaries of the date of grant.
(8)	These options were awarded on August 2, 2010, and vest in 25% increments on each of the first through fourth year anniversaries of the date of grant.
(9)	This amount consists of 70,265 restricted stock units that are scheduled to vest on February 17, 2012, 84,318 restricted stock units that are scheduled to vest on February 17, 2013, 72,917 restricted stock units that are scheduled to vest on February 24, 2013, and 71,634 restricted stock units that are scheduled to vest on September 1, 2013; provided that, in each case, Mr. Ersek is still employed by the Company on the vesting date.

(10)	These amounts represent outstanding restricted stock units of Ms. Gold and Mr. Battista that were distributed upon the Compensation Committee’s certification of the Company’s satisfaction of the Section 162(m) performance metric. Please see the “Narrative to the Summary Compensation Table and Grants of Plan-Based Awards Table” for further information regarding the Section 162(m) performance metric.
(11)	This amount consists of 28,106 restricted stock units that are scheduled to vest on February 17, 2012, and 25,000 restricted stock units that are scheduled to vest on February 24, 2013; provided that, in each case, Mr. Scheirman is still employed by the Company on the vesting date.
(12)	This amount consists of 74,353 restricted stock units that are scheduled to vest on June 23, 2011, 33,727 restricted stock units that are scheduled to vest on February 17, 2012, 42,159 restricted stock units that are scheduled to vest on February 17, 2013, 29,167 restricted stock units that are scheduled to vest on February 24, 2013, and 61,958 restricted stock units that are scheduled to vest on February 9, 2014; provided that, in each case, Mr. Stockdale is still employed by the Company on the vesting date.
(13)	This amount consists of 47,094 restricted stock units that are scheduled to vest on August 2, 2013; provided that Mr. Yates is still employed by the Company on the vesting date.

The following table provides information concerning each exercise of stock options and each vesting of stock during 2010 for each of the named executive officers.

2010 OPTION EXERCISES AND STOCK VESTED

	Options Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Hikmet Ersek	—	—	10,000	161,800
Christina A. Gold	554,225	1,185,234	142,294	2,266,583
Scott T. Scheirman	—	—	—	—
Stewart A. Stockdale	—	—	—	—
Guy A. Battista	—	—	14,004	260,054
David G. Yates	—	—	—	—
Ranjana B. Clark	—	—	23,195	345,837

The following table provides information regarding our nonqualified deferred compensation plan.

2010 NONQUALIFIED DEFERRED COMPENSATION

Name	Executive Contributions in Last FY ($000)(1)	Registrant Contribution in Last FY ($000)(2)	Aggregate Earnings in Last FY ($000)	Aggregate Withdrawals/ Distributions ($000)(3)	Aggregate Balance at Last FYE ($000)(4)
Hikmet Ersek	—	—	—	—	—
Christina A. Gold	105.4	74.5	87.5	(649.1)	1,802.7
Scott T. Scheirman	50.0	30.2	28.2	—	1,123.3
Stewart A. Stockdale	55.6	34.7	35.6	—	265.1
Guy A. Battista	78.3	31.5	264.4	—	3,015.5
David G. Yates	—	—	—	—	—
Ranjana B. Clark	16.3	9.4	—	—	25.7

Footnotes:

(1)	These amounts represent deferrals of the named executive officer’s salary and compensation received under the Annual Incentive Plan and are included in the “Salary” and “Non-Equity Incentive Plan Compensation” columns in the 2010 Summary Compensation Table.

(2)	These amounts are included in the “All Other Compensation” column in the 2010 Summary Compensation Table.
(3)	In connection with her separation from the Company and pursuant to the terms of the Supplemental Incentive Savings Plan, Ms. Gold received a distribution of a portion of her account balance under the Supplemental Incentive Savings Plan.
(4)	Amounts in this column were previously reported in the Summary Compensation Table in previous years as follows (in $000s): Ms. Gold—$2,184.4, Mr. Scheirman—$1,014.9 and Mr. Stockdale—$139.2.

Incentive Savings Plan

We maintain a defined contribution retirement plan (the “Incentive Savings Plan” or “ISP”) for our United States employees, including our United States named executive officers, which is structured with the intention of qualifying under Section 401(a) of the Internal Revenue Code. Under the ISP, participants are permitted to make pre-tax deferrals of up to the maximum allowable amount under the Internal Revenue Code. In addition, we make matching contributions equal to 100% of the first 3% of eligible compensation deferred and 50% of the next 2% of eligible compensation deferred. For 2010, each named executive officer (except Mr. Ersek) was eligible to receive a company contribution equal to 4% of his or her eligible salary. During 2010, Mr. Ersek participated in the qualified retirement savings plan made available to eligible employees in Austria.

Supplemental Incentive Savings Plan

We maintain a nonqualified supplemental savings plan (the “Supplemental Incentive Savings Plan” or “SISP”) for certain of our United States employees, including our United States named executive officers. Under the SISP, participants may defer up to 80% of their salaries, including commissions and incentive compensation (other than annual bonuses), and may make a separate election to defer up to 80% of any annual bonuses and up to 100% of any performance-based cash awards they may earn. The SISP also provides participants the opportunity to receive credits for matching contributions equal to the difference between the matching contributions that a participant could receive under the ISP but for the contribution and compensation limitations imposed by the Internal Revenue Code, and the matching contributions allowable to the participant under the ISP. Participants are generally permitted to choose from among the mutual funds available for investment under the ISP for purposes of determining the imputed earnings, gains and losses applicable to their SISP accounts. Prior to January 1, 2007, participants were also permitted to choose the Western Union Fixed Income Fund for purposes of determining imputed earnings, gains and losses applicable to their SISP accounts. The SISP is unfunded. Participants may specify the timing of the payment of their accounts by choosing either a specified payment date or electing payment upon separation from service (or a date up to five years following separation from service), and in either case may elect to receive their accounts in a lump sum or in annual or quarterly installments over a period of up to ten years. With respect to each year’s contributions and imputed earnings, the participant may make a separate distribution election. Subject to the requirements of Section 409A of the Internal Revenue Code, applicable Internal Revenue Service guidance, and the terms of the SISP, participants may receive an early payment in the event of a severe financial hardship and may make an election to delay the timing of their scheduled payment by a minimum of five years. During 2010, each of the named executive officers, other than Mr. Ersek, was eligible to participate in the SISP.

Potential Payments Upon Termination or Change-in-Control

Executive Severance Policy

We maintain an executive severance policy for the payment of certain benefits to senior executives, including our named executive officers, upon termination of employment from Western Union and upon a change-in-control of Western Union. In connection with the Compensation Committee’s annual review of the Company’s executive compensation programs and as further described below, the Compensation Committee amended the executive severance policy, effective for executives hired on or after February 24, 2011, to reduce the level of severance benefits payable to senior executives who have been with the Company for less than two years. As described below, the Compensation Committee also amended the definition of change-in-control, the vesting calculation for stock options in connection with a termination of employment and the vesting rules applicable to stock options and restricted stock units following a senior executive’s retirement. In addition, the Compensation Committee modified the bonus rules for the year of termination for terminations due to a change-in-control to provide for a prorated bonus based on the target award and included in the severance policy an automatic reduction in severance benefits payable following a change-in-control for executives not eligible to receive tax gross-ups in the event such reduction would result in a better after-tax result for the executive. All of these changes are effective in 2011.

The purpose of the severance policy is to promote uniform treatment of senior executives who are involuntarily terminated other than for “cause” or who, following a change-in-control of Western Union, are involuntarily terminated other than for “cause” or terminate for good reason, and to afford such executives the opportunity to protect the share value they have helped create in the event of any change-in-control. Under the executive severance policy, a change-in-control is defined to include:

•	Acquisition by a person or entity of 25% of either the outstanding shares of the Company or the combined voting power of such shares, with certain exceptions;

•	An unapproved change in a majority of the Board members; and

•	Certain corporate restructurings, including certain mergers, dissolution and liquidation.

In February 2011, the Compensation Committee amended the definition of change-in-control under the executive severance policy to increase the acquisition percentage of outstanding securities required to trigger a change-in-control from 25% to 35%.

The executive severance policy provides for the following severance and change-in-control benefits:

•

Effective for senior executives hired before February 24, 2011, a severance payment equal to the senior executive’s base pay plus target bonus for the year in which the termination occurs, multiplied by two. Effective for senior executives hired on and after February 24, 2011, a senior executive who has been employed by the Company for 12 months or less shall receive a severance payment equal to the sum of the senior executive’s base pay and target bonus for the year in which termination occurs and, for every month employed in excess of 12 months, the senior executive shall receive an additional severance payment equal to a pro rata portion of the severance pay, up to a maximum severance payment equal to the senior executive’s base pay plus target bonus for the year in which the termination occurs, multiplied by two.

•

A cash payment equal to the senior executive’s prorated bonus under the Annual Incentive Plan for the year in which the termination occurs. Effective January 1, 2010, no prorated bonus will be payable unless the Compensation Committee certifies that the performance goals under the Annual Incentive Plan have been achieved for the year in which the termination occurs (except for eligible terminations following a change-in-control).

•

Provided that the senior executive properly elects continued health care coverage under applicable law, a lump sum payment equal to the difference between active employee premiums and continuation coverage premiums for eighteen months of coverage.

•	At the discretion of the Compensation Committee, outplacement benefits may be provided to the executive.

•

Effective February 17, 2009, all awards made pursuant to our Long-Term Incentive Plan, including those that are performance-based, generally will become fully vested and exercisable if a senior executive is involuntarily terminated without cause, or terminates for good reason within twenty-four months following a change-in-control. The right to exercise stock options will continue for twenty-four months (thirty-six months in the case of the Chief Executive Officer) after the senior executive’s termination (but not beyond their original terms).

•

Upon a change-in-control only, all equity compensation awards that were made pursuant to our Long-Term Incentive Plan before February 17, 2009, generally will become fully vested and exercisable on the date of the change-in-control. The right to exercise stock options will continue for twenty-four months (thirty-six months in the case of the Chief Executive Officer) after the senior executive’s termination (but not beyond their original terms).

•

If a senior executive is involuntarily terminated without cause and no change-in-control has occurred, awards granted pursuant to our Long-Term Incentive Plan on and after February 17, 2009 (other than most “career share” grants) generally will vest on a prorated basis based on the period from the grant date to the termination date and stock options will remain exercisable until the end of severance period under the executive severance policy, but not beyond the stock options’ original terms. The “career shares” generally are forfeited upon a termination for any reason.

•

If a senior executive is involuntarily terminated without cause and no change-in-control has occurred, stock options granted pursuant to our Long-Term Incentive Plan before February 17, 2009 will continue to vest and be exercisable for twenty-four months (thirty-six months in the case of the Chief Executive Officer) after the senior executive’s termination (but not beyond their original terms), and restricted stock awards and restricted stock units generally will vest on a prorated basis based on the period from the grant date to the termination date.

•

For individuals who were senior executives on or before April 30, 2009, if benefits payable after a change-in-control exceed 110% of the maximum amount of such benefits that would not be subject to the excise tax imposed by Section 4999 of the Internal Revenue Code, an additional cash payment in an amount that, after payment of all taxes on such benefits (and on such amount), provides the senior executive with the amount necessary to pay such tax. (If the benefits so payable do not exceed such 110% threshold, the amount thereof will be reduced to the maximum amount not subject to such excise tax.) During 2009, the plan was amended to provide that the tax benefits described above shall not be provided to any new senior executive who becomes subject to the plan after April 30, 2009.

The provision of severance benefits under the executive severance policy is conditioned upon the executive executing an agreement and release which includes, among other things, non-competition and non-solicitation restrictive covenants as well as a release of claims against the Company. These restrictive covenants vary in duration, but generally do not exceed two years.

Upon a change-in-control, unvested stock options and restricted stock granted before February 17, 2009 and held by each of our named executive officers would generally accelerate and vest immediately. Assuming a change-in-control on December 31, 2010, Mr. Stockdale would have received equity values with respect to the vesting of pre-February 17, 2009 restricted stock of approximately $1,406,759. As of December 31, 2010, the exercise price of all of the pre-February 17, 2009 unvested stock options held by Mr. Ersek and Mr. Stockdale exceeded the closing price of $18.57 per share and, as a result, Messrs. Ersek and Stockdale would not have received equity values with respect to such options in connection with a change-in-control.

As noted in the Compensation Discussion and Analysis, during 2010, Mmes. Gold and Clark separated from the Company. In connection with Ms. Gold’s departure, the Company and Ms. Gold entered into a Letter Agreement under which Ms. Gold agreed to serve as a consultant to the Company from September 1, 2010, through August 31, 2011. The Letter Agreement extended through August 31, 2013, the term of restrictive covenant agreements entered into by Ms. Gold in connection with the grant of awards to her pursuant to the Long-Term Incentive Plan. In consideration for Ms. Gold’s agreement to provide consulting services and to extend the restrictive covenant agreements, the vesting of 63,238 (equal to a pro rata portion reflecting the completion of 18 months of the original 48-month vesting schedule) of the 168,635 restricted stock unit “career shares” granted to Ms. Gold in February 2009 accelerated to September 1, 2010 and the remaining 105,397 of the career shares were forfeited. Ms. Gold was also eligible to receive separation benefits pursuant to the executive severance policy. Accordingly, in connection with her separation and in exchange for Ms. Gold signing a general release of claims in favor of the Company, Ms. Gold will receive separation pay in an aggregate amount equal to

$4,875,000. In addition, Ms. Gold was eligible to receive (i) her 2010 bonus under the Annual Incentive Plan, based on the actual performance of the Company for 2010 and prorated through her date of separation ($973,664), (ii) a lump sum payment equal to the difference between active employee premiums and healthcare continuation coverage premiums ($816), (iii) her 2009 and 2010 performance cash awards, based on actual performance of the Company and prorated through her date of separation ($916,164 for the 2009 award), and (iv) equity values with respect to the vesting of restricted stock units and career shares upon her separation from the Company ($2,539,360). The vesting of 219,987 of Ms. Gold’s outstanding options also accelerated upon Ms. Gold’s separation from the Company.

Ms. Clark was also eligible to receive separation benefits pursuant to the executive severance policy. Pursuant to the policy and in exchange for Ms. Clark signing a general release of claims in favor of the Company, Ms. Clark will receive separation pay in an aggregate amount equal to $2,320,000. In addition, Ms. Clark was eligible to receive (i) her 2010 bonus under the Annual Incentive Plan, based on the actual performance of the Company for 2010 and prorated through her date of separation ($287,616), (ii) a lump sum payment equal to the difference between active employee premiums and healthcare continuation coverage premiums ($18,146), (iii) her 2009 and 2010 performance cash awards, based on actual performance of the Company and prorated through her date of separation ($175,671 for the 2009 award), and (iv) equity values with respect to the vesting of restricted stock and career shares upon her separation from the Company ($345,837). In addition, the vesting of 33,817 of Ms. Clark’s outstanding options accelerated upon Ms. Clark’s separation from the Company.

For the named executive officers serving as of December 31, 2010, we have quantified the potential payments upon termination under various termination circumstances in the tables set forth below.

PAYMENTS UPON A TERMINATION OR CHANGE-IN-CONTROL

Termination Following a Change-in-Control

			Long-Term Incentives(3)
	Severance ($000)(1)	Welfare Benefits ($000)(2)	Performance Cash ($000)	Stock Options ($000)	Shares ($000)	Gross-Up ($000)(4)	Total ($000)
Hikmet Ersek	5,041.2	27.0	2,000.0	1,522.6	5,626.1	5,872.8	20,089.7
Scott T. Scheirman	2,599.6	20.3	733.3	474.5	1,001.1	1,203.6	6,032.4
Stewart A. Stockdale	3,000.0	20.3	866.7	563.2	4,554.4	1,920.1	10,924.7
Guy Battista	2,401.3	14.1	533.3	354.6	738.2	—	4,041.5
David G. Yates	2,027.0	6.5	466.7	198.6	880.6	—	3,579.4

Involuntary Termination Other Than for Death, Disability, or Cause

			Long-Term Incentives(3)
	Severance ($000)(1)	Welfare Benefits ($000)(2)	Performance Cash ($000)	Stock Options ($000)	Shares ($000)	Gross-Up ($000)	Total ($000)
Hikmet Ersek	5,041.2	27.0	1,416.7	752.7	1,294.7	—	8,532.3
Scott T. Scheirman	2,599.6	20.3	533.3	277.2	464.6	—	3,895.0
Stewart A. Stockdale	3,000.0	20.3	633.3	329.9	2,903.6	—	6,887.1
Guy Battista(5)	2,401.3	14.1	400.0	—	353.8	—	3,169.2
David G. Yates	2,027.0	6.5	97.2	43.1	122.2	—	2,296.0

Death or Disability

			Long-Term Incentives(3)
	Severance ($000)	Welfare Benefits ($000)	Performance Cash ($000)	Stock Options ($000)	Shares ($000)	Gross-Up ($000)	Total ($000)
Hikmet Ersek	—	—	2,000.0	1,522.6	5,626.1	—	9,148.7
Scott T. Scheirman	—	—	733.3	474.5	1,001.1	—	2,208.9
Stewart A. Stockdale	—	—	866.7	563.2	4,554.4	—	5,984.3
Guy Battista	—	—	533.3	354.6	738.2	—	1,626.1
David G. Yates	—	—	466.7	198.6	880.6	—	1,545.9

Change-in-Control Without Termination

Long-Term Incentives(3)
	Severance ($000)(1)	Welfare Benefits ($000)(2)	Performance Cash ($000)	Stock Options ($000)	Shares ($000)	Gross-Up ($000)(4)	Total ($000)
Hikmet Ersek	—	—	—	—	—	—	—
Scott T. Scheirman	—	—	—	—	—	—	—
Stewart A. Stockdale	—	—	—	—	1,406.8	—	1,406.8
Guy Battista	—	—	—	—	—	—	—
David G. Yates	—	—	—	—	—	—	—

Footnotes:

(1)	Amounts in this column represent severance payments equal to the named executive officer’s pro rata bonus for 2010 plus two times the sum of the named executive officer’s base salary and target bonus. The pro rata bonus is calculated as the target bonus for the named executive officer because the termination is assumed to have occurred on December 31, 2010, the last day of the performance period.
(2)	Amounts in this column represent a lump sum cash payment equal to the product of (i) the difference in cost between the named executive officer’s actual health premiums and COBRA health premiums as of December 31, 2010 and (ii) 18, the number of months of continuing COBRA coverage.
(3)	Amounts in these columns reflect the long-term incentive awards to be received upon a termination or a change-in-control calculated in accordance with the Western Union Executive Severance Policy and the Long-Term Incentive Plan. In the case of stock grants, the equity value represents the value of the shares (determined by multiplying the closing price of $18.57 per share on December 31, 2010 by the number of unvested shares of restricted stock that would vest upon a change-in-control or following termination, death or disability) plus the value of related dividend equivalents credited to the account of each named executive officer. In the case of option awards, the equity value was determined by multiplying (i) the spread between the exercise price and the closing price of $18.57 per share on December 31, 2010 and (ii) the number of unvested option shares that would vest following termination, death, disability or upon a change-in-control. The calculation with respect to unvested long-term incentive awards reflects the following additional assumptions under the Western Union Executive Severance Policy and the Long-Term Incentive Plan:

Pre-February 17, 2009 Grants

Event	Unvested Stock Options	Unvested Restricted Stock
Change-in-Control	Accelerate	Accelerate

Involuntary Termination (Not for Cause)	Vesting continues during severance period, unvested options at end of the severance period are forfeited	Prorated vesting by grant based on ratio of days since grant to total days in vesting period

Death or Disability	Accelerate	Accelerate

Retirement	Vesting continues for a period of four years or, if earlier, until the expiration date	Forfeit

February 17, 2009 and Later Grants

Event	Unvested Stock Options	Unvested Restricted Stock (Other than Career Shares)	Career Shares	Performance Cash
Change-in-Control (Terminate within 24-month Period)	Accelerate	Accelerate	Accelerate	Award is converted to restricted cash at time of change-in-control. Restricted cash is payable in year immediately following year of termination.

Change-in-Control (Terminate after 24-month Period)

Prorated vesting by tranche based on ratio of days since grant to total days in vesting period.

Effective for grants on February 24, 2011 and later, prorated vesting by grant based on ratio of days since grant to total days in vesting period

		Prorated vesting by grant based on ratio of days since grant to total days in vesting period.	Forfeit other than Mr. Stockdale’s 2010 career share grant, which accelerates.	Award is converted to restricted cash at time of change-in-control. Restricted cash is payable in the second year following end of performance period.

Change-in-Control (No Termination)	Vesting continues under normal terms.	Vesting continues under normal terms.	Vesting continues under normal terms.	Award is converted to restricted cash at time of change-in-control. Vesting continues under normal terms.

Event	Unvested Stock Options	Unvested Restricted Stock (Other than Career Shares)	Career Shares	Performance Cash

Involuntary Termination (Not for Cause)

Prorated vesting by tranche based on ratio of days since grant to total days in vesting period.

Effective for grants on February 24, 2011 and later, prorated vesting by grant based on ratio of days since grant to total days in vesting period.

		Prorated vesting by grant based on ratio of days since grant to total days in vesting period.	Forfeit other than Mr. Stockdale’s 2010 career share grant, which accelerates.	Prorated vesting by grant based on actual performance results and ratio of days employed during the performance period to total days in the performance period.

Death or Disability	Accelerate	Accelerate	Accelerate	Accelerated vesting and award is payable to the extent earned based on actual performance results.

Retirement

Vesting continues for a period of four years, or if earlier, until the expiration date.

Effective for grants on February 24, 2011 and later, prorated vesting by grant based on ratio of days since grant to total days in vesting period, with an exercise period equal to the earlier of (i) two years post-termination (three years, in the case of the CEO) and (ii) the expiration date.

		Forfeit Effective for grants on February 24, 2011 and later, prorated vesting by grant based on ratio of days since grant to total days in vesting period.	Forfeit	Forfeit

(4)	Amounts in this column reflect tax gross-up calculations assuming a blended effective tax rate of approximately 40% and a 20% excise tax incurred on excess parachute payments, as calculated in accordance with Internal Revenue Code Sections 280G and 4999. The equity is valued using a closing stock price of $18.57 on December 31, 2010.

(5)	The amounts reported represent the amounts Mr. Battista will receive following his termination of employment, effective December 31, 2010. Because Mr. Battista was retirement eligible on the date of his separation from the Company, he will continue vesting in his outstanding stock options for a period of four years after his separation from the Company.

Risk Management and Compensation

Appropriately incentivizing behaviors which foster the best interests of the Company and its stockholders is an essential part of the compensation-setting process. The Company believes that risk-taking is necessary for continued innovation and growth, but that risks should be encouraged within parameters that are appropriate for the long-term health and sustainability of the business. As part of its compensation setting process, the Company evaluates the merits of its compensation programs through a comprehensive review of its compensation policies and programs to determine whether they encourage unnecessary or inappropriate risk-taking by the Company’s employees. Based on this review, the Company has concluded that the risks arising from its compensation programs are not reasonably likely to have a material adverse effect on the Company.

Management and our independent compensation consultant, Frederic W. Cook & Co., Inc., review each compensation program, including the all-employee program and the programs tied to the performance of individual business units. The team maps the level of “enterprise” risk for each business area, as established through the Company’s enterprise risk management oversight process, with the level of compensation risk for the associated incentive programs. In developing the risk assessment, the team reviews the compensation programs within each business area for:

•	The mix of fixed versus variable pay;

•	The performance metrics to which pay is tied;

•	Whether the pay opportunity is capped;

•	The timing of payout;

•	Whether “clawback” adjustments are permitted;

•	The use of equity awards; and

•	Whether stock ownership guidelines apply.

Annual cash incentive awards are tied primarily to corporate revenue and operating income growth objectives. These metrics encourage performance that supports the business as a whole. Maximum payout of the annual cash incentive awards is capped at 200% of target. Our executives are also expected to meet share ownership guidelines in order to align the executives’ interests with those of our stockholders. The addition of performance-based components to the long-term incentive plan awards increases cross-functional executive focus in the coming years on the Company’s strategic initiatives which are critical to addressing regulatory, market and operational risks and opportunities facing the business in the coming years. Also, if an executive’s fraud or misconduct results in excessive incentive award payments, the Company’s clawback policy permits the Company to recover those payments. This policy helps to discourage inappropriate and excessive risks, as executives will be held accountable for conduct which is harmful to the Company’s financial and reputational health.

Proposal 3

ADVISORY VOTE ON EXECUTIVE COMPENSATION

The Company is providing stockholders an advisory vote on executive compensation as required by Section 14A of the Exchange Act. Section 14A was added to the Exchange Act by Section 951 of the Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Dodd-Frank Act”). The advisory vote on executive compensation is a non-binding vote on the compensation of the Company’s named executive officers, as described in the Compensation Discussion and Analysis section, the tabular disclosure regarding such compensation, and the accompanying narrative disclosure, set forth in this proxy statement. The advisory vote on executive compensation is not a vote on the Company’s general compensation policies or the compensation of the Company’s Board of Directors. The Dodd-Frank Act requires the Company to hold the advisory vote on executive compensation at least once every three years.

The Company believes that its compensation policies and procedures, which are outlined in the Compensation Discussion and Analysis section of this proxy statement, support the goals of:

•	holding our executives accountable and rewarding them for successful results;

•	aligning our executives’ goals with our stockholders’ interests; and

•	attracting, retaining and motivating exemplary executive talent around the world, suited to the Company’s unique nature and structure.

The Compensation and Benefits Committee of the Board continually reviews best practices in executive compensation in order to ensure that the Company’s executive compensation program achieves these goals. As a result of this review process, the Compensation and Benefits Committee revised the Company’s executive compensation practices in recent years, including the following:

•	instituting a “double trigger” for the acceleration of equity awards that result from a change-in-control of the Company;

•	changing the mix of long-term incentive plan awards to include components tied to the achievement of strategic and financial goals;

•	eliminating tax gross-ups for severance payments resulting from a change-in-control of the Company for new executives; and

•	adopting a policy that allows the Company to recapture incentive payments paid to an executive who engages in financial misconduct.

These changes, in combination with compensation benchmarked at or above the median pay of our peers, limited executive perquisites, executive stock ownership guidelines and reasonable severance pay multiples contribute to an executive compensation program that is competitive yet strongly aligned with stockholder interest.

The Board recommends that you vote in favor of the following “say-on-pay” resolution:

RESOLVED, that the stockholders of the Company approve, on an advisory basis, the compensation of the Company’s named executive officers, as disclosed pursuant to Item 402 of Regulation S-K in the Compensation Discussion and Analysis section, the tabular disclosure regarding such compensation, and the accompanying narrative disclosure, each as set forth in the Company’s 2011 annual meeting proxy statement.

Because your vote is advisory, it will not be binding upon the Board of Directors. However, the Compensation and Benefits Committee may take into account the outcome of the vote when considering future executive compensation arrangements.

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR PROPOSAL 3.

Proposal 4

ADVISORY VOTE ON THE FREQUENCY OF THE VOTE ON EXECUTIVE COMPENSATION

In accordance with the requirements of Section 14A of the Exchange Act and the related rules of the SEC, we are providing the Company’s stockholders with the opportunity to cast a non-binding vote on whether a non-binding stockholder vote to approve the compensation of our named executive officers (such as a vote similar to Proposal 3) should occur every one, two or three years. As noted above, Section 14A was added to the Exchange Act by Section 951 of the Dodd-Frank Act.

The Board has determined that an advisory vote on executive compensation every one year is the best approach for the Company based on a number of considerations, including the vote frequency which the Board believes the majority of our investors prefer.

Stockholders are not voting to approve or disapprove of the Board’s recommendation. Instead, the proxy card provides stockholders with four choices with respect to this proposal: (1) one year, (2) two years, (3) three years or (4) abstaining from voting on the proposal. We are asking our stockholders to indicate their support for the non-binding advisory vote on executive compensation to be held every one year.

Generally, approval of any matter presented to stockholders requires the vote of a majority of the shares of common stock represented at the annual meeting and entitled to vote thereon. However, because this vote is advisory and non-binding, if none of the frequency options receive the vote of a majority of the shares of common stock represented at the annual meeting and entitled to vote thereon, the option receiving the greatest number of votes will be considered the frequency recommended by the Company’s stockholders. Even though this vote will neither be binding on the Company or the Board, the Board of Directors will take into account the result of the vote when determining the frequency of future say-on-pay votes.

THE BOARD RECOMMENDS THAT YOU VOTE “ONE YEAR” WITH RESPECT TO PROPOSAL 4.

Proposal 5

STOCKHOLDER PROPOSAL ON THE ELIMINATION OF THE CLASSIFICATION OF THE BOARD OF DIRECTORS

The Nathan Cummings Foundation of 475 Tenth Avenue, 14th Floor, New York, New York 10018, owner of 1,200 shares of the Company’s common stock, has notified the Company that it intends to present a proposal for consideration at the 2011 annual meeting of stockholders. As required by the Exchange Act, the text of the stockholder proposal and supporting statement appear as submitted to the Company by the proponent. The Board and the Company accept no responsibility for the contents of the proposal or the supporting statement.

Stockholder Proposal

PROPOSAL TO REPEAL CLASSIFIED BOARD

RESOLVED, that shareholders of The Western Union Company urge the Board of Directors to take all necessary steps (other than any steps that must be taken by shareholders) to eliminate the classification of the Board of Directors, and to require that all directors elected at or after the annual meeting held in 2012 stand for elections on an annual basis. Implementation of this proposal should not affect the unexpired terms of any directors elected to the Board of Directors at or prior to the annual meeting of the company held in 2011.

SUPPORTING STATEMENT

This resolution, submitted by the Nathan Cummings Foundation with the assistance of the American Corporate Governance Institute, LLC, urges the board of directors to facilitate a declassification of the board. Such a change would enable shareholders to register their views on the performance of all directors at each annual meeting. Having directors stand for elections annually makes directors more accountable to shareholders, and could thereby contribute to improving performance and increasing firm value.

Over the past decade, many S&P 500 companies have declassified their board of directors. According to FactSet Research Systems, between 2000 and 2009, the number of S&P 500 companies with classified boards declined from 300 to 164. Furthermore, according to Georgeson reports, there were 187 shareholder proposals to declassify boards during the five proxy seasons of 2006 through 2010. The average percentage of votes cast in favor of proposals to declassify exceeded 65% in each of these five years.

The significant shareholder support for proposals to declassify boards is consistent with evidence in academic studies that classified boards could be associated with lower firm valuation and/or worse corporate decision-making. Studies report that:

•	takeover targets with classified boards are associated with lower gains to shareholders (Bebchuk, Coates, and Subramanian, 2002);

•	classified boards are associated with lower firm valuation (Bebchuk and Cohen, 2005);

•	firms with classified boards are more likely to be associated with value-decreasing acquisition decisions (Masulis, Wang, and Xie, 2007); and

•	classified boards are associated with lower sensitivity of compensation to performance and lower sensitivity of CEO turnover to firm performance (Faleye, 2007).

Although one study (Bates, Becher and Lemmon, 2008) reports that classified boards are associated with higher takeover premiums, this study also reports that classified boards are associated with a lower likelihood of an acquisition, and that classified boards are associated with lower firm valuation.

Please vote for this proposal to make directors more accountable to shareholders.

Board of Directors’ Statement in Opposition

The Board has seriously considered the proposal requesting to de-classify the Board and require annual election of all of the Company’s directors. After careful consideration, the Board strongly believes this proposal is not in the best interests of the Company or its stockholders and recommends that the stockholders vote AGAINST this proposal.

The Board first determined that a classified board structure—where the Board of Directors is divided into three classes and directors are elected to staggered three-year terms with members of one of the three classes being elected every year—was in the best interests of the Company and its stockholders in 2006 when the Company became independent. Since then, the Board has remained committed to corporate governance policies that are in the particular best interests of the Company and its stockholders. The Board regularly reviews the Company’s governance structure, policies, and practices, and makes changes that it determines to be in the best interests of the Company and its stockholders, such as the implementation of majority voting in the election of directors in 2007.

The Corporate Governance and Public Policy Committee of the Board of Directors, composed entirely of independent directors, regularly considers and evaluates a broad range of corporate governance issues affecting the Company, including whether to maintain the Company’s current classified Board structure. In its most recent review and in connection with its review of this stockholder proposal, the committee considered the history of the classified Board system, the current industry environment, and arguments for and against a classified Board system. After careful consideration, the committee concluded that the continuity and quality of leadership that results from a classified Board creates long-term stockholder value and is in the best interests of the Company and its stockholders. The Corporate Governance and Public Policy Committee and the Board oppose the proposal for the following reasons:

Accountability to Stockholders and Strong Corporate Governance

The proponent’s assertion that the classified board structure diminishes a director’s accountability to Company stockholders is unfounded. Each director is required to uphold his or her fiduciary duties to the Company and its stockholders, regardless of the length of his or her term of service or the frequency of his or her standing for re-election. Stockholders already have a meaningful opportunity at each annual meeting of stockholders to communicate their views on the Board’s oversight of the management of the Company through the director election process. Accountability depends on the selection of responsible and experienced individuals, not on whether they serve terms of one year or three years.

Stability and Continuity

The classified Board structure is designed to provide stability, enhance long-term planning and ensure that, at any given time, there are directors serving on the Board who are familiar with the Company, its complex money transfer and payments business, and its strategic goals. The classified Board structure also provides flexibility by requiring the annual election of thirty to forty-percent of the directors and a majority of the directors over a two-year period. Experienced directors who are knowledgeable about the Company’s complex business environment are a valuable resource and are better positioned to make decisions that are in the best interests of the Company and its stockholders. Staggered terms give the Company’s new directors an opportunity to gain knowledge about the Company’s business from its continuing directors. If all directors were elected annually, the Board could be composed entirely of directors who were unfamiliar with the Company and its business strategies. This could jeopardize the Company’s long-term strategies and growth plans. The Board believes that the Company’s current classified Board is prudent and necessary for the protection of all stockholders.

A classified Board also assists the Company in attracting and retaining highly qualified directors who are willing to commit the time and resources necessary to understand the Company, its operations and its competitive environment. The Board believes that agreeing to serve a three-year term demonstrates a nominee’s commitment to the Company over the long-term. Given the current corporate governance climate, in which many qualified individuals are increasingly reluctant to serve on public boards, the Company could also be placed at a competitive disadvantage in recruiting qualified director candidates if their Board service could potentially be only for a one-year period.

Enhancement of Board Independence

The Board believes that electing directors to three-year terms, rather than one-year terms, enhances the independence of non-employee directors by providing them with a longer assured term of office, thereby insulating them from pressures from special interest groups who might have an agenda contrary to the long-term interests of all stockholders. The Company’s current classified Board structure permits its directors to act independently and on behalf of stockholders without worrying whether they will be re-nominated by the other members of the Board each year. The freedom to focus on the long-term interests of the Company instead of on the re-nomination process leads to greater independence and better governance.

Protection against Certain Takeovers

A classified Board reduces the Company’s vulnerability to unfriendly or unsolicited takeover tactics that may not be in the best interests of the Company’s stockholders. A classified Board structure encourages such third parties to negotiate at arms’ length with the Board. Because, under the current structure of the Company’s Board, only up to forty-percent of the Company’s directors are elected at any given annual meeting of stockholders, at least two annual meetings would be required to effect a change in control of the Board, giving the directors the time and leverage necessary to evaluate the adequacy and fairness of any takeover proposal, consider alternative proposals, and to ultimately negotiate the best result for all stockholders. Absent a classified Board, a potential acquirer could unilaterally gain control of the Company by acquiring or obtaining voting control over a sufficient number of shares of the Company’s common stock to replace the entire Board with its own nominees at a single annual meeting, and without paying a fair value to the Company’s other stockholders. Having a classified Board does not prevent unsolicited takeover attempts, but it empowers the incumbent Board to negotiate terms to maximize the value of the transaction to all stockholders.

Actions of Other Companies

The proponent states that in recent years many S&P 500 companies have determined to hold annual elections of directors. Each of those companies made the decision to conduct annual director elections in light of its own particular financial and market circumstances. The Board does not blindly follow the trends of other companies. The fact that many large companies have taken steps to remove their classified boards is not, in the Board’s judgment, a persuasive reason for the Company to undertake the same initiative.

Required Vote; Recommendation Only

The affirmative vote of the holders of a majority of shares of the Company’s common stock present in person or represented by proxy at the Meeting and entitled to vote on the subject matter is required to approve this Proposal 5. Stockholders should be aware that this stockholder proposal is simply a request that the Board take the action stated in the proposal. Approval of this proposal may not result in the requested action being taken by the Board of Directors, and therefore, its approval would not effectuate the declassification of the Board of Directors.

THE BOARD RECOMMENDS THAT YOU VOTE AGAINST PROPOSAL 5.

EQUITY COMPENSATION PLAN INFORMATION

The following table gives information, as of December 31, 2010, about our Common Stock that may be issued upon the exercise of options and settlement of other equity awards under all compensation plans under which equity securities are reserved for issuance. The Western Union Company 2006 Long-Term Incentive Plan and The Western Union Company 2006 Non-Employee Director Equity Compensation Plan are our only equity compensation plans pursuant to which our equity securities are authorized for issuance.

Plan category	Number of securities to be issued upon exercise of outstanding options, warrants and rights		Weighted-average exercise price of outstanding options, warrants and rights		Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
	(a)		(b)		(c)
Equity compensation plans approved by security holders	40,265,462	(1)	$18.76	(2)	36,818,550	(3)
Equity compensation plans not approved by security holders	—		N/A		—
Total	40,265,462	(1)	$18.76	(2)	36,818,550	(3)

Footnotes:

(1)	Includes 2,566,564 restricted stock units and deferred stock units that were outstanding on December 31, 2010 under The Western Union Company 2006 Long-Term Incentive Plan and The Western Union Company 2006 Non-Employee Director Equity Compensation Plan. Restricted stock unit awards and deferred stock unit awards may be settled only for shares of Common Stock on a one-for-one basis.
(2)	Only option awards were used in computing the weighted-average exercise price.
(3)	This amount represents shares of Common Stock available for issuance under The Western Union Company 2006 Long-Term Incentive Plan and The Western Union Company 2006 Non-Employee Director Equity Compensation Plan. Awards available for grant under The Western Union Company 2006 Long-Term Incentive Plan include stock options, stock appreciation rights, restricted stock, restricted stock units, performance grants, and any combination of the foregoing awards. Awards available for grant under The Western Union Company 2006 Non-Employee Director Equity Compensation Plan include non-qualified stock options, stock appreciation rights, restricted stock, restricted stock units, unrestricted stock units, and any combination of the foregoing awards.

STOCK BENEFICIALLY OWNED BY DIRECTORS, EXECUTIVE OFFICERS

AND OUR LARGEST STOCKHOLDERS

The following table sets forth the beneficial ownership of Common Stock by each person or group that is known by us to be the beneficial owner of more than five percent (5%) of our Common Stock, all directors and nominees, each of the executive officers named in the Summary Compensation Table contained in this Proxy Statement, and all directors and executive officers as a group. Except as otherwise noted, (i) the information is as of March 22, 2011, (ii) each person has sole voting and investment power of the shares, and (iii) the business address of each person shown below is 12500 East Belford Avenue, Englewood, Colorado 80112.

Name of Beneficial Owner	Address	Amount and Nature of Beneficial Ownership		Percentage of Outstanding Shares
5% Owners
Wellington Management Company, LLP	280 Congress Street, Boston, MA 02210	58,602,020	(1)	8.94	%(1)
T. Rowe Price Associates, Inc.,	100 E. Pratt Street, Baltimore, MD 21202	50,678,099	(2)	7.70	%(2)
BlackRock, Inc.	40 East 52nd Street, New York, NY 10022	46,100,899	(3)	7.03	%(3)
Directors and Named Executive Officers(4)
Dinyar S. Devitre		82,052		*
Hikmet Ersek		785,646		*
Jack M. Greenberg		478,027		*
Betsy D. Holden		58,980		*
Alan J. Lacy		73,874		*
Linda Fayne Levinson		111,939		*
Roberto G. Mendoza		102,063		*
Michael A. Miles, Jr.		53,980		*
Dennis Stevenson		112,058		*
Wulf von Schimmelmann		26,789		*
Guy A. Battista(5)		1,409,389		*
Ranjana B. Clark(6)		63,897		*
Scott T. Scheirman		375,672		*
Stewart A. Stockdale		160,520		*
David G. Yates		0		0%
All directors and executive officers as a group (17 persons)(7)		3,537,142		*

*	Less than 1%.
(1)	The number of shares held and percentage of outstanding shares was obtained from the holder’s Amendment No. 4 to Schedule 13G filing with the Securities and Exchange Commission dated February 14, 2011, which reports ownership as of December 31, 2010. The Schedule 13G filing indicates that the holder had shared power to vote or direct the vote of 36,749,879 shares, shared power to dispose of or direct the disposition of 58,602,020 shares, and sole power to vote or direct the vote of, and sole power to dispose of or direct the disposition of, no shares.
(2)	The number of shares held and percentage of outstanding shares was obtained from the holder’s Amendment No. 3 to Schedule 13G filing with the Securities and Exchange Commission dated February 14, 2011, which reports ownership as of December 31, 2010. The Schedule 13G filing indicates that the holder had sole power to vote or direct the vote of 12,894,545 shares, sole power to dispose of or direct the disposition of 50,602,599 shares, and shared power to vote or direct the vote of, and shared power to dispose of or direct the disposition of, no shares.

(3)	The number of shares held and percentage of outstanding shares was obtained from the holder’s Schedule 13G filing with the Securities and Exchange Commission dated January 21, 2011, which reports ownership as of December 31, 2010. The Schedule 13G filing indicates that the holder had sole power to vote or direct the vote of, and sole power to dispose of or direct the disposition of, 46,100,899 shares, and shared power to vote or direct the vote of, and shared power to dispose of or direct the disposition of, no shares.
(4)	Does not include ownership by Christina A. Gold as she is no longer employed by the Company and the Company does not have access to information regarding her ownership. The number of shares reported includes shares covered by options that are exercisable within 60 days of March 22, 2011 as follows: Mr. Devitre, 82,052; Mr. Ersek, 759,172; Mr. Greenberg, 423,103; Ms. Holden, 53,980; Mr. Lacy, 63,874; Ms. Fayne Levinson, 111,939; Mr. Mendoza, 102,063; Mr. Miles, 53,980; Mr. Stevenson, 107,058; Mr. von Schimmelmann, 26,789; Mr. Battista, 1,278,418; Ms. Clark, 48,382; Mr. Scheirman, 352,698; Mr. Stockdale, 86,167; Mr. Yates, 0; all directors and executive officers as a group (not including Mr. Battista, Ms. Clark, or Ms. Gold), 3,305,813.
(5)	The number of shares held by Mr. Battista is as of March 3, 2011.
(6)	The number of shares held by Ms. Clark is as of March 24, 2011.
(7)	Does not include Mr. Battista, Ms. Clark, or Ms. Gold as they are no longer employed by the Company.

CERTAIN TRANSACTIONS AND OTHER MATTERS

We or one of our subsidiaries may occasionally enter into transactions with certain “related persons.” Related persons include our executive officers, directors, nominees for directors, 5% or more beneficial owners of our Common Stock and immediate family members of these persons. We refer to transactions involving amounts in excess of $120,000 and in which the related person has a direct or indirect material interest as “related person transactions.” Each related person transaction must be approved or ratified in accordance with the Company’s written Related Person Transactions Policy by the Corporate Governance and Public Policy Committee of the Board of Directors or, if the Corporate Governance and Public Policy Committee of the Board of Directors determines that the approval or ratification of such related person transaction should be considered by all disinterested members of the Board of Directors, by the vote of a majority of such disinterested members.

The Corporate Governance and Public Policy Committee considers all relevant factors when determining whether to approve a related person transaction including, without limitation, the following:

•	the size of the transaction and the amount payable to a related person;

•	the nature of the interest of the related person in the transaction;

•	whether the transaction may involve a conflict of interest; and

•

whether the transaction involves the provision of goods or services to the Company that are available from unaffiliated third parties and, if so, whether the transaction is on terms and made under circumstances that are at least as favorable to the Company as would be available in comparable transactions with or involving unaffiliated third parties.

The Company’s Related Person Transactions Policy is available through the “Investor Relations, Corporate Governance” portion of the Company’s website, www.westernunion.com.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the Company’s directors, executive officers and persons who own more than 10% of the Company’s Common Stock, as well as certain affiliates of such persons, to file with the Securities and Exchange Commission and the New York Stock Exchange initial reports of ownership and reports of changes in ownership of the Company’s Common Stock. Based solely on the Company’s review of the reports that have been filed by or on behalf of such persons in this regard and written representations from them that no other reports were required, during and for the fiscal year ended December 31, 2010, all Section 16(a) filing requirements applicable to the Company’s directors, executive officers and greater than 10% stockholders were met.

* * *

This Proxy Statement is provided to you at the direction of the Board of Directors.

David L. Schlapbach

Executive Vice President,

General Counsel

and Secretary

Shareowner ServicesSM
P.O. Box 64945
St. Paul, MN 55164-0945	COMPANY #

Vote by Internet, Telephone or Mail
24 Hours a Day, 7 Days a Week
Your phone or Internet vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

INTERNET – www.eproxy.com/wu Use the Internet to vote your proxy until 12:00 p.m. (CT) on May 19, 2011.

PHONE – 1-800-560-1965 Use a touch-tone telephone to vote your proxy until 12:00 p.m. (CT) on May 19, 2011.

MAIL – Mark, sign and date your proxy card and return it in the postage-paid envelope provided.

If you vote your proxy by Internet or by Telephone, you do NOT need to mail back your Proxy Card.

TO VOTE BY MAIL AS THE BOARD OF DIRECTORS RECOMMENDS ON ALL ITEMS BELOW,

SIMPLY SIGN, DATE, AND RETURN THIS PROXY CARD.

The Board of Directors Recommends a Vote FOR Items 1 through 5.

	FOR	AGAINST	ABSTAIN
Election of Directors:

1. Hikmet Ersek	☐	☐	☐

2. Jack M. Greenberg	☐	☐	☐

3. Linda Fayne Levinson	☐	☐	☐

Other Matters:

4. Ratification of Selection of Auditors	☐	☐	☐

5. Advisory Vote on Executive Compensation	☐	☐	☐
The Board of Directors Recommends a Vote for a 1-YEAR frequency for Item 6.

	1-Year	2-Year	3-Year	Abstain

6. Advisory Vote on the Frequency of the Vote on Executive Compensation	☐	☐	☐	☐

The Board of Directors Recommends a Vote AGAINST Item 7.

	FOR	AGAINST	ABSTAIN

7. Stockholder Proposal Regarding the Elimination of the Classification of the Board of Directors	☐	☐	☐

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, WILL BE VOTED FOR ITEMS 1, 2, 3, 4 AND 5, FOR A 1-YEAR FREQUENCY WITH RESPECT TO ITEM 6 AND AGAINST ITEM 7. For shares held in The Western Union Company Incentive Savings Plan (the Plan), the Plan’s Trustee will vote the shares as directed. If no direction is given on how to vote the shares to the Trustee by 12:00 p.m. (CT) on May 17, 2011, the Plan’s Trustee will vote your shares held in the Plan in the same proportion as the shares for which it receives instructions from all other participants in the Plan.

Address Change? Mark box, sign, and indicate changes below: ☐	Date

Signature(s) in Box
Please sign exactly as your name(s) appears on Proxy. If held in joint tenancy, all persons should sign. Trustees, administrators, etc., should include title and authority. Corporations should provide full name of corporation and title of authorized officer signing the Proxy.

THE WESTERN UNION COMPANY

ANNUAL MEETING OF STOCKHOLDERS

May 20, 2011

8:00 a.m.

505 Fifth Avenue, 7th Floor

New York, NY 10019

The Western Union Company
12500 East Belford Avenue
Englewood, CO 80112	proxy

This proxy is solicited by the Board of Directors for use at the Annual Meeting on May 20, 2011.

The shares of stock you hold in your account or in a dividend reinvestment account will be voted as you specify on the reverse side.

If no choice is specified, the proxy will be voted “FOR” Items 1, 2, 3, 4 and 5, for a “1-YEAR” frequency with respect to Item 6 and “AGAINST” Item 7.

By signing the proxy, you revoke all prior proxies and appoint Hikmet Ersek and Scott T. Scheirman, and each of them with full power of substitution, to vote your shares on the matters shown on the reverse side and any other matters which may come before the Annual Meeting and all adjournments.

See reverse for voting instructions.

XXXXXXXX